As filed with the Securities and Exchange Commission on March 23, 2007
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LEAP WIRELESS INTERNATIONAL, INC.
CRICKET COMMUNICATIONS, INC.
SUBSIDIARY GUARANTORS LISTED ON SCHEDULES A, B AND C HERETO
(Exact names of registrants as specified in their charters)

Leap Wireless International, Inc. Cricket Communications, Inc. Delaware (State or other jurisdiction of incorporation or organization)	4812 (Primary Standard Industrial Classification Code Number)	Leap Wireless International, Inc. 33-0811062 Cricket Communications, Inc. 33-0879924 (I.R.S. Employer Identification Number)

10307 Pacific Center Court
San Diego, CA 92121
(858) 882-6000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Notice to:	Copies to:
Robert J. Irving, Jr., Esq.	Barry M. Clarkson, Esq.
Senior Vice President and General Counsel	Eric J. Stier, Esq.
Leap Wireless International, Inc.	Latham & Watkins LLP
10307 Pacific Center Court	12636 High Bluff Drive, Suite 400
San Diego, California 92121	San Diego, California 92130
(858) 882-6000	(858) 523-5400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed
		Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered	Per Share(1)	Offering Price	Fee(1)
9.375% Senior Notes due 2014	$750,000,000	100%	$750,000,000	$23,025
Guarantees of 9.375% Senior Notes due 2014	N/A	N/A	N/A	(2)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933.

(2)	No additional registration fee is due for guarantees pursuant to Rule 457(n) under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such dates as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SCHEDULE A
SUBSIDIARY GUARANTORS

Name	Jurisdiction

Backwire.com, Inc.	Delaware
Telephone Entertainment Network, Inc.	Delaware
Cricket Licensee (Reauction), Inc.	Delaware
Cricket Licensee I, Inc.	Delaware
Chasetel Real Estate Holding Company, Inc.	Tennessee
Cricket Alabama Property Company	Delaware
Cricket Arizona Property Company	Delaware
Cricket Arkansas Property Company	Delaware
Cricket California Property Company	Delaware
Cricket Colorado Property Company	Delaware
Cricket Florida Property Company	Delaware
Cricket Georgia Property Company, Inc.	Delaware
Cricket Idaho Property Company	Delaware
Cricket Illinois Property Company	Delaware
Cricket Indiana Property Company	Delaware
Cricket Kansas Property Company	Delaware
Cricket Kentucky Property Company	Delaware
Cricket Michigan Property Company	Delaware
Cricket Minnesota Property Company	Delaware
Cricket Mississippi Property Company	Delaware
Cricket Nebraska Property Company	Delaware
Cricket Nevada Property Company	Delaware
Cricket New Mexico Property Company	Delaware
Cricket New York Property Company	Delaware
Cricket North Carolina Property Company	Delaware
Cricket Ohio Property Company	Delaware
Cricket Oklahoma Property Company	Delaware
Cricket Oregon Property Company	Delaware
Cricket Pennsylvania Property Company	Delaware
Cricket Texas Property Company	Delaware
Cricket Utah Property Company	Delaware
Cricket Washington Property Company	Delaware
Cricket Wisconsin Property Company	Delaware
Leap PCS Mexico, Inc.	California

SCHEDULE B
SUBSIDIARY GUARANTORS

Alaska Native Broadband 1, LLC	Delaware

SCHEDULE C
SUBSIDIARY GUARANTORS

Alaska Native Broadband 1 License, LLC	Delaware

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any state.

SUBJECT TO COMPLETION, DATED MARCH 23, 2007

PROSPECTUS

Cricket Communications, Inc.
Offer to exchange its 9.375% Senior Notes due 2014, which have been registered under the
Securities Act of 1933, for any and all of its outstanding 9.375% Senior Notes due 2014

The exchange offer and withdrawal rights will expire at 5:00 p.m.,
New York City time, on          , 2007, unless extended.

We are offering to exchange up to $750,000,000 aggregate principal amount of our new 9.375% Senior Notes due 2014, which have been registered under the Securities Act of 1933, referred to in this prospectus as the new notes, for any and all of our outstanding 9.375% Senior Notes due 2014, referred to in this prospectus as the old notes. The new notes and the old notes are collectively referred to in this prospectus as the “notes.”

We issued the old notes on October 23, 2006 in a transaction not requiring registration under the Securities Act. We are offering you new notes, with terms substantially identical to those of the old notes, in exchange for old notes in order to satisfy our registration obligations from that previous transaction. If you fail to tender your old notes, you will continue to hold unregistered notes that you will not be able to transfer freely.

See “Risk Factors” starting on page 18 of this prospectus for a discussion of risks associated with the exchange of old notes for the new notes offered hereby.

We will exchange new notes for all old notes that are validly tendered and not withdrawn before expiration of the exchange offer. You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer. The exchange procedure is more fully described in “The Exchange Offer — Procedures for Tendering.”

The terms of the new notes are identical in all material respects to those of the old notes, except that the transfer restrictions and registration rights applicable to the old notes do not apply to the new notes. See “Description of New Notes” for more details on the terms of the new notes. We will not receive any proceeds from the exchange offer.

There is no established trading market for the new notes or the old notes. However, the new notes are expected to be eligible for trading in the Private Offerings, Resales, and Trading through Automatic Linkages Market commonly referred to as the Portal Market. The exchange of old notes for new notes should not be a taxable event for United States federal income tax purposes. See “Certain Federal Income Tax Considerations.” All broker-dealers must comply with the registration and prospectus delivery requirements of the Securities Act. See “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. We are not asking you for a proxy and you are requested not to send us a proxy.

The date of this prospectus is          , 2007

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal delivered with this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended, or the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding old notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business one year after such expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus as if we had authorized it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

Page

Where You Can Find More Information	iii
Incorporation by Reference	iii
Special Note Regarding Forward-Looking Statements	iv
Prospectus Summary	1
Summary Consolidated Financial Data and Other Data	11
Risk Factors	18
The Exchange Offer	34
Use of Proceeds	42
Selected Consolidated Financial Data	43
Description of New Notes	45
Description of Old Notes	85
Certain Federal Income Tax Considerations	85
Plan of Distribution	87
Legal Matters	87
Experts	87
EXHIBIT 3.3
EXHIBIT 3.4
EXHIBIT 5.1
EXHIBIT 12.1
EXHIBIT 21
EXHIBIT 23.1
EXHIBIT 25.1
EXHIBIT 99.1
EXHIBIT 99.2
EXHIBIT 99.3
EXHIBIT 99.4
EXHIBIT 99.5
EXHIBIT 99.6

About this Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC. We may add, update or change in a prospectus supplement any information contained in this prospectus. You should read this prospectus and any accompanying prospectus supplement, as well as any post-effective amendments to the registration statement of which this prospectus is a part, together with the additional information described under “Where You Can Find More Information” before you make any investment decision.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to exchange old notes for new notes only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any actual exchange of old notes for new notes.

As used in this prospectus, the terms “we,” “our,” “ours” and “us” refer to Leap Wireless International, Inc., a Delaware corporation and its wholly owned subsidiaries, unless the context suggests otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the new notes offered hereby. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and the new notes offered hereby, please see the registration statement and the exhibits and schedules filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules filed with the registration statement may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance therewith, we file annual, quarterly and periodic reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at www.leapwireless.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed with or furnished to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The reference to our web address does not constitute incorporation by reference of the information contained at such site.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to documents containing that information. The information incorporated by reference in this prospectus is important business and financial information about our company that is not included in or delivered with this prospectus, but is considered to be part of this prospectus. The information incorporated by reference and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than current reports furnished under Item 2 or Item 7 of Form 8-K) until our offering is completed or terminated.

(a) Leap’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed on March 1, 2007.

(b) Leap’s Current Reports on Form 8-K, filed on March 15, 2007, March 21, 2007 and March 23, 2007.

Any statement contained herein, or in any documents incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for the purpose of this prospectus to the extent that a subsequent statement contained herein or in any subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings, at no cost, by writing or telephoning us at Leap Wireless International, Inc., 10307 Pacific Center Court, San Diego, California, telephone: (858) 882-6368, Attention: Secretary. You may also obtain copies of these filings, at no cost, by accessing our website at www.leapwireless.com; however, the information found on our website is not considered part of this prospectus. To obtain timely delivery of any copies of filings requested, please write or telephone no later than          , 2007, five days prior to the expiration of the exchange offer.

This exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of outstanding old notes in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Except for the historical information contained herein, this prospectus contains or incorporates by reference “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current forecast of certain aspects regarding our future. You can identify most forward-looking statements by forward-looking words such as “believe,” “think,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would” and similar expressions in this prospectus. Such statements are based on currently available operating, financial and competitive information and are subject to various risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated or implied in our forward-looking statements. Such risks, uncertainties and assumptions include, among other things:

•	our ability to attract and retain customers in an extremely competitive marketplace;

•	changes in economic conditions that could adversely affect the market for wireless services;

•	the impact of competitors’ initiatives;

•	our ability to successfully implement product offerings and execute market expansion plans;

•	failure of the Federal Communications Commission, or FCC, to approve the transfer to Denali Spectrum License, LLC of the wireless license for which it was named the winning bidder in Auction #66;

•	delays in our market expansion plans resulting from delays in the availability of network equipment and handsets for the AWS spectrum we acquired in Auction #66, or resulting from requirements to clear the AWS spectrum of existing U.S. government and other private sector wireless operations, some of which are permitted to continue using the spectrum for several years;

•	our ability to attract, motivate and retain an experienced workforce;

•	our ability to comply with the covenants in our senior secured credit facilities, indenture and any future credit agreement, indenture or similar instrument, including the indenture governing the new notes to be issued pursuant to the exchange offer;

•	failure of our network or information technology systems to perform according to expectations; and

•	other factors detailed in the section entitled “Risk Factors” commencing on page 16 of this prospectus.

All forward-looking statements contained or incorporated by reference in this prospectus should be considered in the context of these risk factors. Except as required by applicable law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances contained or incorporated by reference in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. Accordingly, readers of this prospectus are cautioned not to place undue reliance on forward-looking statements.

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and does not contain all the information that you should consider before participating in the exchange offer. You should read the entire prospectus carefully, especially “Risk Factors” and the financial statements and related notes, before deciding to participate in the exchange offer described in this prospectus.

Overview of Our Business

We are a wireless communications carrier that offers digital wireless service in the United States of America, or U.S., under the “Cricket®” and “Jumptm Mobile” brands. Our Cricket service offers customers unlimited wireless service in their Cricket service area for a flat monthly rate without requiring a fixed-term contract or a credit check, and our Jump Mobile service offers customers a per-minute prepaid service. Cricket and Jump Mobile services are also offered in certain markets by LCW Wireless Operations, LLC, or LCW Operations, in which Leap owns an indirect 73.3% non-controlling interest. Leap also owns an 82.5% non-controlling interest in Denali Spectrum, LLC, or Denali, which participated in the FCC’s recent auction for Advanced Wireless Service licenses, or Auction #66, as a designated entity through its wholly owned subsidiary, Denali Spectrum License, LLC, or Denali License.

At December 31, 2006, Cricket and Jump Mobile services were offered in 22 states in the U.S. and had approximately 2,230,000 customers. As of December 31, 2006, we, Alaska Native Broadband 1 License, LLC, or ANB 1 License (now a wholly owned subsidiary of Cricket), and LCW Operations owned wireless licenses covering a total of 137.1 million potential customers, or POPs, in the aggregate, and our network in our operating markets covered approximately 48 million POPs. We are currently building out and launching additional markets. We anticipate that our combined network footprint will cover approximately 50 million POPs by mid-2007. In addition, we participated as a bidder in Auction #66, both directly and as an investor in Denali License. In Auction #66, we purchased 99 wireless licenses covering 123.1 million POPs (adjusted to eliminate duplication among certain overlapping Auction #66 licenses) for an aggregate purchase price of $710.2 million, and Denali License was named the winning bidder for one wireless license covering 59.8 million POPs (which includes markets covering 5.7 million POPs which overlap with certain licenses we purchased in Auction #66) for a net purchase price of $274.1 million. However, the post-auction grant of the license for which Denali License was named the winning bidder remains subject to FCC approval. We anticipate that these licenses will provide the opportunity to substantially enhance our coverage area and allow us and Denali License to launch Cricket service in numerous new markets in multiple construction phases over time.

We believe that our business model is different from most other wireless companies. Our services primarily target market segments underserved by traditional communications companies: our customers tend to be younger, have lower incomes and include a greater percentage of ethnic minorities. We have designed the Cricket service to appeal to customers who value unlimited mobile calling with a predictable monthly bill and who make the majority of their calls from within their Cricket service area. Our internal customer surveys indicate that approximately 50% of our customers use our service as their sole phone service and 90% as their primary phone service. For the year ended December 31, 2006, our customers used our Cricket service for an average of 1,450 minutes per month, which we believe was substantially above the U.S. wireless national carrier customer average.

The majority of wireless customers in the U.S. subscribe to post-pay services that require credit approval and a contractual commitment from the subscriber for a period of at least one year, and include overage charges for call volumes in excess of a specified maximum. According to International Data Corporation, U.S. wireless penetration was approximately 75% at December 31, 2006. We believe that customers who require a significantly larger amount of voice usage than average, are price-sensitive, have lower credit scores or prefer not to enter into fixed-term contracts represent a large portion of the remaining growth potential in the U.S. wireless market. We believe our services appeal strongly to these customer segments. We believe that we are able to serve these customers and generate significant operating income before depreciation and amortization, or OIBDA, because of our high-quality network and low customer acquisition and operating costs.

Our most popular service plan offers customers unlimited local and U.S. long distance service from their Cricket service area combined with unlimited use of multiple calling features and messaging services. More than 60% of Cricket customers as of December 31, 2006 subscribed to this plan, and a substantially higher percentage of new Cricket customers purchased this plan. We also offer a basic service plan which allows customers to make unlimited calls within their Cricket service area and receive unlimited calls from any area, and an intermediate service plan which also includes unlimited U.S. long distance service. During 2006, we introduced a higher value plan which includes unlimited mobile web access and coverage in all markets in which Cricket service is offered, in addition to the features offered by our other plans. Our per-minute prepaid service, Jump Mobile, brings Cricket’s attractive value proposition to customers who prefer to actively control their wireless usage and to allow us to better target the urban youth market.

We sell our Cricket handsets and service primarily through two channels: Cricket’s own retail locations and kiosks (the direct channel); and authorized dealers and distributors, including premier dealers, local market authorized dealers, national retail chains and other indirect distributors (the indirect channel). Premier dealers are independent dealers that sell Cricket products, usually exclusively, in stores that look and function similar to our company-owned stores, enhancing the in-store experience and level of customer service for customers and expanding our brand presence within a market. As of December 31, 2006, we, ANB 1 License and LCW Operations had 129 direct locations and 2,545 indirect distributors, including 690 premier dealers. Our direct sales locations were responsible for approximately 25% of our gross customer additions in 2006. Premier dealers tend to generate significantly more business than other indirect dealers. We may seek to expand the number of premier dealer locations in 2007. We place our direct and indirect retail locations strategically to focus on our target customer demographic and provide the most efficient market coverage while minimizing cost. As a result of our product design and cost-efficient distribution system, we believe that we have been able to achieve a cost per gross customer addition, or CPGA, which measures the average cost of acquiring a new customer, that is significantly lower than most of our competitors.

We believe that our business model is scalable and can be expanded successfully into adjacent and new markets because we offer a differentiated service and an attractive value proposition to our customers at costs significantly lower than most of our competitors. By building or enhancing market clusters, we are able to increase the size of our unlimited Cricket service area for our customers, while leveraging our existing network investments to improve our economic returns. We are also strategically expanding into new markets that meet our internally developed customer demographics and population density criteria. We, ANB 1 License and LCW Wireless launched 14 markets in 2006, and we currently expect to launch Cricket service covering approximately 3.0 million new covered POPs in Rochester, NY and areas in North Carolina and South Carolina during 2007.

Our Business Strengths

•	Simple, Differentiated Service. Our service plans are designed to attract customers by offering simple, predictable and affordable wireless services that are a competitive alternative to traditional wireless and wireline services. Unlike traditional wireless service providers, we offer high-quality service on a flat-rate, unlimited-usage basis, without requiring fixed-term contracts, early termination fees or credit checks, providing a “high value/low price” proposition for customers.

•	Proven Business Model. Our business model has enabled us to achieve significant growth in subscriber numbers in our existing markets, allowing us to spread our fixed costs over a growing customer base. Over the last eighteen months, we also have experienced significant growth in our average revenue per user, or ARPU, while maintaining customer acquisition and operation costs that are among the lowest in the industry.

•	Substantial Cash Flows from Existing Markets. From within our existing markets in which service was launched prior to December 31, 2005, we continue to generate substantial operating cash flows which service our financial obligations and fund growth. Throughout 2006, our operating cash flows helped to fund the initial build-out operating losses and working capital requirements of our newly launched markets. We expect that the markets that we have launched during 2006 will begin making a positive contribution to our cash flows in 2007 as well.

•	Low-Cost Provider. Our business model is designed to provide service to customers at a cost significantly lower than most of our competitors, enabling us to achieve attractive economics. We minimize capital costs by engineering our high-quality, efficient networks to cover only the areas of our markets where most of our potential customers live, work and play. We reduce general operating costs through our efficient network design that focuses on densely populated areas, lean overhead structure, a “fast follower” approach that reduces development costs, streamlined billing procedures and control of customer care expenses. We maintain low customer acquisition costs through our focused sales and marketing, low handset subsidies and cost-effective distribution strategies.

•	Attractive Growth Prospects. We believe that our business model is highly scalable, with the potential to generate increased cash flow over time by increasing penetration in our existing markets, building and enhancing market clusters and selectively investing in new strategic markets that reflect our target customer demographics and other internal criteria for expansion.

•	High-Quality Networks. We have deployed in each of our markets a 100% Code Division Multiple Access radio transmission technology, or CDMA 1xRTT, network that delivers high capacity and outstanding quality at a low cost that can be easily upgraded to support enhanced capacity. We expect to deploy CDMA2000® 1xEV-DO technology in most existing and new markets to support next generation high-speed data services. Our networks have regularly been ranked by third party surveys commissioned by us as one of the top networks within the advertised coverage area in the markets Cricket serves. We plan to continue to invest in our networks both to enhance our existing service capability and to expand our coverage area.

•	Robust Spectrum Position. As of December 31, 2006, we, ANB 1 License and LCW Operations owned wireless licenses covering a total of 137.1 million POPs. Assuming the FCC approves the post-auction grant to Denali License of the license for which it was named the winning bidder in Auction #66, our spectrum portfolio, together with that of ANB 1 License, LCW Operations and Denali License, will consist of approximately 184.2 million POPs (adjusted to eliminate duplication of overlapping licenses among these entities).

Our Business Strategy

•	Target Underserved Customer Segments. Our services are targeted primarily toward market segments underserved by traditional communications companies. On average, our customers tend to be younger and have lower incomes than the customers of other wireless carriers. Moreover, our customer base also reflects a greater percentage of ethnic minorities than those of the national carriers. We believe these underserved market segments are among the fastest growing population segments in the U.S.

•	Continue to Develop and Evolve Products and Services. We continue to develop and evolve our product and service offerings to better meet the needs of our target customer segments. For example, during the last two years, we added instant messaging, multimedia (picture) messaging, games and our “Travel Timetm” roaming option to our product portfolio. In 2006 we broadened our data product and service offerings to better meet the needs of our customers, and we expect to continue to broaden these data product and service offerings in 2007 and beyond. With our deployment of 1xEV-DO technology, we believe we will be able to offer an expanded array of services to our customers, including high-demand wireless data services such as mobile content, location-based services and high-quality music downloads at speeds of up to 2.4 Megabits per second. We believe these enhanced data offerings will be attractive to many of our existing customers and will enhance our appeal to new data-centric customers.

•	Build Our Brand and Strengthen Our Distribution. We are focused on building our brand awareness in our markets and improving the productivity of our distribution system. Since our target customer base is diversified geographically, ethnically and demographically, we have decentralized our marketing programs to support local customization while optimizing our advertising expenses. We have redesigned and re-merchandized our stores and introduced a new sales process aimed at improving both the customer experience and our revenue per user. We have also initiated our premier dealer program, and we are in the process of enabling our premier dealers and other indirect dealers to provide greater customer support services. We expect these changes will enhance the customer experience and improve customer satisfaction.

•	Enhance Market Clusters and Expand Into Attractive Strategic Markets. We intend to seek additional opportunities to enhance our current market clusters and expand into new geographic markets by participating in FCC spectrum auctions, by acquiring spectrum and related assets from third parties, or by participating in new partnerships or joint ventures. Examples of our market-cluster strategy include the Fresno, California market we launched in 2005 to complement the adjacent Visalia and Modesto, California markets in our Central Valley cluster and the Oregon cluster we created by contributing our FCC licenses serving the Salem and Eugene, Oregon markets to LCW Wireless, a joint venture which also owns and operates a license serving Portland, Oregon. Examples of our strategic market expansion include the five licenses in central Texas, including Houston, Austin and San Antonio, and the San Diego, California license that we and ANB 1 License acquired in Auction #58. All of these markets meet our internally developed criteria concerning customer demographics and population density, which we believe will enable us to offer Cricket service on a cost competitive basis in these markets. We also anticipate that the licenses we purchased in Auction #66 and for which Denali License was named the winning bidder will provide the opportunity to substantially enhance our coverage area and allow us and Denali License to launch Cricket service in numerous new markets in multiple construction phases over time.

Corporate Information

Leap was formed as a Delaware corporation in June 1998. Leap’s shares began trading publicly in September 1998, and we launched our innovative Cricket service in March 1999. In April 2003, we filed voluntary petitions for relief under Chapter 11 in federal bankruptcy court. On August 16, 2004, our plan of reorganization became effective and we emerged from Chapter 11 bankruptcy. On that date, a new board of directors of Leap was appointed, Leap’s previously existing stock, options and warrants were cancelled, and Leap issued 60 million shares of new Leap common stock to two classes of creditors. On June 29, 2005, Leap became listed on the NASDAQ National Market (now known as the NASDAQ Global Market) under the symbol “LEAP,” and our common stock currently trades on the NASDAQ Global Select Market.

Our principal executive offices are located at 10307 Pacific Center Court, San Diego, California 92121 and our telephone number at that address is (858) 882-6000. Our principal websites are located at www.leapwireless.com, www.mycricket.com and www.jumpmobile.com. The information contained in, or that can be accessed through, our websites is not part of this prospectus.

Leap is a U.S. registered trademark of Leap, and a trademark application for the Leap logo is pending. Cricket is a U.S. registered trademark of Cricket. In addition, the following are trademarks or service marks of Cricket: Unlimited Access Plus, Unlimited Access, Unlimited Plus, Unlimited Classic, Jump, Travel Time, Cricket Clicks and the Cricket “K.”

Organizational Structure

The following chart represents our current corporate organizational structure. None of LCW Wireless, LLC, Denali Spectrum, LLC or their respective subsidiaries is a guarantor of the new notes, or will be in the “Restricted Group” or will be a “Subsidiary” under the indenture that will govern the new notes. This chart excludes inactive subsidiaries of Leap that are not material for purposes of the exchange offer or otherwise.

(a)	Guarantor of the notes.

(b)	Of the remaining 26.7% interest, a 2.0% controlling interest is owned by WLPCS Management LLC and a 24.7% interest is owned by CSM Wireless, LLC. Neither LCW Wireless, LLC nor any of its subsidiaries will be in the “Restricted Group” or will be a “Subsidiary” under the indenture that will govern the new notes.

(c)	Remaining 17.5% controlling interest owned by Denali Spectrum Manager, LLC. Neither Denali Spectrum, LLC nor Denali License will be in the “Restricted Group” or will be a “Subsidiary” under the indenture that will govern the new notes.

(d)	Leap and all of the wholly owned domestic subsidiaries of Leap and Cricket are currently guarantors of, and are subject to the restrictive covenants under, Cricket’s senior secured credit facility and the old notes. Leap and all of its subsidiaries that guarantee any indebtedness for money borrowed of Leap, Cricket or any subsidiary guarantor will be guarantors of the new notes and subject to the restrictive covenants under the indenture governing the new notes. None of LCW Wireless, LLC and its subsidiaries, or Denali Spectrum, LLC and its subsidiaries will be subject to the covenants under the indenture governing the new notes. See “Description of New Notes.”

The Exchange Offer

On October 23, 2006, we completed the private offering of $750,000,000 aggregate principal amount of 9.375% Senior Notes due 2014. As part of that offering, we entered into a registration rights agreement with the initial purchasers of the old notes in which we agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the old notes. Below is a summary of the exchange offer.

Old Notes	9.375% Senior Notes due 2014.

New Notes	Notes of the same series, the issuance of which has been registered under the Securities Act of 1933. The terms of the new notes are identical in all material respects to those of the old notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the old notes do not apply to the new notes.

Terms of the Offer	We are offering to exchange a like amount of new notes for our old notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. In order to be exchanged, an old note must be properly tendered and accepted. All old notes that are validly tendered and not withdrawn will be exchanged. As of the date of this prospectus, there are $750,000,000 principal amount of 9.375% Senior Notes due 2014 outstanding. We will issue new notes promptly after the expiration of the exchange offer.

Expiration Time	The exchange offer will expire at 5:00 p.m., New York City time, on , 2007, unless extended.

Procedures for Tendering	To tender old notes, you must complete and sign a letter of transmittal in accordance with the instructions contained in the letter and forward it by mail, facsimile or hand delivery, together with any other documents required by the letter of transmittal, to the exchange agent, either with the old notes to be tendered or in compliance with the specified procedures for guaranteed delivery of old notes. Certain brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer. Holders of old notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such person promptly if they wish to tender old notes pursuant to the exchange offer. See “The Exchange Offer — Procedures for Tendering.”

Letters of transmittal and certificates representing old notes should not be sent to us. Such documents should only be sent to the exchange agent. Questions regarding how to tender old notes and requests for information should be directed to the exchange agent. See “The Exchange Offer — Exchange Agent.”

Acceptance of Old Notes for Exchange; Issuance of New Notes	Subject to the conditions stated in “The Exchange Offer — Conditions to the Exchange Offer,” we will accept for exchange any and all old notes which are properly tendered in the exchange offer before the expiration time. The new notes will be delivered promptly after the expiration time.

Interest Payments on the New Notes	The new notes will bear interest from the most recent date through which interest has been paid on the old notes. If your old notes are accepted for exchange, then you will receive interest on the new notes and not on the old notes.

Withdrawal Rights	You may withdraw your tender of old notes at any time before the expiration time.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions. We may assert or waive these conditions in our sole discretion. If we materially change the terms of the exchange offer, we will resolicit tenders of the old notes. See “The Exchange Offer — Conditions to the Exchange Offer” for more information.

Resales of New Notes	Based on interpretations by the staff of the Securities and Exchange Commission, or SEC, as detailed in a series of no-action letters issued by the SEC to third parties, we believe that the new notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

• you are acquiring the new notes in the ordinary course of your business;

• you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in a distribution of the new notes;

• you are not an “affiliate” of ours; and

• you are not a broker-dealer that acquired any of its old notes directly from us.

If you fail to satisfy any of the foregoing conditions, you will not be permitted to tender your old notes in the exchange offer and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of your old notes unless such sale is made pursuant to an exemption from such requirements.

Each broker or dealer that receives new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell, resale or other transfer of the new notes issued in the exchange offer, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the new notes.

See “The Exchange Offer — Resales of New Notes.”

Exchange Agent	Wells Fargo Bank, N.A. is serving as the exchange agent in connection with the exchange offer. The address and telephone and facsimile numbers of the exchange agent are listed under the heading “The Exchange Offer — Exchange Agent.”

Use of Proceeds	We will not receive any proceeds from the issuance of new notes in the exchange offer. We will pay all expenses incident to the exchange offer. See “Use of Proceeds” and “The Exchange Offer — Fees and Expenses.”

Certain Federal Income Tax Considerations

We believe that the exchange of your old notes for new notes to be issued in connection with the exchange offer should not result in any gain or loss to you for United States federal income tax purposes. See “Certain Federal Income Tax Considerations” on page 85.

Risk Factors

You should carefully consider the matters set forth under “Risk Factors” before you decide to tender your old notes pursuant to the exchange offer.

The New Notes

Issuer	Cricket Communications, Inc.

Securities	$750.0 million aggregate principal amount of 9.375% senior notes due 2014.

Maturity	November 1, 2014.

Interest	Annual rate: 9.375%. The notes will pay interest semi-annually in cash in arrears on May 1 and November 1 of each year, beginning on , 2007.

Guarantees	The new notes will be guaranteed on a senior unsecured basis by our parent, Leap Wireless International, Inc., and by each of our existing and future domestic subsidiaries that guarantees indebtedness for money borrowed of Leap, Cricket or any subsidiary guarantor.

Ranking	The new notes and the guarantees:

• will be our and the guarantors’ general senior unsecured obligations;

• will rank equally in right of payment with all of our and the guarantors’ existing and future unsubordinated indebtedness;

• will be effectively junior to our and the guarantors’ existing and future secured obligations, including under our senior secured credit facility, to the extent of the value of the assets securing such obligations;

• will be effectively junior to future liabilities of our subsidiaries that are not guarantors and of the designated entities; and

• will be senior in right of payment to any of our and the guarantors’ future subordinated indebtedness.

As of December 31, 2006, we had $1,686 million of indebtedness outstanding (including the new notes), $896 million of which was secured indebtedness under our senior secured credit facility, and no borrowings under our $200 million revolving credit facility.

Optional Redemption	The notes may be redeemed, in whole or in part, at any time on or after November 1, 2010, at the redemption prices described in this prospectus, plus accrued and unpaid interest. See “Description of New Notes — Optional Redemption.” Prior to November 1, 2010, we may redeem the new notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus the applicable premium, plus accrued and unpaid interest as described in “Description of New Notes — Optional Redemption.”

Prior to November 1, 2009, we may redeem up to 35% of the aggregate principal amount of the new notes with the net cash proceeds from specified equity offerings at a redemption price set forth in “Description of New Notes — Optional Redemption.” We may, however, only make these redemptions if at least 65% of the aggregate principal amount of the new notes issued under the indenture remains outstanding after the redemptions.

Change of Control	If a change of control occurs, each holder of new notes may require us to repurchase all of the holder’s notes at a purchase price equal to

101% of the principal amount of the new notes, plus accrued and unpaid interest. See “Description of New Notes — Repurchase at the Option of Holders — Change of Control.”

Certain Covenants	The indenture governing the new notes will, among other things, limit our ability to:

• incur additional indebtedness;

• create liens or other encumbrances;

• place limitations on distributions from restricted subsidiaries;

• pay dividends, make investments, prepay subordinated indebtedness or make other restricted payments;

• issue or sell capital stock of restricted subsidiaries;

• issue guarantees;

• sell or otherwise dispose of all or substantially all of our assets;

• enter into transactions with our affiliates; and

• make acquisitions or merge or consolidate with another entity.

The covenants are subject to a number of important qualifications and exceptions that are described in the section “Description of New Notes — Certain Covenants.”

Use of Proceeds	We will not receive proceeds from the issuance of the new notes offered hereby. In consideration for issuing the new notes in exchange for old notes as described in this prospectus, we will receive old notes of like principal amount. The old notes surrendered in exchange for the new notes will be retired and canceled.

SUMMARY CONSOLIDATED FINANCIAL DATA AND OTHER DATA

The following tables summarize the financial data for our business, which are derived from our consolidated financial statements. For a more detailed explanation of our financial condition and operating results, you should read “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes found in, or incorporated by reference into, this prospectus. References in these tables to “Predecessor Company” refer to Leap and its subsidiaries on or prior to July 31, 2004. References to “Successor Company” refer to Leap and its subsidiaries after July 31, 2004, after giving effect to the implementation of fresh-start reporting. The financial statements of the Successor Company are not comparable in many respects to the financial statements of the Predecessor Company because of the effects of the consummation of the plan of reorganization as well as the adjustments for fresh-start reporting.

	Predecessor Company			Successor Company
			Seven Months	Five Months
			Ended	Ended	Year Ended	Year Ended
	Year Ended December 31,		July 31,	December 31,	December 31,	December 31,
	2002	2003	2004	2004	2005	2006
	(In thousands, except per share data)

Statement of Operations Data:
Revenues:
Service revenues	$567,694	$643,566	$398,451	$285,647	$763,680	$972,781
Equipment revenues	50,781	107,730	83,196	58,713	150,983	163,919

Total revenues	618,475	751,296	481,647	344,360	914,663	1,136,700

Operating expenses:
Cost of service (exclusive of items shown separately below)	(181,404)	(199,987)	(113,988)	(79,148)	(200,430)	(261,614)
Cost of equipment	(252,344)	(172,235)	(97,160)	(82,402)	(192,205)	(262,330)
Selling and marketing	(122,092)	(86,223)	(51,997)	(39,938)	(100,042)	(159,257)
General and administrative	(185,915)	(162,378)	(81,514)	(57,110)	(159,249)	(197,070)
Depreciation and amortization	(287,942)	(300,243)	(178,120)	(75,324)	(195,462)	(226,747)
Impairment of indefinite-lived intangible assets	(26,919)	(171,140)	—	—	(12,043)	(7,912)
Loss on disposal of property and equipment	(16,323)	(24,054)	—	—	—	—

Total operating expenses	(1,072,939)	(1,116,260)	(522,779)	(333,922)	(859,431)	(1,114,930)
Gain on sale of wireless licenses and operating assets	364	4,589	532	—	14,587	22,054

Operating income (loss)	(454,100)	(360,375)	(40,600)	10,438	69,819	43,824
Minority interests in consolidated subsidiaries	—	—	—	—	(31)	1,436
Interest income	6,345	779	—	1,812	9,957	23,063
Interest expense	(229,740)	(83,371)	(4,195)	(16,594)	(30,051)	(61,334)
Gain on sale of unconsolidated wireless operating company	39,518	—	—	—	—	—
Other income (expense), net	(3,001)	(176)	(293)	(117)	1,423	(2,650)

Income (loss) before reorganization items, income taxes and cumulative effect of change in accounting principle	(640,978)	(443,143)	(45,088)	(4,461)	51,117	4,339
Reorganization items, net	—	(146,242)	962,444	—	—	—

Income (loss) before income taxes and cumulative effect of change in accounting principle	(640,978)	(589,385)	917,356	(4,461)	51,117	4,339
Income tax expense	(23,821)	(8,052)	(4,166)	(3,930)	(21,151)	(9,101)

Income (loss) before cumulative effect of change in accounting principle	(664,799)	(597,437)	913,190	(8,391)	29,966	(4,762)
Cumulative effect of change in accounting principle	—	—	—	—	—	623

Net income (loss)	$(664,799)	$(597,437)	$913,190	$(8,391)	$29,966	$(4,139)

	Predecessor Company			Successor Company
			Seven Months	Five Months
			Ended	Ended	Year Ended	Year Ended
	Year Ended December 31,		July 31,	December 31,	December 31,	December 31,
	2002	2003	2004	2004	2005	2006
	(In thousands, except per share data)

Basic net income (loss) per share(1):
Income (loss) before cumulative effect of change in accounting principle	$(14.91)	$(10.19)	$15.58	$(0.14)	$0.50	$(0.08)
Cumulative effect of change in accounting principle	—	—	—	—	—	0.01

Basic net income (loss) per share	$(14.91)	$(10.19)	$15.58	$(0.14)	$0.50	$(0.07)

Diluted net income (loss) per share(1):
Income (loss) before cumulative effect of change in accounting principle	$(14.91)	$(10.19)	$15.58	$(0.14)	$0.49	$(0.08)
Cumulative effect of change in accounting principle	—	—	—	—	—	0.01

Diluted net income (loss) per share	$(14.91)	$(10.19)	$15.58	$(0.14)	$0.49	$(0.07)

Shares used in per share calculations(1):
Basic	44,591	58,604	58,623	60,000	60,135	61,645

Diluted	44,591	58,604	58,623	60,000	61,003	61,645

	As of December 31,
	Predecessor Company		Successor Company
	2002	2003	2004	2005	2006
	(In thousands)

Balance Sheet Data:
Cash and cash equivalents	$100,860	$84,070	$141,141	$293,073	$374,939
Working capital (deficit)(2)	(2,144,420)	(2,254,809)	145,762	240,862	198,501
Restricted cash, cash equivalents and short-term investments(3)	25,922	55,954	31,427	13,759	13,581
Total assets	2,163,702	1,756,843	2,220,887	2,506,318	4,092,968
Long-term debt(2)	—	—	371,355	588,333	1,676,500
Total stockholders’ equity (deficit)	(296,786)	(893,356)	1,470,056	1,514,357	1,789,001

	Three Months Ended
	March 31,	June 30,	September 30,		December 31,	March 31,	June 30,	September 30,	December 31,
	2005	2005	2005		2005	2006	2006	2006	2006

Operating Data:
Number of subscribers at end of period(4)	1,615,205	1,617,941	1,622,526		1,688,293	1,778,704	1,836,390	1,967,369	2,229,826
Net customer additions(4)	45,575	2,736	23,298	(5)	45,767	110,409	57,683	161,688	262,457
ARPU(6)	$39.03	$39.24	$40.22		$39.74	$41.87	$42.97	$44.39	$44.68
CPGA(7)	$128	$138	$142		$158	$130	$198	$176	$179
CCU(8)	$18.94	$18.43	$19.52		$18.67	$19.57	$19.18	$20.74	$20.21
Churn(9)	3.3%	3.9%	4.4%		4.1%	3.3%	3.6%	4.3%	4.1%

	Predecessor Company				Successor Company
			Seven
			Months		Five Months
			Ended		Ended	Year Ended		Year Ended
	Year Ended December 31,		July 31,		December 31,	December 31,		December 31,
	2002	2003	2004		2004	2005		2006
	(In thousands)

Other Financial Data:
Adjusted consolidated OIBDA(10)	$(139,034)	$106,662	$136,151		$85,762	$274,982		$276,388
Adjusted consolidated OIBDA margin(11)	(24)%	17%	34%		30%	36%		28.4%
Capital expenditures	$102,181	$37,488	$34,456		$49,043	$208,808		$590,529
Statement of cash flow data:
Net cash provided by (used in) operating activities	$(183,816)	$44,433	$120,623		$69,752	$308,280		$291,232
Net cash provided by (used in) investing activities	$31,464	$(56,531)	$(50,299)		$(46,278)	$(332,112)		$(1,549,858)
Net cash provided by (used in) financing activities	$10,233	$(4,692)	—		$(36,727)	$175,764		$1,340,492
Ratio of earnings to fixed charges(12)	—	—	63.2	x	—	1.7	x	—

(1)	Refer to Notes 2 and 5 to our audited annual consolidated financial statements incorporated by reference in this prospectus for an explanation of the calculation of basic and diluted net income (loss) per common share.

(2)	We have presented the principal and interest balances related to our outstanding debt obligations as current liabilities in the consolidated balance sheets as of December 31, 2002 and 2003, as a result of the then existing defaults under the underlying agreements.

(3)	Restricted cash consists of cash held in reserve by Leap and funds set aside or pledged by Cricket to satisfy payments and administrative and priority claims against us following our emergence from Chapter 11 bankruptcy in August 2004, and cash restricted for other purposes.

(4)	Includes subscribers and net customer additions for the Cricket and Jump Mobile services offered by Cricket and, commencing in the three months ended March 31, 2006, by ANB 1 License.

(5)	Net customer additions for the three months ended September 30, 2005 exclude the effect of the transfer of approximately 19,000 customers as a result of the closing of the sale of our operating markets in Michigan in August 2005.

(6)	ARPU is service revenue divided by the weighted-average number of customers, divided by the number of months during the period being measured. Management uses ARPU to identify average revenue per customer, to track changes in average customer revenues over time, to help evaluate how changes in our business, including changes in our service offerings and fees, affect average revenue per customer, and to forecast future service revenue. In addition, ARPU provides management with a useful measure to compare our subscriber revenue to that of other wireless communications providers. We believe investors use ARPU primarily as a tool to track changes in our average revenue per customer and to compare our per customer service revenues to those of other wireless communications providers. Other companies may calculate this measure differently.

(7)	CPGA is selling and marketing costs (excluding applicable share-based compensation expense included in selling and marketing expense), and equipment subsidy (generally defined as cost of equipment less equipment revenue), less the net loss on equipment transactions unrelated to initial customer acquisition, divided by the total number of gross new customer additions during the period being measured. The net loss on equipment transactions unrelated to initial customer acquisition includes the revenues and costs associated with the sale of handsets to existing customers as well as costs associated with handset replacements and repairs (other than warranty costs which are the responsibility of the handset manufacturers). We deduct customers who do not pay their first monthly bill from our gross customer additions, which tends to increase CPGA because we incur the costs associated with this customer without receiving the benefit of a gross customer addition. Management uses CPGA to measure the efficiency of our customer acquisition efforts, to track changes in our average cost of acquiring new subscribers over time, and to help evaluate how changes in our sales and distribution strategies affect the cost-efficiency of our customer acquisition efforts. In addition, CPGA provides management with a useful measure to compare our per customer acquisition costs with those of other wireless communications providers. We believe investors use CPGA primarily as a tool to track changes in our average cost of acquiring new customers over time and to compare our per customer acquisition costs to those of other wireless communications providers. Other companies may calculate this measure differently. See “Reconciliation of Non-GAAP Financial Measures” below.

(8)	CCU is cost of service and general and administrative costs (excluding applicable share-based compensation expense included in cost of service and general and administrative expense) plus net loss on equipment transactions unrelated to initial customer acquisition (which includes the gain or loss on the sale of handsets to existing customers and costs associated with handset replacements and repairs (other than warranty costs which are the responsibility of the handset manufacturers)), divided by the weighted-average number of customers, divided by the number of months during the period being measured. CCU does not include any depreciation and amortization expense. Management uses CCU as a tool to evaluate the non-selling cash expenses associated with ongoing business operations on a per customer basis, to track changes in these non-selling cash costs over time, and to help evaluate how changes in our business operations affect non-selling cash costs per customer. In addition, CCU provides management with a useful measure to compare our non-selling cash costs per customer with those of other wireless communications providers. We believe investors use CCU primarily as a tool to track changes in our non-selling cash costs over time and to compare our non-selling cash costs to those of other wireless communications providers. Other companies may calculate this measure differently. See “Reconciliation of Non-GAAP Financial Measures” below.

(9)	Churn, which measures customer turnover, is calculated as the net number of customers that disconnect from our service divided by the weighted-average number of customers divided by the number of months during the period being measured. Customers who do not pay their first monthly bill are deducted from our gross customer additions in the month that they are disconnected; as a result, these customers are not included in churn. Management uses churn to measure our retention of customers, to measure changes in customer retention over time, and to help evaluate how changes in our business affect customer retention. In addition, churn provides management with a useful measure to compare our customer turnover activity to that of other wireless communications providers. We believe investors use churn primarily as a tool to track changes in our customer retention over time and to compare our customer retention to that of other wireless communications providers. Other companies may calculate this measure differently.

(10)	Adjusted consolidated OIBDA represents consolidated operating income before depreciation and amortization, adjusted to exclude the effects of: gain/loss on sale of wireless licenses and operating assets; impairment of indefinite-lived intangible assets; impairment of long-lived assets and related charges; and share-based compensation expense (benefit). Adjusted consolidated OIBDA is a non-GAAP financial measure. Adjusted consolidated OIBDA should not be construed as an alternative to operating income or net income as determined in accordance with GAAP, as an alternative to cash flows from operating activities as determined in accordance with GAAP or as a measure of liquidity.

In a capital-intensive industry such as wireless telecommunications, management believes adjusted consolidated OIBDA, as well as the associated percentage margin calculation, to be meaningful measures of our operating performance. We use adjusted consolidated OIBDA as a supplemental performance measure because management believes it facilitates comparisons of our operating performance from period to period and comparisons of our operating performance to that of other companies by backing out potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the items described above for which additional adjustments were made. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Because adjusted consolidated OIBDA facilitates internal comparisons of our historical operating performance, management also uses adjusted consolidated OIBDA for business planning purposes and in measuring our performance relative to that of our competitors. Adjusted consolidated OIBDA is also one of the corporate performance goals upon which our cash bonus plans for employees are based. In addition, we believe that adjusted consolidated OIBDA and similar measures are widely used by investors, financial analysts and credit rating agencies as a measure of our financial performance over time and to compare our financial performance with that of other companies in our industry.

Adjusted consolidated OIBDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:

• it does not reflect capital expenditures;

• although it does not include depreciation and amortization, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted consolidated OIBDA does not reflect cash requirements for such replacements;

• it does not reflect the costs associated with share-based awards exchanged for employee services;

• it does not reflect the interest expense or cash necessary to service interest payments on current or future indebtedness;

• it does not reflect expenses incurred for the payment of income taxes and other taxes; and

• other companies, including companies in our industry, may calculate this measure differently than we do, limiting its usefulness as a comparative measure.

Management understands these limitations and considers adjusted consolidated OIBDA as a financial measure that supplements but does not replace the information provided to management by our GAAP results. See “Reconciliation of Non-GAAP Financial Measures” below.

(11)	Adjusted consolidated OIBDA margin is calculated by dividing adjusted consolidated OIBDA by service revenues. See “Reconciliation of Non-GAAP Financial Measures” below.

(12)	For purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) before income taxes and cumulative effect of change in accounting principle plus minority interest in loss (income) of subsidiary, fixed charges and amortization of capitalized interest, less interest capitalized. “Fixed charges” consist of interest expense, whether expensed or capitalized, and the interest portion of rental expense inherent in our operating leases. The portion of total rental expense that represents the interest factor is estimated to be 33%. Our earnings were inadequate to cover fixed charges for the year ended December 31, 2006 by $12,958 and for the five months ended December 31, 2004 by $4,461 and for the years ended December 31, 2003 and 2002 by $586,694 and $640,692, respectively.

Reconciliation of Non-GAAP Financial Measures

We utilize certain financial measures, as described above, that are not calculated based on GAAP. Certain of these financial measures are considered “non-GAAP” financial measures within the meaning of Item 10 of Regulation S-K promulgated by the SEC.

CPGA — The following tables reconcile total costs used in the calculation of CPGA to selling and marketing expense, which we consider to be the most directly comparable GAAP financial measure to CPGA (in thousands, except gross customer additions and CPGA):

	Three Months Ended
	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,
	2005	2005	2005	2005	2006	2006	2006	2006

Selling and marketing expense	$22,995	$24,810	$25,535	$26,702	$29,102	$35,942	$42,948	$51,265
Less share-based compensation expense included in selling and marketing expense	—	(693)	(203)	(125)	(327)	(473)	(637)	(533)
Plus cost of equipment	49,178	42,799	49,576	50,652	58,886	52,081	68,711	82,652
Less equipment revenue	(42,389)	(37,125)	(36,852)	(34,617)	(50,848)	(37,068)	(38,532)	(37,471)
Less net loss on equipment transactions unrelated to initial customer acquisition	(4,012)	(3,484)	(4,917)	(3,775)	(521)	(412)	(983)	(3,026)

Total costs used in the calculation of CPGA	$25,772	$26,307	$33,139	$38,837	$36,292	$50,070	$71,507	$92,887
Gross customer additions	201,467	191,288	233,699	245,817	278,370	253,033	405,178	519,229

CPGA	$128	$138	$142	$158	$130	$198	$176	$179

CCU — The following tables reconcile total costs used in the calculation of CCU to cost of service, which we consider to be the most directly comparable GAAP financial measure to CCU (in thousands, except weighted-average number of customers and CCU):

	Three Months Ended
	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,
	2005	2005	2005	2005	2006	2006	2006	2006

Cost of service	$50,197	$49,608	$50,304	$50,321	$55,204	$60,255	$70,722	$75,433
Plus general and administrative expense	36,035	42,423	41,306	39,485	49,582	46,576	49,110	51,802
Less share-based compensation expense included in cost of service and general and administrative expense	—	(6,436)	(2,518)	(2,270)	(4,399)	(4,215)	(4,426)	(4,949)
Plus net loss on equipment transactions unrelated to initial customer acquisition	4,012	3,484	4,917	3,775	521	412	983	3,026

Total costs used in the calculation of CCU	$90,244	$89,079	$94,009	$91,311	$100,908	$103,028	$116,389	$125,312
Weighted-average number of customers	1,588,372	1,611,524	1,605,222	1,630,011	1,718,349	1,790,232	1,870,204	2,067,122

CCU	$18.94	$18.43	$19.52	$18.67	$19.57	$19.18	$20.74	$20.21

Adjusted Consolidated OIBDA — The following tables reconcile adjusted consolidated OIBDA to consolidated operating income (loss), which we consider to be the most directly comparable GAAP financial measure to adjusted consolidated OIBDA (unaudited; in thousands):

	Predecessor Company			Successor Company
			Seven Months	Five Months
			Ended	Ended	Year Ended	Year Ended
	Year Ended December 31,		July 31,	December 31,	December 31,	December 31,
	2002	2003	2004	2004	2005	2006

Consolidated operating income (loss)	$(454,100)	$(360,375)	$(40,600)	$10,438	$69,819	$43,824
Plus depreciation and amortization	287,942	300,243	178,120	75,324	195,462	226,747

Consolidated OIBDA	$(166,158)	$(60,132)	$137,520	$85,762	$265,281	$270,571
Less (gains) losses on sale of wireless licenses	(364)	(4,589)	(532)	—	(14,587)	(22,054)
Plus impairment of indefinite-lived intangible assets	26,919	171,140	—	—	12,043	7,912
Plus share-based compensation expense (benefit)	569	243	(837)	—	12,245	19,959

Adjusted Consolidated OIBDA	$(139,034)	$106,662	$136,151	$85,762	$274,982	$276,388

Divided by service revenues	$567,694	$643,566	$398,451	$285,647	$763,680	$972,781

Adjusted Consolidated OIBDA margin	(24)%	17%	34%	30%	36%	28%

RISK FACTORS

You should consider carefully the following information about the risks described below, together with the other information contained in this prospectus, before you decide to exchange old notes for the new notes offered by this prospectus. If any of the following risks actually occurs, our business, financial condition, results of operations and future growth prospects would likely be materially and adversely affected. In such circumstances, you may lose all or part of your original investment.

Risks Related to Our Business and Industry

We have experienced net losses, and we may not be profitable in the future.

We experienced net losses of $4.1 million for the year ended December 31, 2006, $8.4 million and $49.3 million (excluding reorganization items, net) for the five months ended December 31, 2004 and the seven months ended July 31, 2004, respectively, $597.4 million for the year ended December 31, 2003 and $664.8 million for the year ended December 31, 2002. Although we had net income of $30.0 million for the year ended December 31, 2005, we may not generate profits in the future on a consistent basis, or at all. If we fail to achieve consistent profitability, that failure could have a negative effect on our financial condition.

We may not be successful in increasing our customer base which would negatively affect our business plans and financial outlook.

Our growth on a quarter-by-quarter basis has varied substantially in the past. We believe that this uneven growth generally reflects seasonal trends in customer activity, promotional activity, the competition in the wireless telecommunications market, our reduction in spending on capital investments and advertising while we were in bankruptcy, and varying national economic conditions. Our current business plans assume that we will increase our customer base over time, providing us with increased economies of scale. If we are unable to attract and retain a growing customer base, our current business plans and financial outlook may be harmed.

If we experience high rates of customer turnover, our ability to become profitable will decrease.

Because we do not require customers to sign fixed-term contracts or pass a credit check, our service is available to a broader customer base than that served by many other wireless providers. As a result, some of our customers may be more likely to terminate service due to an inability to pay than the average industry customer, particularly during economic downturns or during periods of high gasoline prices. Our turnover could also increase if recent disruptions in the subprime mortgage market affect the ability of our customers to pay for their service. In addition, our rate of customer turnover may be affected by other factors, including the size of our calling areas, network performance and reliability issues, our handset or service offerings (including the ability of customers to cost-effectively roam onto other wireless networks), customer care concerns, phone number portability and other competitive factors. Our strategies to address customer turnover may not be successful. A high rate of customer turnover would reduce revenues and increase the total marketing expenditures required to attract the minimum number of replacement customers required to sustain our business plan which, in turn, could have a material adverse effect on our business, financial condition and results of operations.

We have made significant investment, and will continue to invest, in joint ventures that we do not control.

In November 2004, we acquired a 75% non-controlling interest in ANB 1, whose wholly owned subsidiary, ANB 1 License, was awarded certain licenses in Auction #58. In March 2007, we acquired the remaining 25% interest in ANB 1. In July 2006, we acquired a 72% non-controlling interest in LCW Wireless, which was awarded a wireless license for the Portland, Oregon market in Auction #58 and to which we contributed, among other things, two wireless licenses in Eugene and Salem, Oregon and related operating assets. In December 2006, we completed the replacement of certain network equipment of a subsidiary of LCW Wireless and, as a result, we now own a 73.3% non-controlling membership interest in LCW Wireless. Both ANB 1 License and LCW Wireless acquired their Auction #58 wireless licenses as “very small business” designated entities under FCC regulations. In July 2006, we acquired an 82.5% non-controlling interest in Denali, an entity which participated in Auction #66 as a “very small business” designated entity under FCC regulations. Our participation in these joint ventures is structured as a non-controlling interest in order to comply with FCC rules and regulations. We have agreements with our joint venture partners in LCW Wireless and Denali, and we plan to have similar agreements in connection with any future joint venture arrangements we may enter into, which are intended to allow us to actively participate to a limited extent in the development of the business through the joint venture. However, these agreements do not provide us with control over the business strategy, financial goals, buildout plans or other operational aspects of any such joint venture. The FCC’s rules restrict our ability to acquire controlling interests in such entities during the period that such entities must maintain their eligibility as a designated entity, as defined by the FCC. The entities or persons that control the joint ventures may have interests and goals that are inconsistent or different from ours which could result in the joint venture taking actions that negatively impact our business or financial condition. In addition, if any of the other members of a joint venture files for bankruptcy or otherwise fails to perform its obligations or does not manage the joint venture effectively, we may lose our equity investment in, and any present or future opportunity to acquire the assets (including wireless licenses) of, such entity.

The FCC recently implemented rule changes aimed at addressing alleged abuses of its designated entity program, affirmed these changes on reconsideration and sought comment on further rule changes. In that proceeding, the FCC has re-affirmed its goals of ensuring that only legitimate small businesses reap the benefits of the program, and that such small businesses are not controlled or manipulated by larger wireless carriers or other investors that do not meet the small business qualification tests. While we do not believe that the FCC’s recent rule changes materially affect our current joint ventures with LCW Wireless and Denali, the scope and applicability of these rule changes to such current designated entity structures remains in flux, and parties have already sought further reconsideration or judicial review of these rule changes. In addition, we cannot predict how further rule changes or increased regulatory scrutiny by the FCC flowing from this proceeding will affect our current or future business ventures with designated entities or our participation with such entities in future FCC spectrum auctions.

We face increasing competition which could have a material adverse effect on demand for the Cricket service.

In general, the telecommunications industry is very competitive. Some competitors have announced rate plans substantially similar to Cricket’s service plans (and have also introduced products that consumers perceive to be similar to Cricket’s service plans) in markets in which we offer wireless service. In addition, one national wireless provider recently announced plans to conduct trials of a flat-rate unlimited service offering very similar to the Cricket service. This provider’s new service may present additional strong competition to Cricket service in markets in which our service offerings overlap. The competitive pressures of the wireless telecommunications market have also caused other carriers to offer service plans with large bundles of minutes of use at low prices which are competing with the predictable and unlimited Cricket calling plans. Some competitors also offer prepaid wireless plans that are being advertised heavily to demographic segments that are strongly represented in Cricket’s customer base. These competitive offerings could adversely affect our ability to maintain our pricing and increase or maintain our market penetration. Our competitors may attract more customers because of their stronger market presence and geographic reach. Potential customers may perceive the Cricket service to be less appealing than other wireless plans, which offer more features and options. In addition, existing carriers and potential non-traditional carriers are exploring or have announced the launch of service using new technologies and/or alternative delivery plans.

Many competitors have substantially greater financial and other resources than we have, and we may not be able to compete successfully. Because of their size and bargaining power, our larger competitors may be able to purchase equipment, supplies and services at lower prices than we can. Prior to the launch of a large market in 2006, disruptions by a competitor interfered with our indirect dealer relationships, reducing the number of dealers offering Cricket service during the initial weeks of launch. In addition, some of our competitors are able to offer their customers roaming services on a nationwide basis and at lower rates. We currently offer roaming services on a prepaid basis. As consolidation in the industry creates even larger competitors, any purchasing advantages our competitors have, as well as their bargaining power as wholesale providers of roaming services, may increase. For example, in connection with the offering of our “Travel Time” roaming service, we have encountered problems with certain large wireless carriers in negotiating terms for roaming arrangements that we believe are reasonable, and believe that consolidation has contributed significantly to such carriers’ control over the terms and conditions of wholesale roaming services.

We also compete as a wireless alternative to landline service providers in the telecommunications industry. Wireline carriers are also offering unlimited national calling plans and bundled offerings that include wireless and data services. We may not be successful in the long term, or continue to be successful, in our efforts to persuade potential customers to adopt our wireless service in addition to, or in replacement of, their current landline service.

The FCC is pursuing policies designed to increase the number of wireless licenses available in each of our markets. For example, the FCC has adopted rules that allow the partitioning, disaggregation or leasing of PCS and other wireless licenses, and continues to allocate and auction additional spectrum that can be used for wireless services, which may increase the number of our competitors.

Our ability to remain competitive will depend, in part, on our ability to anticipate and respond to various competitive factors and to keep our costs low.

We may be unable to obtain the roaming services we need from other carriers to remain competitive.

Many of our competitors have regional or national networks which enable them to offer automatic roaming services to their subscribers at a lower cost than we can offer. We do not have a national network, and we must pay fees to other carriers who provide roaming services to us. We currently have roaming agreements with several other carriers which allow our customers to roam on those carriers’ networks. The roaming agreements generally cover voice but not data services, and at least one such agreement may be terminated on relatively short notice. In addition, we believe that the rates charged to us by some of these carriers are higher than the rates they charge to certain other roaming partners. Our current and future customers may prefer that we offer roaming services that allow them to make calls automatically when they are outside of their Cricket service area, and we cannot assure you that we will be able to provide such roaming services for our customers in all areas of the U.S., or that we will be able to provide such services cost effectively. If we are unable to maintain our existing roaming agreements, and purchase wholesale roaming services at reasonable rates, then we may be unable to compete effectively for wireless customers, which may increase our churn and decrease our revenues, which could materially adversely affect our business, financial condition and results of operations.

We previously identified material weaknesses in our internal control over financial reporting, and our business and stock price may be adversely affected if our internal controls are not effective.

Section 404 of the Sarbanes-Oxley Act of 2002 requires companies to do a comprehensive evaluation of their internal control over financial reporting. To comply with this statute, we are required to document and test our internal control over financial reporting; our management is required to assess and issue a report concerning our internal control over financial reporting; and our independent registered public accounting firm is required to attest to and report on management’s assessment and the effectiveness of internal control over financial reporting. In connection with their evaluations of our disclosure controls and procedures, our Chief Executive Officer, or CEO, and Chief Financial Officer, or CFO, concluded that certain material weaknesses in our internal control over financial reporting existed at various times during the period from September 30, 2004 through September 30, 2006. These material weaknesses included excessive turnover and inadequate staffing levels in our accounting, financial reporting and tax departments, weaknesses in the preparation of our income tax provision, and weaknesses in our application of lease-related accounting principles, fresh-start reporting oversight, and account reconciliation procedures. Our independent registered public accounting firm attested and reported that our internal control over financial reporting was not effective as of December 31, 2005. We believe that each of these material weaknesses has now been adequately remediated. Although our management has concluded and our independent registered public accounting firm has attested and reported that our internal control over financial reporting was effective as of December 31, 2006, we cannot assure you that we will not discover other material weaknesses in the future. The existence of one or more material weaknesses could result in errors in our financial statements, and substantial costs and resources may be required to rectify these or other internal control deficiencies. If we cannot produce reliable financial reports, investors could lose confidence in our reported financial information, the market price of Leap’s common stock could decline significantly, we may be unable to obtain additional financing to operate and expand our business, and our business and financial condition could be harmed.

Our primary business strategy may not succeed in the long term.

A major element of our business strategy is to offer consumers service plans that allow unlimited calls from within a local calling area for a flat monthly rate without entering into a fixed-term contract or passing a credit check. However, unlike national wireless carriers, we do not seek to provide ubiquitous coverage across the U.S. or all major metropolitan centers, and instead have a smaller network footprint covering only the principal population centers of our various markets. This strategy may not prove to be successful in the long term. Some companies that have offered this type of service in the past have been unsuccessful. From time to time, we also evaluate our service offerings and the demands of our target customers and may modify, change, adjust or discontinue our service offerings or offer new services. We cannot assure you that these service offerings will be successful or prove to be profitable.

We expect to incur substantial costs in connection with the build-out of our new markets, and any delays or cost increases in the build-out of our new markets could adversely affect our business.

Our ability to achieve our strategic objectives will depend in part on the successful, timely and cost-effective build-out of the networks associated with newly acquired FCC licenses, including the licenses that we acquired in Auction #66 and the license that Denali License expects to be awarded as a result of Auction #66 and any licenses that we may acquire from third parties. Large scale construction projects such as the build-out of our new markets will require significant capital expenditures and may suffer cost-overruns. In addition, we will experience higher operating expenses as we build out and after we launch our service in new markets. Any significant capital expenditures or increased operating expenses, including in connection with the build-out and launch of markets for the licenses that we and Denali License expect to be awarded as a result of Auction #66, would negatively impact our earnings and free cash flow for those periods in which we incur such capital expenditures or increased operating expenses. In addition, the build-out of the networks may be delayed or adversely affected by a variety of factors, uncertainties and contingencies, such as natural disasters, difficulties in obtaining zoning permits or other regulatory approvals, our relationships with our joint venture partners, and the timely performance by third parties of their contractual obligations to construct portions of the networks.

The spectrum that was auctioned in Auction #66 currently is used by U.S. federal government and/or incumbent commercial licensees. FCC rules require winning bidders to avoid interfering with these existing users or to clear the incumbent users from the spectrum through specified relocation procedures. We considered the estimated cost and time frame required to clear the spectrum for which we and Denali License were declared the winning bidders in the auction. However, the actual cost of clearing the spectrum may exceed our estimated costs. Furthermore, delays in the provision of federal funds to relocate government users, or difficulties in negotiating with incumbent commercial licensees, may extend the date by which the auctioned spectrum can be cleared of existing operations, and thus may also delay the date on which we can launch commercial services using such licensed spectrum. In addition, certain existing government operations are using the Auction #66 spectrum for classified purposes. Although the government has agreed to clear that spectrum to allow the holders to use their AWS licenses in the affected areas, the government is only providing limited information to spectrum holders about these classified uses which creates additional uncertainty about the time at which such spectrum will be available for commercial use.

Although our vendors have announced their intention to manufacture and supply network equipment and handsets that operate in the AWS spectrum bands, network equipment and handsets that support AWS are not presently available. If network equipment and handsets for the AWS spectrum are not made available on a timely basis in the future by our suppliers, our proposed build-outs and launches of new Auction #66 markets could be delayed, which would negatively impact our earnings and cash flows. In addition, if delays in the availability of AWS network equipment and handsets force us to choose a technology platform for our networks other than CDMA, the adoption of such alternative technology solution could have a material adverse effect on our capital expenditures and capital spending plans. Any significant increase in our expected capital expenditures in connection with the build-out and launch of Auction #66 licenses could negatively impact our earnings and free cash flow for those periods in which we incur such capital expenditures.

Any failure to complete the build-out of our new markets on budget or on time could delay the implementation of our clustering and strategic expansion strategies, and could have a material adverse effect on our results of operations and financial condition.

If we are unable to manage our planned growth, our operations could be adversely impacted.

We have experienced substantial growth in a relatively short period of time, and we expect to continue to experience growth in the future in our existing and new markets. The management of such growth will require, among other things, continued development of our financial and management controls and management information systems, stringent control of costs, diligent management of our network infrastructure and its growth, increased spending associated with marketing activities and acquisition of new customers, the ability to attract and retain qualified management personnel and the training of new personnel. In addition, continued growth will eventually require the expansion of our billing, customer care and sales systems and platforms, which will require additional capital expenditures and may divert the time and attention of management personnel who oversee any such expansion. Furthermore, the implementation of any such systems or platforms, including the transition to such systems or platforms from our existing infrastructure, could result in unpredictable technological or other difficulties. Failure to successfully manage our expected growth and development or to timely and adequately resolve any such difficulties could have a material adverse effect on our business, financial condition and results of operations.

The wireless industry is experiencing rapid technological change, and we may lose customers if we fail to keep up with these changes.

The wireless communications industry is experiencing significant technological change, as evidenced by the ongoing improvements in the capacity and quality of digital technology, the development and commercial acceptance of wireless data services, shorter development cycles for new products and enhancements and changes in end-user requirements and preferences. In the future, competitors may seek to provide competing wireless telecommunications service through the use of developing technologies such as Wi-Fi, WiMax, and Voice over Internet Protocol, or VoIP. The cost of implementing or competing against future technological innovations may be prohibitive to us, and we may lose customers if we fail to keep up with these changes.

For example, we have committed a substantial amount of capital to upgrade our network with 1xEV-DO technology to offer advanced data services. However, if such upgrades, technologies or services do not become commercially acceptable, our revenues and competitive position could be materially and adversely affected. We cannot assure you that there will be widespread demand for advanced data services or that this demand will develop at a level that will allow us to earn a reasonable return on our investment.

In addition, CDMA 2000 infrastructure networks could become less popular in the future, which could raise the cost to us of equipment and handsets that use that technology relative to the cost of handsets and equipment that utilize other technologies.

The loss of key personnel and difficulty attracting and retaining qualified personnel could harm our business.

We believe our success depends heavily on the contributions of our employees and on attracting, motivating and retaining our officers and other management and technical personnel. We do not, however, generally provide employment contracts to our employees. If we are unable to attract and retain the qualified employees that we need, our business may be harmed.

We have experienced higher than normal employee turnover in the past, in part because of our bankruptcy, including turnover of individuals at the most senior management levels. We may have difficulty attracting and retaining key personnel in future periods, particularly if we were to experience poor operating or financial performance. The loss of key individuals in the future may have a material adverse impact on our ability to effectively manage and operate our business.

Risks associated with wireless handsets could pose product liability, health and safety risks that could adversely affect our business.

We do not manufacture handsets or other equipment sold by us and generally rely on our suppliers to provide us with safe equipment. Our suppliers are required by applicable law to manufacture their handsets to meet certain governmentally imposed safety criteria. However, even if the handsets we sell meet the regulatory safety criteria, we could be held liable with the equipment manufacturers and suppliers for any harm caused by products we sell if such products are later found to have design or manufacturing defects. We generally have indemnification agreements with the manufacturers who supply us with handsets to protect us from direct losses associated with product liability, but we cannot guarantee that we will be fully protected against all losses associated with a product that is found to be defective.

Media reports have suggested that the use of wireless handsets may be linked to various health concerns, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Certain class action lawsuits have been filed in the industry claiming damages for alleged health problems arising from the use of wireless handsets. In addition, interest groups have requested that the FCC investigate claims that wireless technologies pose health concerns and cause interference with airbags, hearing aids and other medical devices. The media has also reported incidents of handset battery malfunction, including reports of batteries that have overheated. Malfunctions have caused at least one major handset manufacturer to recall certain batteries used in its handsets, including batteries in a handset sold by Cricket and other wireless providers.

Concerns over radio frequency emissions and defective products may discourage the use of wireless handsets, which could decrease demand for our services. In addition, if one or more Cricket customers were harmed by a defective product provided to us by the manufacturer and subsequently sold in connection with our services, our ability to add and maintain customers for Cricket service could be materially adversely affected by negative public reactions.

There also are some safety risks associated with the use of wireless handsets while driving. Concerns over these safety risks and the effect of any legislation that has been and may be adopted in response to these risks could limit our ability to sell our wireless service.

We rely heavily on third parties to provide specialized services; a failure by such parties to provide the agreed upon services could materially adversely affect our business, results of operations and financial condition.

We depend heavily on suppliers and contractors with specialized expertise in order for us to efficiently operate our business. In the past, our suppliers, contractors and third-party retailers have not always performed at the levels we expect or at the levels required by their contracts. If key suppliers, contractors or third-party retailers fail to comply with their contracts, fail to meet our performance expectations or refuse or are unable to supply us in the future, our business could be severely disrupted. Generally, there are multiple sources for the types of products we purchase. However, some suppliers, including software suppliers, are the exclusive sources of their specific products. Because of the costs and time lags that can be associated with transitioning from one supplier to another, our business could be substantially disrupted if we were required to replace the products or services of one or more major suppliers with products or services from another source, especially if the replacement became necessary on short notice. Any such disruption could have a material adverse affect on our business, results of operations and financial condition.

System failures could result in higher churn, reduced revenue and increased costs, and could harm our reputation.

Our technical infrastructure (including our network infrastructure and ancillary functions supporting our network such as billing and customer care) is vulnerable to damage or interruption from technology failures, power loss, floods, windstorms, fires, human error, terrorism, intentional wrongdoing, or similar events. Unanticipated problems at our facilities, system failures, hardware or software failures, computer viruses or hacker attacks could affect the quality of our services and cause service interruptions. In addition, we are in the process of upgrading some of our internal network systems, and we cannot assure you that we will not experience delays or interruptions while we transition our data and existing systems onto our new systems. If any of the above events were to occur, we could experience higher churn, reduced revenues and increased costs, any of which could harm our reputation and have a material adverse effect on our business.

To accommodate expected growth in our business, management has been planning to replace our customer billing and activation system which we outsource to a third party, with a new system. The vendor who provides billing services to us has a contract to provide us services until 2010, but the vendor’s new billing product is substantially behind schedule and the vendor has missed significant development milestones. If we choose to purchase billing services from a different vendor to meet the requirements of our business and our growing customer base then, despite the existing vendor’s repeated performance issues and its failure to meet significant milestones on its new billing product, the existing vendor may claim that we have breached our obligations under the contract and seek substantial damages. If the vendor were to prevail on any such claim, the resolution of the matter could materially adversely impact our earnings and cash flows.

We may not be successful in protecting and enforcing our intellectual property rights.

We rely on a combination of patent, service mark, trademark, and trade secret laws and contractual restrictions to establish and protect our proprietary rights, all of which only offer limited protection. We endeavor to enter into agreements with our employees and contractors and agreements with parties with whom we do business in order to limit access to and disclosure of our proprietary information. Despite our efforts, the steps we have taken to protect our intellectual property may not prevent the misappropriation of our proprietary rights. Moreover, others may independently develop processes and technologies that are competitive to ours. The enforcement of our intellectual property rights may depend on any legal actions that we undertake against such infringers being successful, but we cannot be sure that any such actions will be successful, even when our rights have been infringed.

We cannot assure you that our pending, or any future, patent applications will be granted, that any existing or future patents will not be challenged, invalidated or circumvented, that any existing or future patents will be enforceable, or that the rights granted under any patent that may issue will provide competitive advantages to us. For example, on June 14, 2006, we sued MetroPCS Communications, Inc., or MetroPCS, in the United States District Court for the Eastern District of Texas, Marshall Division, Civil Action No. 2-06-CV-00240-TJW, for infringement of U.S. Patent No. 6,813,497 “Method for Providing Wireless Communication Services and Network and System for Delivering Same,” issued to us. Our complaint seeks damages and an injunction against continued infringement. On August 3, 2006, MetroPCS (i) answered the complaint, (ii) raised a number of affirmative defenses, and (iii) together with two related entities (referred to, collectively with MetroPCS, as the MetroPCS entities), counterclaimed against Leap, Cricket, numerous Cricket subsidiaries, ANB 1 License, Denali License, and current and former employees of Leap and Cricket, including Leap CEO Douglas Hutcheson. The countersuit alleges claims for breach of contract, misappropriation, conversion and disclosure of trade secrets, misappropriation of confidential information and breach of confidential relationship, relating to information provided by MetroPCS to such employees, including prior to their employment by Leap, and asks the court to award damages, including punitive damages, impose an injunction enjoining us from participating in Auction #66, impose a constructive trust on our business and assets for the benefit of MetroPCS, and declare that the MetroPCS entities have not infringed U.S. Patent No. 6,813,497 and that such patent is invalid. MetroPCS’s claims allege that we and the other counterclaim defendants improperly obtained, used and disclosed trade secrets and confidential information of the MetroPCS entities and breached confidentiality agreements with the MetroPCS entities. Based upon our preliminary review of the counterclaims, we believe that we have meritorious defenses and intend to vigorously defend against the counterclaims. If the MetroPCS entities were to prevail in their counterclaims, it could have a material adverse effect on our business, financial condition and results of operations. Also, on September 22, 2006, Royal Street Communications, LLC, or Royal Street, an entity affiliated with MetroPCS, filed an action in the United States District Court for the Middle District of Florida, Tampa Division, Civil Action No. 8:06-CV-01754-T-23TBM, seeking a declaratory judgment that Cricket’s U.S. Patent No. 6,813,497 “Method for Providing Wireless Communication Services and Network and System for Delivering Same” (the same patent that is the subject of our infringement action against MetroPCS) is invalid and is not being infringed by Royal Street or its PCS systems. On October 17, 2006, we filed a motion to dismiss the case or, in the alternative, to transfer the case to the Eastern District of Texas. We intend to vigorously defend against these actions.

On August 3, 2006, MetroPCS filed a separate action in the United States District Court for the Northern District of Texas, Dallas Division, Civil Action No. 3-06CV1399-D, seeking a declaratory judgment that our U.S. Patent No. 6,959,183 “Operations Method for Providing Wireless Communication Services and Network and System for Delivering Same” (a different patent from the one that is the subject of our infringement action against MetroPCS) is invalid and is not being infringed by MetroPCS and its affiliates. On January 24, 2007, the court dismissed this case, without prejudice, for lack of subject matter jurisdiction. Because the case was dismissed without prejudice, MetroPCS could file another complaint with the same claims in the future.

Similarly, we cannot assure you that any trademark or service mark registrations will be issued with respect to pending or future applications or that any registered trademarks or service marks will be enforceable or provide adequate protection of our brands.

We may be subject to claims of infringement regarding telecommunications technologies that are protected by patents and other intellectual property rights.

Telecommunications technologies are protected by a wide array of patents and other intellectual property rights. As a result, third parties may assert infringement claims against us from time to time based on our general business operations, the equipment, software or services that we use or provide, or the specific operation of our wireless networks. We generally have indemnification agreements with the manufacturers, licensors and suppliers who provide us with the equipment, software and technology that we use in our business to protect us against possible infringement claims, but we cannot guarantee that we will be fully protected against all losses associated with infringement claims. Moreover, we may be subject to claims that products, software and services provided by different vendors which we combine to offer our services may infringe the rights of third parties, and we may not have any indemnification from our vendors for these claims. Whether or not an infringement claim was valid or successful, it could adversely affect our business by diverting management attention, involving us in costly and time-consuming litigation, requiring us to enter into royalty or licensing agreements (which may not be available on acceptable terms, or at all), or requiring us to redesign our business operations or systems to avoid claims of infringement.

A third party with a large patent portfolio has contacted us and suggested that we need to obtain a license under a number of its patents in connection with our current business operations. We understand that the third party has raised similar issues, and in some cases has filed suit, with other telecommunications companies, and has obtained license agreements from one or more of such companies. If we cannot reach a mutually agreeable resolution with the third party, we may be forced to enter into a licensing or royalty agreement with it on terms that may have a negative impact on our operating results. In addition, a wireless provider has contacted us and asserted that Cricket’s practice of providing service to customers with phones that were originally purchased for use on that provider’s network violates copyright laws and interferes with that provider’s contracts with its customers. Based on our preliminary review, we do not believe that Cricket’s actions violate copyright laws or otherwise violate the other provider’s rights. We do not currently expect that the eventual resolution of these matters will materially adversely affect our business, but we cannot provide assurance to our investors about the effect of any such future resolution.

Regulation by government agencies may increase our costs of providing service or require us to change our services.

The FCC regulates the licensing, construction, modification, operation, ownership, sale and interconnection of wireless communications systems, as do some state and local regulatory agencies. We cannot assure you that the FCC or any state or local agencies having jurisdiction over our business will not adopt regulations or take other enforcement or other actions that would adversely affect our business, impose new costs or require changes in current or planned operations. In particular, state regulatory agencies are increasingly focused on the quality of service and support that wireless carriers provide to their customers and several agencies have proposed or enacted new and potentially burdensome regulations in this area.

In addition, we cannot assure you that the Communications Act of 1934, as amended, or the Communications Act, from which the FCC obtains its authority, will not be further amended in a manner that could be adverse to us. The FCC recently implemented rule changes and sought comment on further rule changes focused on addressing alleged abuses of its designated entity program, which gives certain categories of small businesses preferential treatment in FCC spectrum auctions based on size. In that proceeding, the FCC has re-affirmed its goals of ensuring that only legitimate small businesses benefit from the program, and that such small businesses are not controlled or manipulated by larger wireless carriers or other investors that do not meet the small business qualification tests. We cannot predict the degree to which rule changes or increased regulatory scrutiny that may follow from this proceeding will affect our current or future business ventures or our participation in future FCC spectrum auctions.

Our operations are subject to various other regulations, including those regulations promulgated by the Federal Trade Commission, the Federal Aviation Administration, the Environmental Protection Agency, the Occupational Safety and Health Administration and state and local regulatory agencies and legislative bodies. Adverse decisions or regulations of these regulatory bodies could negatively impact our operations and costs of doing business. Because of our smaller size, governmental regulations and orders can significantly increase our costs and affect our competitive position compared to other larger telecommunications providers. We are unable to predict the scope, pace or financial impact of regulations and other policy changes that could be adopted by the various governmental entities that oversee portions of our business.

If call volume under our Cricket and Jump Mobile services exceeds our expectations, our costs of providing service could increase, which could have a material adverse effect on our competitive position.

During the year ended December 31, 2006, Cricket customers used their handsets for an average of approximately 1,450 minutes per month, and some markets were experiencing substantially higher call volumes. Our Cricket service plans bundle certain features, long distance and unlimited local service for a fixed monthly fee to more effectively compete with other telecommunications providers. In addition, call volumes under our Jump Mobile services have been significantly higher than expected. If customers exceed expected usage, we could face capacity problems and our costs of providing the services could increase. Although we own less spectrum in many of our markets than our competitors, we seek to design our network to accommodate our expected high call volume, and we consistently assess and try to implement technological improvements to increase the efficiency of our wireless spectrum. However, if future wireless use by Cricket and Jump Mobile customers exceeds the capacity of our network, service quality may suffer. We may be forced to raise the price of Cricket and Jump Mobile service to reduce volume or otherwise limit the number of new customers, or incur substantial capital expenditures to improve network capacity.

We may be unable to acquire additional spectrum in the future at a reasonable cost or on a timely basis.

Because we offer unlimited calling services for a fixed fee, our customers’ average minutes of use per month is substantially above the U.S. wireless customer average. We intend to meet this demand by utilizing spectrum efficient technologies. Despite our recent spectrum purchases, there may come a point where we need to acquire additional spectrum in order to maintain an acceptable grade of service or provide new services to meet increasing customer demands. We also intend to acquire additional spectrum in order to enter new strategic markets. However, we cannot assure you that we will be able to acquire additional spectrum at auction or in the after-market at a reasonable cost, that Denali License will be awarded the license for which it was the winning bidder at Auction #66, or that additional spectrum would be made available by the FCC on a timely basis. If such additional spectrum is not available to us when required or at a reasonable cost, our results of operations could be adversely affected.

Our wireless licenses are subject to renewal and potential revocation in the event that we violate applicable laws.

Our existing wireless licenses are subject to renewal upon the expiration of the 10 or 15-year period for which they are granted, which renewal period commenced for some of our PCS wireless licenses in 2006. The FCC will award a renewal expectancy to a wireless licensee that has provided substantial service during its past license term and has substantially complied with applicable FCC rules and policies and the Communications Act. The FCC has routinely renewed wireless licenses in the past. However, the Communications Act provides that licenses may be revoked for cause and license renewal applications denied if the FCC determines that a renewal would not serve the public interest. FCC rules provide that applications competing with a license renewal application may be considered in comparative hearings, and establish the qualifications for competing applications and the standards to be applied in hearings. We cannot assure you that the FCC will renew our wireless licenses upon their expiration.

Future declines in the fair value of our wireless licenses could result in future impairment charges.

During the three months ended June 30, 2003, we recorded an impairment charge of $171.1 million to reduce the carrying value of our wireless licenses to their estimated fair value. However, as a result of our adoption of fresh-start reporting under American Institute of Certified Public Accountants’ Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code,” or SOP 90-7, we increased the carrying value of our wireless licenses to $652.6 million at July 31, 2004, the fair value estimated by management based in part on information provided by an independent valuation consultant. During the years ended December 31, 2006 and 2005, we recorded impairment charges of $7.9 million and $12.0 million, respectively.

The market values of wireless licenses have varied dramatically over the last several years, and may vary significantly in the future. In particular, valuation swings could occur if:

•	consolidation in the wireless industry allows or requires carriers to sell significant portions of their wireless spectrum holdings;

•	a sudden large sale of spectrum by one or more wireless providers occurs; or

•	market prices decline as a result of the sale prices in FCC auctions.

In addition, the price of wireless licenses could decline as a result of the FCC’s pursuit of policies designed to increase the number of wireless licenses available in each of our markets. For example, the FCC has recently auctioned an additional 90 MHz of spectrum in the 1700 MHz to 2100 MHz band in Auction #66 and has announced that it intends to auction additional spectrum in the 700 MHz and 2.5 GHz bands in subsequent auctions. If the market value of wireless licenses were to decline significantly, the value of our wireless licenses could be subject to non-cash impairment charges.

We assess potential impairments to our indefinite-lived intangible assets, including wireless licenses, annually and when there is evidence that events or changes in circumstances indicate that an impairment condition may exist. We conduct our annual tests for impairment of our wireless licenses during the third quarter of each year. Estimates of the fair value of our wireless licenses are based primarily on available market prices, including successful bid prices in FCC auctions and selling prices observed in wireless license transactions. A significant impairment loss could have a material adverse effect on our operating income and on the carrying value of our wireless licenses on our balance sheet.

Declines in our operating performance could ultimately result in an impairment of our indefinite-lived assets, including goodwill, or our long-lived assets, including property and equipment.

We assess potential impairments to our long-lived assets, including property and equipment and certain intangible assets, when there is evidence that events or changes in circumstances indicate that the carrying value may not be recoverable. We assess potential impairments to indefinite-lived intangible assets, including goodwill and wireless licenses, annually and when there is evidence that events or changes in circumstances indicate that an impairment condition may exist. If we do not achieve our planned operating results, this may ultimately result in a non-cash impairment charge related to our long-lived and/or our indefinite-lived intangible assets. A significant impairment loss could have a material adverse effect on our operating results and on the carrying value of our goodwill or wireless licenses and/or our long-lived assets on our balance sheet.

We may incur higher than anticipated intercarrier compensation costs.

When our customers use our service to call customers of other carriers, we are required under the current intercarrier compensation scheme to pay the carrier that serves the called party. Similarly, when a customer of another carrier calls one of our customers, that carrier is required to pay us. While in most cases we have been successful in negotiating agreements with other carriers that impose reasonable reciprocal compensation arrangements, some carriers have claimed a right to unilaterally impose what we believe to be unreasonably high charges on us. The FCC is actively considering possible regulatory approaches to address this situation but we cannot assure you that the FCC rulings will be beneficial to us. An adverse ruling or FCC inaction could result in carriers successfully collecting higher intercarrier fees from us, which could adversely affect our business.

The FCC also is considering making various significant changes to the intercarrier compensation scheme to which we are subject. We cannot predict with any certainty the likely outcome of this FCC proceeding. Some of the alternatives that are under active consideration by the FCC could severely increase the interconnection costs we pay. If we are unable to cost-effectively provide our products and services to customers, our competitive position and business prospects could be materially adversely affected.

Because our consolidated financial statements reflect fresh-start reporting adjustments made upon our emergence from bankruptcy, financial information in our current and future financial statements will not be comparable to our financial information for periods prior to our emergence from bankruptcy.

As a result of adopting fresh-start reporting on July 31, 2004, the carrying values of our wireless licenses and our property and equipment, and the related depreciation and amortization expense, among other things, changed considerably from that reflected in our historical consolidated financial statements. Thus, our current and future balance sheets and results of operations will not be comparable in many respects to our balance sheets and consolidated statements of operations data for periods prior to our adoption of fresh-start reporting. You are not able to compare information reflecting our post-emergence balance sheet data, results of operations and changes in financial condition to information for periods prior to our emergence from bankruptcy without making adjustments for fresh-start reporting.

If we experience high rates of credit card, subscription or dealer fraud, our ability to generate cash flow will decrease.

Our operating costs can increase substantially as a result of customer credit card, subscription or dealer fraud. We have implemented a number of strategies and processes to detect and prevent efforts to defraud us, and we believe that our efforts have substantially reduced the types of fraud we have identified. However, if our strategies are not successful in detecting and controlling fraud in the future, the resulting loss of revenue or increased expenses could have a material adverse impact on our financial condition and results of operations.

Risks Relating to the Exchange Offer

You may have difficulty selling the old notes you do not exchange.

If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes as described in the legend on the global notes representing the old notes. There are restrictions on transfer of your old notes because we issued the old notes under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws or offered and sold under an exemption from, or in a transaction not subject to, these requirements. We do not intend to register any old notes not tendered in the exchange offer and, upon consummation of the exchange offer, you will not be entitled to any rights to have your untendered old notes registered under the Securities Act. In addition, the trading market, if any, for the remaining old notes will be adversely affected depending on the extent to which old notes are tendered and accepted in the exchange offer.

Broker-dealers may need to comply with the registration and prospectus delivery requirements of the Securities Act.

Any broker-dealer that (1) exchanges its old notes in the exchange offer for the purpose of participating in a distribution of the new notes or (2) resells new notes that were received by it for its own account in the exchange offer may be deemed to have received restricted securities and will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer.

Any profit on the resale of the new notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

You may not receive new notes in the exchange offer if the exchange offer procedure is not followed.

We will issue the new notes in exchange for your old notes only if you tender the old notes and deliver a properly completed and duly executed letter of transmittal and other required documents before expiration of the exchange offer. You should allow sufficient time to ensure timely delivery of the necessary documents. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange. If you are the beneficial holder of old notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender old notes in the exchange offer, you should promptly contact the person in whose name your old notes are registered and instruct that person to tender your old notes on your behalf.

Risks Related to the New Notes

Our significant indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations.

We have now and will continue to have a significant amount of indebtedness. As of December 31, 2006, our total outstanding indebtedness under the senior secured credit agreement was $896 million, and we also had a $200 million undrawn revolving credit facility (which forms part of our senior secured credit facility). In October 2006, we issued $750 million in unsecured senior notes, which may be exchanged for new notes pursuant to the exchange offer. See the section entitled “The Exchange Offer” below. In addition, we may seek to raise additional funds in the future. Indebtedness under our senior secured credit facility bears interest at a variable rate, but we have entered into interest rate swap agreements with respect to $355 million of our indebtedness. Our substantial indebtedness could have material consequences to you. For example, it could:

•	make it more difficult for us to satisfy our debt obligations;

•	increase our vulnerability to general adverse economic and industry conditions;

•	impair our ability to obtain additional financing in the future for working capital needs, capital expenditures, building out our network, acquisitions and general corporate purposes;

•	require us to dedicate a substantial portion of our cash flows from operations to the payment of principal and interest on our indebtedness, thereby reducing the availability of our cash flows to fund working capital needs, capital expenditures, acquisitions and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a disadvantage compared to our competitors that have less indebtedness; and

•	expose us to higher interest expense in the event of increases in interest rates because indebtedness under our senior secured credit facility bears interest at a variable rate.

As of December 31, 2006, 57.4% of our assets consisted of goodwill and other intangibles, including wireless licenses and deposits for wireless licenses. The value of our assets, and in particular, our intangible assets, will depend on market conditions, the availability of buyers and similar factors. By their nature, our intangible assets may not have a readily ascertainable market value or may not be saleable or, if saleable, there may be substantial delays in their liquidation. For example, prior FCC approval is required in order for any remedies to be exercised with respect to our wireless licenses and obtaining such approval could result in significant delays and reduce the proceeds obtained from the sale or other disposition of our wireless licenses.

Despite current indebtedness levels, we may incur substantially more indebtedness. This could further increase the risks associated with our leverage.

We may incur substantial additional indebtedness in the future. Among other things, we may require significant additional capital in the future to finance the build-out and initial operating costs associated with licenses that we acquired in Auction #66 and that Denali License expects to be awarded as a result of Auction #66. The terms of our senior unsecured indenture permit us, subject to specified limitations, to incur additional indebtedness, including secured indebtedness. In addition, our senior secured credit agreement permits us to incur additional indebtedness under various financial ratio tests.

If new indebtedness is added to our current levels of indebtedness, the related risks that we now face could intensify. Furthermore, the subsequent build-out of the networks covered by the licenses we acquired in Auction #66 may significantly reduce our free cash flow, increasing the risk that we may not be able to service our indebtedness.

We may make significant investments in designated entities, which are not guarantors of the new notes and are not restricted by the covenants in the indenture governing the new notes.

The terms of the indenture that will govern the new notes will permit us, subject to specified limitations and conditions, to make significant investments in designated entities, including additional investments in LCW Wireless, Denali Spectrum, LLC, or Denali, and their respective subsidiaries, which are not guarantors of the new notes and are not restricted by the covenants in such indenture. Any such investments may affect our ability to satisfy our obligations with respect to the new notes.

To service our indebtedness and fund our working capital and capital expenditures, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on our indebtedness will depend upon our future operating performance and on our ability to generate cash flow in the future, which is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations, or that future borrowings, including borrowings under our revolving credit facility, will be available to us in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. If the cash flow from our operating activities is insufficient, we may take actions, such as delaying or reducing capital expenditures (including expenditures to build out our newly acquired wireless licenses), attempting to restructure or refinance our indebtedness prior to maturity, selling assets or operations or seeking additional equity capital. Any or all of these actions may be insufficient to allow us to service our debt obligations. Further, we may be unable to take any of these actions on commercially reasonable terms, or at all.

We may be unable to refinance our indebtedness.

We may need to refinance all or a portion of our indebtedness, before maturity, including the new notes. We cannot assure you that we will be able to refinance any of our indebtedness, including under our senior unsecured indenture or our senior secured credit agreement, on commercially reasonable terms, or at all. There can be no assurance that we will be able to obtain sufficient funds to enable us to repay or refinance our debt obligations on commercially reasonable terms, or at all.

Covenants in our existing indenture and credit agreement and other credit agreements or indentures that we may enter into in the future may limit our ability to operate our business.

Our senior unsecured indenture, which will govern the terms of the new notes, and senior secured credit agreement contain covenants that restrict the ability of Leap, Cricket and the subsidiary guarantors’ to make distributions or other payments to our investors or creditors until we satisfy certain financial tests or other criteria. In addition, the indenture and the credit agreement include covenants restricting, among other things, the ability of Leap, Cricket and their restricted subsidiaries to:

•	incur additional indebtedness;

•	create liens or other encumbrances;

•	place limitations on distributions from restricted subsidiaries;

•	pay dividends, make investments, prepay subordinated indebtedness or make other restricted payments;

•	issue or sell capital stock of restricted subsidiaries;

•	issue guarantees;

•	sell or otherwise dispose of all or substantially all of our assets;

•	enter into transactions with affiliates; and

•	make acquisitions or merge or consolidate with another entity.

Under the senior secured credit agreement, we must also comply with, among other things, financial covenants with respect to a maximum consolidated senior secured leverage ratio and, if a revolving credit loan or uncollateralized letter of credit is outstanding, with respect to a minimum consolidated interest coverage ratio, a maximum consolidated leverage ratio and a minimum consolidated fixed charge ratio. The restrictions in our credit agreement could limit our ability to make borrowings, obtain debt financing, repurchase stock, refinance or pay principal or interest on our outstanding indebtedness, complete acquisitions for cash or debt or react to changes in our operating environment. Any credit agreement or indenture that we may enter into in the future may have similar restrictions.

If we default under our indenture or our credit agreement because of a covenant breach or otherwise, all outstanding amounts thereunder could become immediately due and payable. Our failure to timely file our Annual Report on Form 10-K for fiscal year ended December 31, 2004 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005 constituted defaults under our previous senior secured credit agreement, and the restatement of certain of the historical consolidated financial information contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 may have constituted a default under our previous senior secured credit agreement. Although we were able to obtain limited waivers under our previous senior secured credit agreement with respect to these events, we cannot assure you that we will be able to obtain a waiver in the future should a default occur.

We cannot assure you that we would have sufficient funds to repay all of the outstanding amounts under our indenture or our credit agreement, and any acceleration of amounts due would have a material adverse effect on our liquidity and financial condition.

Rises in interest rates could adversely affect our financial condition.

An increase in prevailing interest rates would have an immediate effect on the interest rates charged on our variable rate debt, which rise and fall upon changes in interest rates. As of December 31, 2006, we estimate that approximately 34% of our debt was variable rate debt, after considering the effect of our interest rate swap agreements. If prevailing interest rates or other factors result in higher interest rates on our variable rate debt, the increased interest expense would adversely affect our cash flow and our ability to service our debt.

Your right to receive payments on the new notes and the guarantees are effectively subordinated to our and the guarantors’ secured indebtedness and to the indebtedness of our non-guarantor subsidiaries.

The new notes and the guarantees will be effectively subordinated to the existing and future secured indebtedness of Cricket, Leap and the subsidiary guarantors to the extent of the value of the assets securing such indebtedness. In particular, the new notes and the guarantees will be effectively subordinated to the indebtedness under our senior secured credit facility, which is secured by first priority liens on substantially all of the assets of Cricket, Leap and the subsidiary guarantors. In addition, creditors of our subsidiaries that do not guarantee the new notes, and of our joint ventures, will have claims with respect to the assets of those subsidiaries or that entity that rank effectively senior to the new notes. As of December 31, 2006, we had total outstanding indebtedness of approximately $1,686 million (of which $896 million consisted of indebtedness under our senior secured credit facility). Leap’s sole source of operating income and cash flow is currently derived from Cricket and its only material asset is Cricket capital stock. As a result, Leap’s guarantee provides little, if any, additional credit support for the new notes.

If Cricket, Leap or a subsidiary guarantor become insolvent or are liquidated, the lenders under Cricket, Leap or the subsidiary guarantors’ secured indebtedness will have claims on the assets securing their indebtedness and will have priority over any claim for payment under the new notes or the guarantees to the extent of such security. Accordingly, in the event of a bankruptcy or insolvency, it is possible that there would be no assets remaining after satisfaction of the claims of such secured creditors from which claims of the holders of the new notes could be satisfied or, if any assets remained, they might be insufficient to satisfy such claims fully. Also, as described below, there are federal and state laws that could invalidate the guarantees of our subsidiaries that guarantee the new notes. If that were to occur, the claims of creditors of those subsidiaries would also rank effectively senior to the notes, to the extent of the assets of those subsidiaries.

None of LCW Wireless or any of its subsidiaries, or Denali or its subsidiary have any obligation to pay any amounts due on the new notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their liabilities, including trade creditors, will generally be entitled to payment of their claims from the assets of those nonguarantor subsidiaries before any assets are made available for distribution to us.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

If we experience certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding new notes at 101% of the principal amount of the new notes plus accrued and unpaid interest and additional interest, if any, thereon, to the date of repurchase. Certain change of control events would also constitute an event of default under our credit agreement. Therefore, upon the occurrence of a change of control, the lenders under our credit agreement may have the right, among other things, to terminate their lending commitments or to cause all outstanding debt obligations under our secured credit facility to become due and payable and proceed against the assets securing such debt, any of which would prevent us from borrowing under the secured credit facility to finance a repurchase of the new notes. We cannot assure you that we will have available funds sufficient to repurchase the new notes and satisfy other payment obligations that could be triggered upon a change of control. If we do not have sufficient financial resources to effect a change of control offer, we would be required to seek additional financing from outside sources to repurchase the new notes. We cannot assure you that financing would be available to us on satisfactory terms, or at all. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indenture governing the new notes. See “Description of New Notes — Repurchase at the Option of Holders — Change of Control.”

Federal and state statutes would allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from us or the guarantors.

Cricket’s creditors or the creditors of the guarantors of the new notes could challenge the guarantees as fraudulent conveyances or on other grounds. Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the delivery of the guarantees could be found to be a fraudulent transfer and declared void if a court determined that the guarantor, at the time it incurred the indebtedness evidenced by its guarantee (1) delivered the guarantee with the intent to hinder, delay or defraud its existing or future creditors; or (2) received less than reasonably equivalent value or did not receive fair consideration for the delivery of the guarantee and any of the following three conditions apply:

•	the guarantor was insolvent or rendered insolvent by reason at the time it delivered the guarantee;

•	the guarantor was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	the guarantor intended to incur, or believed that it would incur, debts beyond its ability to pay such debts at maturity.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor. In any such case, your right to receive payments in respect of the new notes from any such guarantor would be effectively subordinated to all indebtedness and other liabilities of that guarantor.

If a court declares the guarantees to be void, or if the guarantees must be limited or voided in accordance with their terms, any claim you may make against us for amounts payable on the new notes would, with respect to amounts claimed against the guarantors, be subordinated to the indebtedness of our guarantors, including trade payables. The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of the new notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

If an active trading market for the new notes does not develop, the liquidity and value of the new notes could be decreased.

Prior to the exchange offer, there was no public market for the new notes, and although the new notes are expected to be eligible for trading in the PORTALsm Market of the National Association of Securities Dealers, Inc., we cannot assure you that an active trading market will develop for the new notes. If an active trading market does not develop, you may not be able to resell your notes at their fair market value or at all. Future trading prices of the new notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. We do not intend to apply for listing the new notes on any securities exchange.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

In connection with the sale of the old notes, we entered into a registration rights agreement with the initial purchasers of the old notes, pursuant to which we agreed to file and to use our reasonable best efforts to cause to be declared effective by the SEC a registration statement with respect to the exchange of the old notes for the new notes. We are making the exchange offer to fulfill our contractual obligations under that agreement. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

Pursuant to the exchange offer, we will issue the new notes in exchange for old notes. The terms of the new notes are identical in all material respects to those of the old notes, except that the new notes (1) have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the old notes and (2) will not have registration rights or provide for any increase in the interest rate related to the obligation to register. See “Description of New Notes” and “Description of Old Notes” for more information on the terms of the respective notes and the differences between them.

We are not making the exchange offer to, and will not accept tenders for exchange from, holders of old notes in any jurisdiction in which an exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. Unless the context requires otherwise, the term “holder” means any person in whose name the old notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose old notes are held of record by the Depository Trust Company, or DTC, who desires to deliver such old notes by book-entry transfer at DTC.

We make no recommendation to the holders of old notes as to whether to tender or refrain from tendering all or any portion of their old notes pursuant to the exchange offer. In addition, no one has been authorized to make any such recommendation. Holders of old notes must make their own decision whether to tender pursuant to the exchange offer and, if so, the aggregate amount of old notes to tender after reading this prospectus and the letter of transmittal and consulting with their advisers, if any, based on their own financial position and requirements.

Terms of the Exchange

Upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange old notes which are properly tendered at or before the expiration time and not withdrawn as permitted below. As of the date of this prospectus, $750,000,000 principal amount of 9.375% Senior Notes due 2014 are outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about the date on the cover page of the prospectus to all holders of old notes known to us. Old notes tendered in the exchange offer must be in denominations of principal amount of $2,000 and any integral multiples of $1,000 in excess thereof.

Our acceptance of the tender of old notes by a tendering holder will form a binding agreement between the tendering holder and us upon the terms and subject to the conditions provided in this prospectus and in the accompanying letter of transmittal.

Expiration, Extension and Amendment

The expiration time of the exchange offer is          , 2007. However, we may, in our sole discretion, extend the period of time for which the exchange offer is open and set a later expiration date. The term “expiration time” as used herein means the latest time and date to which we extend the exchange offer. If we decide to extend the exchange offer period, we will then delay acceptance of any old notes by giving oral or written notice of an extension to the holders of old notes as described below. During any extension period, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange will be returned to the tendering holder after the expiration or termination of the exchange offer.

Our obligation to accept old notes for exchange in the exchange offer is subject to the conditions described below under “— Conditions to the Exchange Offer.” We may decide to waive any of the conditions in our discretion. Furthermore, we reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under the same heading. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. If we materially change the terms of the exchange offer, we will resolicit tenders of the old notes, file a post-effective amendment to the prospectus and provide notice to you. If the change is made less than five business days before the expiration of the exchange offer, we will extend the offer so that the holders have at least five business days to tender or withdraw. We will notify you of any extension by means of a press release or other public announcement no later than          , 2007, the first business day after the previously scheduled expiration time.

Procedures for Tendering

Valid Tender

Except as described below, a tendering holder must, prior to the expiration time, transmit to Wells Fargo Bank, N.A., the exchange agent, at the address listed under the heading “— Exchange Agent”:

•	a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal; or

•	if old notes are tendered in accordance with the book-entry procedures listed below, an agent’s message.

In addition, a tendering holder must:

•	deliver certificates, if any, for the old notes to the exchange agent at or before the expiration time; or

•	deliver a timely confirmation of book-entry transfer of the old notes into the exchange agent’s account at DTC, the book-entry transfer facility, along with the letter of transmittal or an agent’s message; or

•	comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this holder.

If the letter of transmittal is signed by a person other than the registered holder of old notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution. The old notes must be endorsed or accompanied by appropriate powers of attorney. In either case, the old notes must be signed exactly as the name of any registered holder appears on the old notes.

If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

By tendering old notes pursuant to the exchange offer, each holder will represent to us that, among other things, the new notes are being acquired in the ordinary course of business of the person receiving the new notes, whether or not that person is the holder, and neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution of the new notes. In the case of a holder that is not a broker-dealer, that holder, by tendering old notes pursuant to the exchange offer, will also represent to us that the holder is not engaged in and does not intend to engage in a distribution of the new notes.

The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal or old notes to us.

If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the old notes by causing DTC to transfer the old notes into the exchange agent’s account.

Signature Guarantees

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed, unless the old notes surrendered for exchange are tendered:

•	by a registered holder of the old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an “eligible institution.”

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an “eligible institution.” An “eligible institution” is an “eligible guarantor institution” meeting the requirements of the registrar for the notes, which requirements include membership or participation in the Security Transfer Agent Medallion Program, or STAMP, or such other “signature guarantee program” as may be determined by the registrar for the notes in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Book-Entry Transfer

The exchange agent will make a request to establish an account for the old notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s systems must make book-entry delivery of old notes by causing DTC to transfer those old notes into the exchange agent’s account at DTC in accordance with DTC’s procedure for transfer. The participant should transmit its acceptance to DTC at or prior to the expiration time or comply with the guaranteed delivery procedures described below. DTC will verify this acceptance, execute a book-entry transfer of the tendered old notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant.

Delivery of new notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile of it or an agent’s message, with any required signature guarantees and any other required documents, must:

•	be transmitted to and received by the exchange agent at the address listed under “— Exchange Agent” at or prior to the expiration time; or

•	comply with the guaranteed delivery procedures described below.

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the exchange agent.

Guaranteed Delivery

If a registered holder of old notes desires to tender the old notes, and the old notes are not immediately available, or time will not permit the holder’s old notes or other required documents to reach the exchange agent before the expiration time, or the procedure for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

•	the tender is made through an eligible institution;

•	prior to the expiration time, the exchange agent received from an eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery:

1. stating the name and address of the holder of old notes and the amount of old notes tendered;

2. stating that the tender is being made; and

3. guaranteeing that within three New York Stock Exchange trading days after the expiration time, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or an agent’s message, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or an agent’s message, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration time.

Determination of Validity

We will determine in our sole discretion all questions as to the validity, form and eligibility of old notes tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding. We reserve the right to reject any particular old note not properly tendered or of which our acceptance might, in our judgment or our counsel’s judgment, be unlawful. We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration time, including the right to waive the ineligibility of any tendering holder. Our interpretation of the terms and conditions of the exchange offer as to any particular old note either before or after the expiration time, including the letter of transmittal and the instructions to the letter of transmittal, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within a reasonable period of time.

Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of old notes. Moreover, neither we, the exchange agent nor any other person will incur any liability for failing to give notification of any defect or irregularity.

Acceptance of Old Notes for Exchange; Issuance of New Notes

Upon the terms and subject to the conditions of the exchange offer, we will accept, promptly after the expiration time, all old notes properly tendered. We will issue the new notes promptly after acceptance of the old notes. For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice.

In all cases, issuance of new notes for old notes will be made only after timely receipt by the exchange agent of:

•	certificates for the old notes, or a timely book-entry confirmation of the old notes, into the exchange agent’s account at the book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal or an agent’s message; and

•	all other required documents.

Unaccepted or non-exchanged old notes will be returned without expense to the tendering holder of the old notes. In the case of old notes tendered by book-entry transfer in accordance with the book-entry procedures described above, the non-exchanged old notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer. For each old note accepted for exchange, the holder of the old note will receive a new note having a principal amount equal to that of the surrendered old note.

Interest Payments on the New Notes

The new notes will bear interest from the most recent date through which interest has been paid on the old notes for which they were exchanged. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date through which interest has been paid. Old notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Holders of old notes whose old notes are accepted for exchange will not receive any payment for accrued interest on the old notes otherwise payable on any interest payment date the record date for which occurs on or after completion of the exchange offer and will be deemed to have waived their rights to receive the accrued interest on the old notes.

Withdrawal Rights

Tenders of old notes may be withdrawn at any time before the expiration time.

For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, indicated under “— Exchange Agent” before the expiration time. Any notice of withdrawal must:

•	specify the name of the person, referred to as the depositor, having tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of the old notes;

•	contain a statement that the holder is withdrawing its election to have the old notes exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the old notes register the transfer of the old notes in the name of the person withdrawing the tender; and

•	specify the name in which the old notes are registered, if different from that of the depositor.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of these certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution, unless this holder is an eligible institution. If old notes have been tendered in accordance with the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes.

Any old notes properly withdrawn will be deemed not to have been validly tendered for exchange. New notes will not be issued in exchange unless the old notes so withdrawn are validly re-tendered. Properly withdrawn old notes may be re-tendered by following the procedures described under “— Procedures for Tendering” above at any time at or before the expiration time.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to exchange, any old notes for any new notes, and, as described below, may terminate the exchange offer, whether or not any old notes have been accepted for exchange, or may waive any conditions to or amend the exchange offer, if any of the following conditions has occurred or exists:

•	there shall occur a change in the current interpretation by the staff of the SEC, which now permits the new notes issued pursuant to the exchange offer in exchange for old notes to be offered for resale, resold and otherwise transferred by the holders (other than broker-dealers and any holder which is an affiliate) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such new notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution of the new notes;

•	any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•	any law, statute, rule or regulation shall have been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•	a banking moratorium shall have been declared by United States federal or New York State authorities which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•	trading on the New York Stock Exchange or generally in the United States over-the-counter market shall have been suspended by order of the SEC or any other governmental authority which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•	an attack on the United States, an outbreak or escalation of hostilities or acts of terrorism involving the United States, or any declaration by the United States of a national emergency or war shall have occurred;

•	a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement of which this prospectus is a part or proceedings shall have been initiated or, to our knowledge, threatened for that purpose or any governmental approval has not been obtained, which approval we shall, in our sole discretion, deem necessary for the consummation of the exchange offer; or

•	any change, or any development involving a prospective change, in our business or financial affairs or any of our subsidiaries has occurred which is or may be adverse to us or we shall have become aware of facts that have or may have an adverse impact on the value of the old notes or the new notes, which in our sole judgment in any case makes it inadvisable to proceed with the exchange offer and/or with the acceptance for exchange or with the exchange.

If we determine in our sole discretion that any of the foregoing events or conditions has occurred or exists, we may, subject to applicable law, terminate the exchange offer, whether or not any old notes have been accepted for exchange, or may waive any such condition or otherwise amend the terms of the exchange offer in any respect. See “— Expiration, Extension and Amendment” above.

Resales of New Notes

Based on interpretations by the staff of the SEC, as described in no-action letters issued to third parties, we believe that new notes issued in the exchange offer in exchange for old notes may be offered for resale, resold or otherwise transferred by holders of the old notes without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the new notes are acquired in the ordinary course of the holders’ business;

•	the holders have no arrangement or understanding with any person to participate in the distribution of the new notes; and

•	the holders are not “affiliates” of ours within the meaning of Rule 405 under the Securities Act.

However, the SEC has not considered the exchange offer described in this prospectus in the context of a no-action letter. We cannot assure you that the staff of the SEC would make a similar determination with respect to the exchange offer as in the other circumstances. Each holder who wishes to exchange old notes for new notes will be required to represent that it meets the above three requirements.

Any holder who is an affiliate of ours or who intends to participate in the exchange offer for the purpose of distributing new notes or any broker-dealer who purchased old notes directly from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act:

•	may not rely on the applicable interpretations of the staff of the SEC mentioned above;

•	will not be permitted or entitled to tender the old notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such securities were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

In addition, to comply with state securities laws, the new notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification, with which there has been compliance, is available. The offer and sale of the new notes to “qualified institutional buyers,” as defined under Rule 144A of the Securities Act, is generally exempt from registration or qualification under the state securities laws. We currently do not intend to register or qualify the sale of new notes in any state where an exemption from registration or qualification is required and not available.

Exchange Agent

Wells Fargo Bank, N.A. has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal and any other required documents should be directed to the exchange agent at the address or facsimile number set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

WELLS FARGO BANK, N.A.
AS EXCHANGE AGENT

By Facsimile for Eligible Institutions:	By Mail/Overnight Courier/Hand:
Wells Fargo Bank, N.A.
(612) 667-9825	Corporate Trust Services
Attention: Lynn M. Steiner	Sixth and Marquette
Mac N9303-120
Confirm by Telephone:	Minneapolis, MN 55479
(612) 316-4305	Attention: Lynn M. Steiner

Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

Regulatory Approval

Other than the federal securities laws, there are no federal or state regulatory requirements that we must comply with and there are no approvals that we must obtain in connection with the exchange offer.

Fees and Expenses

We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of old notes, and in handling or tendering for their customers. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes on the exchange. If, however, new notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting Treatment

We will record the new notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the new notes.

USE OF PROCEEDS

We will not receive proceeds from the issuance of the new notes offered hereby. In consideration for issuing the new notes in exchange for old notes as described in this prospectus, we will receive old notes of like principal amount. The old notes surrendered in exchange for the new notes will be retired and canceled.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data were derived from our audited consolidated financial statements. These tables should be read in conjunction with “Item 7. Management’s Discussion and Analysis of ’Financial condition and Results of Operations” and “Item 8. Financial Statements and Supplementary Data,” each which is contained in our Annual Report on Form 10-K for the year ended December 31, 2006, which has been incorporated by reference into this prospectus. References in these tables to “Predecessor Company” refer to Leap and its subsidiaries on or prior to July 31, 2004. References to “Successor Company” refer to Leap and its subsidiaries after July 31, 2004, after giving effect to the implementation of fresh-start reporting. The financial statements of the Successor Company are not comparable in many respects to the financial statements of the Predecessor Company because of the effects of the consummation of the plan of reorganization as well as the adjustments for fresh-start reporting. For a description of fresh-start reporting, see Note 2 to the consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2006.

	Predecessor Company				Successor Company
			Seven Months		Five Months
			Ended		Ended
	Year Ended December 31,		July 31,		December 31,	Year Ended December 31,
	2002	2003	2004		2004	2005		2006
	(In thousands, except per share data)

Statement of Operations Data:
Revenues	$618,475	$751,296	$481,647		$344,360	$914,663		$1,136,700

Operating income (loss)	(454,100)	(360,375)	(40,600)		10,438	69,819		43,824

Income (loss) before reorganization items, income taxes and cumulative effect of change in accounting principle	(640,978)	(443,143)	(45,088)		(4,461)	51,117		4,339
Reorganization items, net	—	(146,242)	962,444		—	—		—
Income tax expense	(23,821)	(8,052)	(4,166)		(3,930)	(21,151)		(9,101)
Cumulative effect of change in accounting principle	—	—	—		—	—		623

Net income (loss)	$(664,799)	$(597,437)	$913,190		$(8,391)	$29,966		$(4,139)

Net income (loss) per share:
Basic net income (loss) per share:
Income (loss) before cumulative effect of change in accounting principle	$(14.91)	$(10.19)	$15.58		$(0.14)	$0.50		$(0.08)
Cumulative effect of change in accounting principle	—	—	—		—	—		0.01

Basic net income (loss) per share(1)	$(14.91)	$(10.19)	$15.58		$(0.14)	$0.50		$(0.07)

Diluted net income (loss) per share:
Income (loss) before cumulative effect of change in accounting principle	$(14.91)	$(10.19)	$15.58		$(0.14)	$0.49		$(0.08)
Cumulative effect of change in accounting principle	—	—	—		—	—		0.01

Diluted net income (loss) per share(1)	$(14.91)	$(10.19)	$15.58		$(0.14)	$0.49		$(0.07)

Shares used in per share calculations(1):
Basic	44,591	58,604	58,623		60,000	60,135		61,645

Diluted	44,591	58,604	58,623		60,000	61,003		61,645

Other Financial Data:
Ratio of earnings to fixed charges(3)	—	—	63.2	x	—	1.7	x	—

	As of December 31,
	Predecessor Company			Successor Company
	2002	2003	2004	2005	2006

Balance Sheet Data:
Cash and cash equivalents	$100,860	$84,070	$141,141	$293,073	$374,939
Working capital (deficit)(2)	(2,144,420)	(2,254,809)	145,762	240,862	198,501
Restricted cash, cash equivalents and short-term investments	25,922	55,954	31,427	13,759	13,581
Total assets	2,163,702	1,756,843	2,220,887	2,506,318	4,092,968
Long-term debt(2)	—	—	371,355	588,333	1,676,500
Total stockholders’ equity (deficit)	(296,786)	(893,356)	1,470,056	1,514,357	1,789,001

(1)	Refer to Notes 2 and 5 to the consolidated financial statements included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference into this prospectus, for an explanation of the calculation of basic and diluted net income (loss) per common share.

(2)	We have presented the principal and interest balances related to our outstanding debt obligations as current liabilities in the consolidated balance sheets as of December 31, 2003 and 2002, as a result of the then existing defaults under the underlying agreements.

(3)	For purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) before income taxes and cumulative effect of change in accounting principle plus minority interest in loss (income) of subsidiary, fixed charges and amortization of capitalized interest, less interest capitalized. “Fixed charges” consist of interest expense, whether expensed or capitalized, and the interest portion of rental expense inherent in our operating leases. The portion of total rental expense that represents the interest factor is estimated to be 33%. Our earnings were inadequate to cover fixed charges for the year ended December 31, 2006 by $12,958 and for the five months ended December 31, 2004 by $4,461 and for the years ended December 31, 2003 and 2002 by $586,694 and $640,692, respectively.

DESCRIPTION OF NEW NOTES

We issued the old notes and will issue the new notes pursuant to an indenture, dated as of October 23, 2006, by and among Cricket, the Initial Guarantors (as defined therein) and Wells Fargo Bank, N.A., as trustee (as supplemented, the “Indenture”). The terms of the new notes include those stated in the indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The new notes are subject to all such terms, and you should refer to the Indenture and the Trust Indenture Act for a statement thereof.

The following description is a summary of the material provisions of the Indenture. It does not restate the agreement in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the new notes. Anyone who receives this prospectus may obtain a copy of the Indenture, without charge, by writing to Leap Wireless International, Inc., 10307 Pacific Center Court, San Diego, California 92121, Attention: Secretary.

You can find the definitions of certain terms used in this description below under the caption “— Certain Definitions.” Certain defined terms used in this description but not defined below under the caption “— Certain Definitions” have the meanings assigned to them in the Indenture. In this description, the word “Company” refers only to Cricket Communications, Inc. and not to any of its subsidiaries, and the word “Parent” refers only to Leap Wireless International, Inc. and not to any of its subsidiaries.

The registered holder of a new note will be treated as the owner of it for all purposes. Only registered holders of new notes will have rights under the Indenture.

Brief Description of the New Notes

The new notes:

•	are general unsecured obligations of the Company;

•	are equal in right of payment with all existing and any future unsecured, unsubordinated Indebtedness of the Company;

•	are senior in right of payment to any future subordinated Indebtedness of the Company;

•	are effectively subordinated to all existing and any future secured Indebtedness of the Company, including the Indebtedness of the Company under the Credit Agreement, to the extent of the assets securing such Indebtedness, to all existing and any future liabilities (including trade payables) of the Parent’s Subsidiaries that are not Guarantors, to the extent of the assets of such Subsidiaries, and to all existing and any future liabilities (including trade payables) of the Parent’s Designated Entities, to the extent of the assets of such Designated Entities; and

•	are unconditionally guaranteed on a senior basis by the Guarantors as described under “— Note Guarantees.”

As of December 31, 2006, the Company had $1,686 million of consolidated indebtedness outstanding, $896 million of which was secured indebtedness, and the Parent’s Subsidiaries that are not Guarantors had no indebtedness or other liabilities. In addition, the Company had no borrowings under its revolving credit facility portion of the Credit Agreement, which allows the Company to borrow up to $200 million.

Although the Indenture will limit the Incurrence of Indebtedness by the Parent and its Restricted Subsidiaries, such limitations are subject to a number of significant exceptions. The Parent and its Restricted Subsidiaries may be able to Incur substantial amounts of Indebtedness, including secured Indebtedness, in the future.

As of the date of the Indenture, all of Parent’s Subsidiaries, including the Company, will be “Restricted Subsidiaries.” However, under the circumstances described below under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our subsidiaries as “Unrestricted Subsidiaries.” Any Unrestricted Subsidiaries and any Designated Entities will not be subject to any of the restrictive covenants in the Indenture and will not guarantee the new notes.

Principal, Maturity and Interest

The Indenture, which provided for the issuance of the old notes of which $750.0 million aggregate principal amount are currently outstanding, provides for the issuance by the Company of new notes with an unlimited principal amount, of which up to $750.0 million may be issued in connection with the exchange offer. The Company may issue additional new notes (the “additional notes”) from time to time after this offering. Any offering of additional notes is subject to the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness.” The new notes and any additional notes subsequently issued under the Indenture would be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Company will issue new notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The new notes will mature on November 1, 2014.

Interest on the new notes will accrue at the rate of 9.375% per annum and will be payable semi-annually in arrears on May 1 and November 1, commencing on          , 2007. The Company will make each interest payment to the Holders of record on the immediately preceding April 15 and October 15.

Interest on the new notes will accrue from the date of original issuance of the old notes or, if interest has already been paid on the old notes, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Note Guarantees

The new notes will be guaranteed, jointly and severally, by Parent and each of its Restricted Subsidiaries that guarantees any Indebtedness for borrowed money of the Parent, the Company or any Subsidiary Guarantor.

Each Note Guarantee:

•	will be a general unsecured obligation of the Guarantor;

•	will be equal in right of payment with all existing and any future unsecured, unsubordinated Indebtedness of such Guarantor;

•	will be senior in right of payment to any future subordinated Indebtedness of the Guarantor; and

•	will be effectively subordinated to all existing and any future secured Indebtedness of such Guarantor, including the Guarantee by such Guarantor under the Credit Agreement, to the extent of the assets securing such Indebtedness, and the Note Guarantee of Parent will be effectively subordinated to all existing and any future liabilities of Parent’s Subsidiaries other than the Company and any Subsidiary Guarantor to the extent of the assets of such Subsidiaries and to all existing and any future liabilities of Parent’s Designated Entities to the extent of the assets of such Designated Entities.

The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from us or the guarantors.” As of December 31, 2006, the Company had $1,686 million of consolidated indebtedness outstanding, $896 million of which was secured indebtedness, and the Parent’s Subsidiaries that are not Guarantors had no indebtedness or other liabilities. In addition, the Company had no borrowings under its revolving credit facility portion of the Credit Agreement, which allows the Company to borrow up to $200 million.

New note Guarantees of the Subsidiary Guarantors may be released in certain circumstances. See “— Certain Covenants — Guarantees.”

Optional Redemption

At any time prior to November 1, 2009, the Company may (on any one or more occasions) redeem up to 35% of the aggregate principal amount of new notes issued under the Indenture (including any additional notes) at a redemption price of 109.375% of the principal amount thereof, plus accrued and unpaid interest and Additional

Interest, if any, thereon to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of new notes issued under the Indenture (including any additional notes) remains outstanding immediately after the occurrence of such redemption (excluding notes held by the Company and its Affiliates); and

(2) the redemption must occur within 90 days of the date of the closing of such Equity Offering.

At any time prior to November 1, 2010, the Company may redeem all or part of the new notes upon not less than 30 nor more than 60 days’ prior notice at a redemption price equal to the sum of (i) 100% of the principal amount thereof, plus (ii) the Applicable Premium as of the date of redemption, plus (iii) accrued and unpaid interest and Additional Interest, if any, to the date of redemption.

Except pursuant to the preceding paragraphs, the new notes will not be redeemable at the Company’s option prior to November 1, 2010.

On or after November 1, 2010, the Company may redeem all or a part of the new notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on November 1 of the years indicated below:

Year	Percentage

2010	104.688%
2011	102.344%
2012 and thereafter	100.000%

If less than all of the new notes are to be redeemed at any time, the Trustee will select new notes for redemption as follows:

(1) if the new notes are listed on any national securities exchange, in compliance with the requirements of such principal national securities exchange; or

(2) if the new notes are not so listed, on a pro rata basis.

No new notes of $2,000 or less will be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of new notes to be redeemed at its registered address. Notices of redemption may not be conditional.

If any new note is to be redeemed in part only, the notice of redemption that relates to that new note will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original new note will be issued in the name of the Holder thereof upon cancellation of the original new note. New notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on new notes or portions of them called for redemption.

Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the new notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each Holder of new notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s new notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in the Indenture. In the Change of Control Offer, the Company will offer payment (a “Change of Control Payment”) in cash equal to not less than 101% of the aggregate principal amount of new notes repurchased plus accrued and unpaid interest and Additional Interest, if any, thereon, to the date of repurchase (the “Change of Control Payment Date,” which date will be no earlier than the date of such Change of Control); provided, however, that notwithstanding the occurrence of a Change of Control, the Company shall not be obligated to purchase the new notes pursuant to this section in the event that the Company has exercised its right to redeem all the new notes under the terms of the caption “Optional Redemption.” No later than 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase new notes on the Change of Control Payment Date specified in such notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the new notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all new notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all new notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the Trustee the new notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of new notes or portions thereof being purchased by the Company.

The Paying Agent will promptly mail or wire transfer to each Holder of new notes so tendered the Change of Control Payment for such new notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the new notes surrendered, if any; provided that each such new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Credit Agreement provides that certain change of control events with respect to the Parent and the Company would constitute a default under the Credit Agreement, including a Change of Control as defined in the new notes. Future credit agreements or other similar agreements to which the Parent or the Company becomes a party may contain restrictions on the Company’s ability to purchase the new notes. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing new notes, the Company could seek the consent of its lenders to the purchase of new notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing new notes. In such case, the Company’s failure to purchase tendered new notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such other agreements.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the new notes to require that the Company repurchase or redeem the new notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all new notes validly tendered and not withdrawn under such Change of Control Offer.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the

Change of Control Offer. New notes repurchased by the Company pursuant to a Change of Control Offer will have the status of new notes issued but not outstanding or will be retired and canceled, at the option of the Company. New notes purchased by a third party pursuant to the preceding paragraph will have the status of new notes issued and outstanding.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Parent and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of new notes to require the Company to repurchase such new notes as a result of a sale, transfer, conveyance or other disposition of less than all of the assets of the Parent and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

The Parent will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Parent or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration therefor received by the Parent or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Replacement Assets or a combination thereof. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on the Parent’s or such Restricted Subsidiary’s most recent balance sheet, of the Parent or any Restricted Subsidiary (other than contingent liabilities, Indebtedness that is by its terms subordinated to the new notes or any Note Guarantee and liabilities to the extent owed to the Parent or any Affiliate of the Parent) that are assumed by the transferee of any such assets or Equity Interests pursuant to a written novation agreement that releases the Parent or such Restricted Subsidiary from further liability therefor; and

(b) any securities, notes or other obligations received by the Parent or any such Restricted Subsidiary from such transferee that are (within 60 days of receipt and subject to ordinary settlement periods) converted by the Parent or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion).

Notwithstanding the foregoing, the 75% limitation referred to in the prior paragraph shall be deemed satisfied with respect to any Asset Sale in which the cash, Cash Equivalents or Replacement Assets portion of the consideration received therefrom, determined in accordance with the foregoing provision on an after tax basis, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Parent or its Restricted Subsidiaries may apply such Net Proceeds at its option:

(1) to repay, prepay, defease, redeem, purchase or otherwise retire Indebtedness under the Credit Agreement (and to permanently reduce commitments with respect thereto in the case of revolving borrowings), if any; or

(2) to purchase Replacement Assets (or enter into a binding agreement to purchase such Replacement Assets; provided that (x) such purchase is consummated within 180 days after the date that is 365 days after the receipt of such Net Proceeds from such Asset Sale and (y) if such purchase is not consummated within the period set forth in subclause (x), the Net Proceeds not so applied will be deemed to be Excess Proceeds (as defined below)).

Pending the final application of any such Net Proceeds, the Parent or any of its Restricted Subsidiaries may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

On the 366th day after an Asset Sale (or, in the event that a binding agreement has been entered into as set forth in clause (2) of the preceding paragraph, the later date of expiration of the 180-day period set forth in such clause (2)) or such earlier date, if any, as the Parent determines not to apply the Net Proceeds relating to such Asset Sale as set forth in the preceding paragraph (each such date being referred as an “Excess Proceeds Trigger Date”), such aggregate amount of Net Proceeds that has not been applied on or before the Excess Proceeds Trigger Date as permitted in the preceding paragraph (“Excess Proceeds”) will be applied by the Company to make an offer (an “Asset Sale Offer”) to all Holders of new notes and all holders of other Indebtedness that is pari passu with the new notes or any Note Guarantee containing provisions similar to those set forth in the Indenture with respect to offers to purchase with the proceeds of sales of assets, to purchase the maximum principal amount of new notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of the new notes and such other pari passu Indebtedness plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash.

The Company may defer the Asset Sale Offer until the aggregate unutilized Excess Proceeds accrued in the preceding twelve calendar months equals or exceeds $15.0 million, at which time the entire unutilized amount of Excess Proceeds (not only the amount in excess of $15.0 million) will be applied as provided in the preceding paragraph. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Parent and its Restricted Subsidiaries may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of new notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the new notes and such other pari passu Indebtedness will be purchased on a pro rata basis based on the principal amount of new notes and such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the Excess Proceeds subject to such Asset Sale will no longer be deemed to be Excess Proceeds.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of new notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.

The Credit Agreement provides that certain asset sale events would constitute a default thereunder. Future credit agreements or other similar agreements to which the Parent or the Company becomes a party may contain restrictions on the Company’s ability to purchase new notes. In the event an Asset Sale occurs at a time when the Company is prohibited from purchasing new notes, the Company could seek the consent of its lenders to the purchase of new notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing new notes. In such case, the Company’s failure to purchase tendered new notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such other agreements.

Certain Covenants

Restricted Payments

(A) The Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay (without duplication) any dividend or make any other payment or distribution on account of the Parent’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Parent or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Parent’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions (x) payable in Equity Interests (other than Disqualified Stock) of the Parent or (y) to the Parent or a Restricted Subsidiary of the Parent);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Parent or any of its Restricted Subsidiaries) any Equity

Interests of the Parent or any Restricted Subsidiary thereof held by Persons other than the Parent or any of its Restricted Subsidiaries;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the new notes or any Note Guarantees, except (x) a payment of interest or principal at the Stated Maturity thereof or (y) the purchase, repurchase or other acquisition of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition; or

(4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default will have occurred and be continuing or would occur as a consequence thereof;

(2) the Parent would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable Four Quarter Period, have been permitted to Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Parent and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8) and (9) of the next succeeding paragraph (B)), is less than the sum, without duplication, of:

(a) 100% of the Consolidated Cash Flow of the Parent for the period (taken as one accounting period) from October 1, 2006 to the end of the Parent’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, minus 1.5 times the Fixed Charges of the Parent for the same period, plus

(b) 100% of the aggregate net cash proceeds (including Cash Equivalents) received by the Parent since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock) of the Parent (other than proceeds received by the Parent from the Forward Sale Agreements) or from the Incurrence of Indebtedness of the Parent or the Company that has been converted into or exchanged for such Equity Interests (other than Equity Interests sold to, or Indebtedness held by, a Subsidiary of the Parent), plus

(c) with respect to Restricted Investments made by the Parent and its Restricted Subsidiaries after the Issue Date, an amount equal to the net reduction in such Restricted Investments in any Person resulting from repayments of loans or advances, or other transfers of assets, in each case to the Parent or any Restricted Subsidiary or from the net cash proceeds from the sale of any such Restricted Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Consolidated Cash Flow), from the release of any Guarantee (except to the extent any amounts are paid under such Guarantee) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, not to exceed, in each case, the amount of Restricted Investments previously made by the Parent or any Restricted Subsidiary in such Person or Unrestricted Subsidiary after the Issue Date.

(B) The preceding provisions will not prohibit, so long as, in the case of clauses (4), (7) and (10) below, no Default has occurred and is continuing or would be caused thereby:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

(2) the payment of any dividend by a Restricted Subsidiary of the Parent to the holders of its Common Stock on a pro rata basis;

(3) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Parent, the Company or any Subsidiary Guarantor or of any Equity Interests of the Parent or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of a contribution to the common equity of the Parent or a substantially concurrent sale (other than to a Subsidiary of the Parent) of, Equity Interests (other than Disqualified Stock) of the Parent; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3) (b) of the preceding paragraph (A);

(4) the defeasance, redemption, repurchase or other acquisition of Indebtedness subordinated to the new notes or the Note Guarantees with the net cash proceeds from an Incurrence of Permitted Refinancing Indebtedness;

(5) Investments acquired as a capital contribution to, or in exchange for, or out of the net cash proceeds of a substantially concurrent sale (other than to a Subsidiary of the Parent) of, Equity Interests (other than Disqualified Stock) of, the Parent; provided that the amount of any such net cash proceeds that are utilized for any such acquisition or exchange will be excluded from clause (3) (b) of the preceding paragraph (A);

(6) the repurchase of Equity Interests deemed to occur upon the exercise of options or warrants to the extent that such Equity Interests represents all or a portion of the exercise price thereof;

(7) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Parent held by any current or former employee, consultant or director of Parent, or any Restricted Subsidiaries of the Parent pursuant to the terms of any equity subscription agreement, stock option agreement or similar agreement entered into in the ordinary course of business; provided that the aggregate of all amounts paid by the Parent in any calendar year will not exceed $2.5 million (with unused amounts in any calendar year being carried over to the next succeeding calendar year, subject to maximum payment of $5.0 million in any calendar year); provided, further, that such amount in any calendar year may be increased by an amount equal to (a) the net cash proceeds from the sale of Equity Interests of the Parent to current or former members of management, directors, consultants or employees that occurs after the Issue Date (provided that the amount of any such net cash proceeds will be excluded from clause (3) (b) of the preceding paragraph (A)) plus (b) the net cash proceeds of key man life insurance policies received by the Parent or its Restricted Subsidiaries after the Issue Date;

(8) the purchase, redemption, acquisition, cancellation or other retirement for value of shares of Capital Stock of the Parent, to the extent necessary, in the good faith judgment of the Parent’s Board of Directors, to prevent the loss or secure the renewal or reinstatement of any license held by the Parent or any of its Restricted Subsidiaries from any governmental agency;

(9) the purchase by the Parent or the Company from WLPCS Management, LLC or CSM Wireless, LLC (or their respective successors or assigns) of their respective membership interests in LCW Wireless, LLC upon exercise of their respective “put” rights to sell their entire membership interests in LCW Wireless, LLC to the Company; provided that exercise of such “put” rights shall be on terms, in the good faith judgment of the Parent’s Board of Directors, at least as favorable to the Parent and its Restricted Subsidiaries as WLPCS Management, LLC’s or CSM Wireless LLC’s “put” rights in existence on the Issue Date; and

(10) other Restricted Payments in an aggregate amount not to exceed $75.0 million.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Parent or such Subsidiary, as the case may be, pursuant to the Restricted Payment; provided that if the Fair Market Value exceeds $10.0 million, such Fair Market Value shall be determined in good faith by the Board of Directors of the Parent evidenced by a Board Resolution. Not later than the date of making any Restricted Payment under clause (A) (3) or B(10) above, the Parent will deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of any opinion or appraisal required by the Indenture.

Incurrence of Indebtedness

The Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness; provided, however, that the Parent, the Company or any Subsidiary Guarantor may Incur Indebtedness, if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Consolidated Leverage Ratio would be less than 7.0 to 1, for an Incurrence of Indebtedness on or prior to June 30, 2008, and 6.25 to 1 thereafter.

The first paragraph of this covenant will not prohibit the Incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the Incurrence by the Parent, the Company or any Subsidiary Guarantor of Indebtedness under Credit Facilities in an aggregate amount at any one time outstanding pursuant to this clause (1) not to exceed $1,500.0 million, less the aggregate amount of all Net Proceeds of Asset Sales applied by the Parent or any Restricted Subsidiary thereof to permanently repay any such Indebtedness pursuant to the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(2) the Incurrence of Existing Indebtedness;

(3) the Incurrence by the Parent, the Company and the Subsidiary Guarantors of Indebtedness represented by the new notes and the related Note Guarantees to be issued on the Issue Date and the exchange notes and the related Guarantees to be issued pursuant to the Registration Rights Agreement in exchange therefor;

(4) the Incurrence by the Parent, the Company or any Subsidiary Guarantor of Indebtedness represented by Capital Lease Obligations, mortgage financings, Attributable Debt, purchase money obligations or other obligations, in each case, Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment (including acquisition of Capital Stock of a Person that becomes a Restricted Subsidiary to the extent of the Fair Market Value of the property, plant or equipment of such Person) used in the business of the Parent, the Company or such Subsidiary Guarantor, in an aggregate amount, including all Permitted Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (4), not to exceed $150.0 million at any time outstanding;

(5) the Incurrence by the Parent or any Restricted Subsidiary of the Parent of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be Incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (12), or (14) of this paragraph;

(6) the Incurrence by the Parent or any of its Restricted Subsidiaries of intercompany Indebtedness owing to or held by the Parent or any of its Restricted Subsidiaries; provided, however, that:

(a) if the Parent, the Company or any Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations with respect to the new notes, in the case of the Company, or the Note Guarantee, in the case of the Parent or a Subsidiary Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Parent, the Company or a Restricted Subsidiary of the Parent and (ii) any sale or other transfer of any such Indebtedness to a Person that is not the Parent, the Company or a Restricted Subsidiary of the Parent, will be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Parent, the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the Guarantee by the Parent, the Company or any of the Subsidiary Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Parent that was permitted to be Incurred by another provision of this covenant; provided that if the Indebtedness being Guaranteed is subordinated to or pari passu with the new notes or any, than the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(8) the Incurrence by the Parent, the Company or any of its Restricted Subsidiaries of Hedging Obligations that are Incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(9) the Incurrence by the Parent or any of its Restricted Subsidiaries of Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Parent or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the amount does not exceed the gross proceeds actually received by the Parent or any Restricted Subsidiary thereof in connection with such disposition;

(10) the Incurrence by the Parent or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished promptly after its Incurrence;

(11) the Incurrence by the Parent or any of its Restricted Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business; provided that, upon the drawing of such letters of credit or the Incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or Incurrence;

(12) the Incurrence by the Parent, the Company or any Restricted Subsidiary of Acquired Indebtedness in an aggregate principal amount not to exceed $200.0 million;

(13) the Incurrence by the Parent or the Company of Indebtedness to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the new notes; or

(14) the Incurrence by the Parent or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate amount at any time outstanding, including all Permitted Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (14), not to exceed $100.0 million.

For purposes of determining compliance with this covenant, in the event that any proposed Indebtedness (including Acquired Indebtedness) meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (14) above, or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Parent will be permitted to divide and classify such item of Indebtedness at the time of its Incurrence in any manner that complies with this covenant and may later redivide and/or reclassify all or a portion of such item of Indebtedness in any manner that complies with this covenant. Notwithstanding the foregoing, Indebtedness under the Credit Agreement outstanding on the Issue Date will be deemed to have been Incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that may be Incurred pursuant to this covenant will not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

The Company will not Incur any Indebtedness that is subordinate in right of payment to any other Indebtedness of the Company unless it is subordinate in right of payment to the new notes to the same extent. The Parent will not, and will not permit any Subsidiary Guarantor, to Incur any Indebtedness that is subordinate in right of payment to any other Indebtedness of the Parent or such Subsidiary Guarantor, as the case may be, unless it is subordinate in right of payment to the relevant Note Guarantee to the same extent. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Parent, the Company or any Subsidiary Guarantor, as applicable, solely by reason of any Liens or Guarantees arising or created in respect thereof or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Liens

The Parent will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the Indenture and the new notes or Note Guarantees, as applicable, are secured on an equal and ratable basis with the obligations so secured (or, in the case of Indebtedness subordinated to the new notes or the related Note Guarantees, prior or senior thereto, with the same relative priority as the new notes or the related Note Guarantees will have with respect to such subordinated Indebtedness) until such time as such obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock (or with respect to any other interest or participation in, or measured by, its profits) to the Parent or any of its Restricted Subsidiaries or pay any liabilities owed to the Parent or any of its Restricted Subsidiaries;

(2) make loans or advances to the Parent or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Parent or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions:

(1) existing under, by reason of or with respect to the Credit Agreement, Existing Indebtedness or any other agreements in effect on the Issue Date and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Board of Directors of the Parent, not materially more restrictive, taken as a whole, than those contained in the Credit Agreement, Existing Indebtedness or such other agreements, as the case may be, as in effect on the Issue Date;

(2) set forth in the Indenture, the new notes, the New Guarantees and the exchange notes and the related Guarantees to be issued pursuant to the Registration Rights Agreement in exchange therefor;

(3) existing under, by reason of or with respect to applicable law, rule, regulation or order;

(4) with respect to any Person or the property or assets of a Person acquired by the Parent or any of its Restricted Subsidiaries existing at the time of such acquisition and not incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Board of Directors of the Parent, not materially more restrictive, taken as a whole, than those in effect on the date of the acquisition;

(5) in the case of clause (3) of the first paragraph of this covenant:

(A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

(B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Parent or any Restricted Subsidiary thereof not otherwise prohibited by the Indenture, or

(C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Parent or any Restricted Subsidiary thereof in any manner material to the Parent or any Restricted Subsidiary thereof;

(6) existing under, by reason of or with respect to any agreement for the sale or other disposition of all or substantially all of the Capital Stock of, or property and assets of, a Restricted Subsidiary that restrict distributions by that Restricted Subsidiary pending such sale or other disposition;

(7) existing under restrictions on cash or other deposits or net worth imposed by customers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

(8) existing under, by reason of or with respect to provisions with respect to the disposition or distribution of assets or property, in each case contained in joint venture agreements and which the Board of Directors of the Parent determines in good faith will not adversely affect the Company’s ability to make payments of principal or interest payments on the new notes; and

(9) restrictions in other Indebtedness incurred in compliance with the covenant described under the caption “— Incurrence of Indebtedness;” provided that such restrictions, taken as a whole, are, in the good faith judgment of the Parent’s Board of Directors, no more materially restrictive with respect to such encumbrances and restrictions than those contained in the existing agreements referenced in clauses (1) and (2) above.

Merger, Consolidation or Sale of Assets

Neither the Company nor Parent will, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company or the Parent, as applicable, is the surviving corporation) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties and assets in one or more related transactions, to another Person, unless:

(1) either: (a) the Company or the Parent, as applicable, is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company or the Parent, as applicable) or to which such sale, assignment, transfer, conveyance or other disposition will have been made (i) is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia and (ii) assumes all the obligations of the Company or the Parent, as applicable, under the new notes, the Guarantee, the Indenture and the Registration Rights Agreement, as the case may be, pursuant to agreements reasonably satisfactory to the Trustee; provided that in the case where such Person is not a corporation, a co-obligor of the new notes is a corporation;

(2) immediately after giving effect to such transaction, no Default or Event of Default exists;

(3) immediately after giving effect to such transaction on a pro forma basis, (a) the Company or the Parent, as applicable, or the Person formed by or surviving any such consolidation or merger (if other than the Company or the Parent, as applicable), or to which such sale, assignment, transfer, conveyance or other disposition will have been made, will be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness” or (b) the Consolidated Leverage Ratio for the Parent or such Person, as the case may be, will not be greater than the Consolidated Leverage Ratio for the Parent immediately prior to such transaction; and

(4) each Guarantor, unless such Guarantor is the Person with which the Company or the Parent has entered into a transaction under this covenant, will have by amendment to its Note Guarantee confirmed that its Note Guarantee will apply to the obligations of the Company or the surviving Person in accordance with the new notes and the Indenture.

Upon any consolidation or merger, or any sale, assignment, transfer, conveyance or other disposition of all or substantially all of the assets of the Company or Parent, as applicable, in accordance with this covenant, the successor corporation formed by such consolidation or into or with which the Company or Parent, as applicable, is merged or to which such sale, assignment, transfer, conveyance or other disposition is made will succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, conveyance or other disposition, the provisions of the Indenture referring to the “Company” or “Parent,” as applicable, will refer instead to the successor corporation and not to the Company or the Parent, as applicable), and may exercise every right and power of, the Company or Parent, as applicable, under the Indenture with the same effect as if such successor Person had been named as the Company or Parent, as applicable, in the Indenture.

In addition, the Parent and its Restricted Subsidiaries may not, directly or indirectly, lease all or substantially all of the properties or assets of the Parent and its Restricted Subsidiaries considered as one enterprise, in one or more related transactions, to any other Person. Clause (3) above of this covenant will not apply to (x) any merger, consolidation or sale, assignment, transfer, conveyance or other disposition of assets between or among the Parent or the Company and any of the Parent’s Restricted Subsidiaries or (y) a merger of the Parent or the Company with an Affiliate solely for the purpose of reincorporating the Parent or the Company in another jurisdiction.

Transactions with Affiliates

The Parent will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into, make, amend, renew or extend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to the Parent or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by the Parent or such Restricted Subsidiary with a Person that is not an Affiliate of the Parent or any of its Restricted Subsidiaries; and

(2) the Parent delivers to the Trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a Board Resolution set forth in an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors of the Parent; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, an opinion as to the fairness to the Parent or such Restricted Subsidiary of such Affiliate Transaction or series of related Affiliate Transactions from a financial point of view issued by an independent accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) transactions between or among the Parent and/or its Restricted Subsidiaries;

(2) payment of reasonable and customary fees to, and reasonable and customary indemnification and similar payments on behalf of, directors of the Parent;

(3) Permitted Investments and Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “— Restricted Payments”;

(4) any sale of Equity Interests (other than Disqualified Stock) of the Parent or receipt of any capital contribution from any Affiliate of the Parent;

(5) any transaction with any of the Parent’s Designated Entities pursuant to which the Parent or any of its Restricted Subsidiaries provides or receives any of the following: operational, technical, administrative or other services; goods; intellectual property or any rights therein; co-location rights or other licensed rights; or leased or other real or personal property rights; provided that (a) if an Affiliate of the Parent, other than any of its Restricted Subsidiaries, owns any Equity Interests in such Designated Entity, such services, goods, or other rights provided to any such Designated Entity shall be provided at prices equal to or greater than the cost to the Parent or such Restricted Subsidiary of providing such services, goods or other rights, and (b) the Board of Directors of the Company determines in good faith that such transaction is in the best interests of the Company and the Restricted Subsidiaries;

(6) the provision of, or payment for, services in the ordinary course of business on terms no less favorable to the Parent and its Restricted Subsidiaries, taken as a whole, than those that would be obtained in a comparable transaction with an unrelated Person;

(7) transactions pursuant to agreements or arrangements in effect on the Issue Date, or any amendment, modification, or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced, taken as a whole, is not more disadvantageous to the Company and its Restricted Subsidiaries than the original agreement or arrangement in existence on the Issue Date;

(8) any employment, consulting, service or termination agreement, or indemnification arrangements, entered into by the Parent or any of its Restricted Subsidiaries with current or former directors, officers and employees of the Parent or any of its Restricted Subsidiaries and the payment of compensation to current or former directors, officers and employees of the Parent or any of its Restricted Subsidiaries (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), so long as such agreement, arrangement, plan or payment have been approved by a majority of the disinterested members of the Board of Directors of the Parent;

(9) issuances, purchases or repurchases of new notes or other Indebtedness of the Parent or its Restricted Subsidiaries or solicitations of amendments, waivers or consents in respect of new notes or such other Indebtedness, if such issuance, purchase, repurchase or solicitation is approved by a majority of the disinterested members of the Board of Directors of the Parent;

(10) payments or prepayments in respect of Indebtedness under the Credit Agreement or solicitations of amendments, waivers or consents in respect of the Indebtedness under the Credit Agreement, if such payment, prepayment or solicitation is on the same terms as those offered to each holder of the Indebtedness under the Credit Agreement that is not an Affiliate of the Parent; and

(11) reasonable payments made for any financial advisory, financing, underwriting, placement or syndication services approved by the Board of Directors of the Parent in good faith.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Parent may designate any Restricted Subsidiary of the Parent, other than the Company, to be an Unrestricted Subsidiary; provided that:

(1) any Guarantee by the Parent or any Restricted Subsidiary thereof of any Indebtedness of the Subsidiary being so designated will be deemed to be an Incurrence of Indebtedness by the Parent or such Restricted Subsidiary (or both, if applicable) at the time of such designation, and such Incurrence of Indebtedness would be permitted under the covenant described above under the caption “— Incurrence of Indebtedness”;

(2) the aggregate Fair Market Value of all outstanding Investments owned by the Parent and its Restricted Subsidiaries in the Subsidiary being so designated (including any Guarantee by the Parent or any Restricted Subsidiary thereof of any Indebtedness of such Subsidiary) and any commitments to make any such Investments will be deemed to be an Investment made as of the time of such designation and that such Investment would be permitted under the covenant described above under the caption “— Restricted Payments”;

(3) such Subsidiary does not hold any Liens on any property of the Parent or any Restricted Subsidiary thereof;

(4) the Subsidiary being so designated:

(a) is not party to any agreement, contract, arrangement or understanding with the Parent or any Restricted Subsidiary of the Parent unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Parent or such Restricted Subsidiary than those that could have been obtained at the time the agreement, contract, arrangement or understanding was entered into from Persons who are not Affiliates of the Parent (other than any such agreement, contract, arrangement or understanding permitted under the covenant described under the caption “— Certain Covenants — Transactions with Affiliates”), and

(b) has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Parent or any of its Restricted Subsidiaries, except to the extent such Guarantee or credit support would be released upon such designation; and

(5) no Default or Event of Default would be in existence following such designation.

Any designation of a Subsidiary of the Parent as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the Indenture. If, at any time, any Unrestricted Subsidiary would fail to meet any of the preceding requirements described in clause (4) above, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness, Investments, or Liens on the property, of such Subsidiary will be deemed to be Incurred or made by a Restricted Subsidiary of the Parent as of such date and, if such Indebtedness, Investments or Liens are not permitted to be Incurred or made as of such date under the Indenture, the Parent will be in default under the Indenture.

The Board of Directors of the Parent may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(1) such designation will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of the Parent of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if such Indebtedness is permitted under the covenant described under the caption “— Incurrence of Indebtedness”;

(2) all outstanding Investments owned by such Unrestricted Subsidiary will be deemed to be made as of the time of such designation and such designation will only be permitted if such Investments would be permitted under the covenant described above under the caption “— Restricted Payments”;

(3) all Liens upon property or assets of such Unrestricted Subsidiary existing at the time of such designation would be permitted under the caption “— Liens”; and

(4) no Default or Event of Default would be in existence following such designation.

Guarantees

The Parent will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness for borrowed money of the Parent, the Company or any Subsidiary Guarantor unless such Restricted Subsidiary is the Company or a Subsidiary Guarantor or simultaneously executes and delivers to the Trustee an Opinion of Counsel and a supplemental indenture providing for the Guarantee of the payment of the new notes by such Restricted Subsidiary, which Guarantee will be pari passu with, or if such other Indebtedness for borrowed money is subordinated to the new notes or any new notes Guarantee, senior to, such Subsidiary’s Guarantee of such other Indebtedness for borrowed money.

A Subsidiary Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another Person, other than the Parent, the Company or another Subsidiary Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than the Subsidiary Guarantor) is organized or existing under the laws of the United States, any state thereof or the District of Columbia and assumes all the obligations of that Subsidiary Guarantor under the Indenture, its Note Guarantee and the Registration Rights Agreement pursuant to a supplemental indenture satisfactory to the Trustee; or

(b) such sale or other disposition or consolidation or merger complies with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales.”

The Note Guarantee of a Subsidiary Guarantor will be released:

(1) in connection with any sale or other disposition of all of the Capital Stock of a Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Parent, if the sale of all such Capital Stock of that Subsidiary Guarantor complies with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(2) if the Parent properly designates any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary under the Indenture;

(3) upon legal or covenant defeasance or satisfaction and discharge of the new notes as permitted under the Indenture; or

(4) upon release or discharge of the Guarantees securing the Credit Agreement and all other Indebtedness for borrowed money of the Parent, the Company or any other Subsidiary Guarantor (other than the new notes and Note Guarantees), except a discharge or release by or as a result of payment under such Guarantees.

Business Activities

The Parent will not, and will not permit any Restricted Subsidiary thereof to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Parent and its Restricted Subsidiaries taken as a whole.

Events of Default and Remedies

Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on, or Additional Interest, if any, with respect to, the new notes;

(2) default in payment when due (whether at maturity, upon acceleration, redemption, required repurchase or otherwise) of the principal of, or premium, if any, on the new notes;

(3) failure by the Parent, the Company or any Restricted Subsidiaries of the Parent for 30 days after written notice to the Parent by the Trustee or the Holders of at least 25% in aggregate principal amount of new notes then outstanding to comply with the provisions described under the captions — Repurchase at the Option of Holders — Change of Control,” or “— Repurchase at the Option of Holders — Asset Sales,” (in each case other than a failure to purchase new notes which will constitute an Event of Default under clause (2) above) or the failure by Parent or the Company to comply with the provisions described under “— Certain Covenants — Merger, Consolidation or Sale of Assets;”

(4) failure by Parent, the Company or any Restricted Subsidiary of the Parent for 60 days after written notice to the Parent by the Trustee or the Holders of at least 25% in aggregate principal amount of new notes then outstanding to comply with any of the other agreements in the Indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness by Parent, the Company or any Restricted Subsidiary that is a Significant Subsidiary of the Parent (or the payment of which is Guaranteed by Parent, the Parent or any

Restricted Subsidiary that is a Significant Subsidiary of the Parent) whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(a) is caused by a failure to make any payment when due at the final maturity of such Indebtedness (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the amount of any such Indebtedness, together with the amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

(6) failure by Parent, the Company or any Restricted Subsidiary that is a Significant Subsidiary of the Parent to pay final judgments (to the extent such judgments are not paid or covered by insurance provided by a reputable carrier) aggregating in excess of $25.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) except as permitted by the Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; and

(8) certain events of bankruptcy or insolvency with respect to the Parent, the Company, any Subsidiary Guarantor or any Significant Subsidiary of the Parent.

In the case of an Event of Default under clause (8), all outstanding new notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding new notes may declare all the new notes to be due and payable immediately by notice in writing to the Company specifying the Event of Default.

Holders of the new notes may not enforce the Indenture or the new notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding new notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the new notes notice of any Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or Additional Interest, if any) if it determines that withholding notice is in their interest.

The Holders of a majority in aggregate principal amount of the new notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the new notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or Additional Interest, if any on, or the principal of, the new notes. The Holders of a majority in aggregate principal amount of the then outstanding new notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of new notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of new notes. A Holder may not pursue any remedy with respect to the Indenture or the new notes unless:

(1) the Holder gives the Trustee written notice of a continuing Event of Default;

(2) the Holders of at least 25% in aggregate principal amount of then outstanding new notes make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding new notes do not give the Trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any Holder of a new note to receive payment of the principal of, premium or Additional Interest, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the new notes, which right will not be impaired or affected without the consent of the Holder.

In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Parent or the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the new notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the new notes.

The Parent is required to deliver to the Trustee annually within 90 days after the end of each fiscal year a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Parent is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder, member, manager or partner of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the new notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of new notes by accepting a new note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the new notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding new notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding new notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on such new notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the new notes concerning issuing temporary new notes, registration of new notes, mutilated, destroyed, lost or stolen new notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the new notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute Events of Default with respect to the new notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the new notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on the outstanding new notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the new notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company will have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the outstanding new notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company will have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding new notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default will have occurred and be continuing either: (a) on the date of such deposit; or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 123rd day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company must have delivered to the Trustee an Opinion of Counsel to the effect that, (1) assuming no intervening bankruptcy of the Company or any Guarantor between the date of deposit and the 123rd day following the deposit and assuming that no Holder is an “insider” of the Company under applicable bankruptcy law, after the 123rd day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, including Section 547 of the United States Bankruptcy Code and Section 15 of the New York Debtor and Creditor Law and (2) the creation of the defeasance trust does not violate the Investment Company Act of 1940;

(7) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others;

(8) if the new notes are to be redeemed prior to their Stated Maturity, the Company must deliver to the Trustee irrevocable instructions to redeem all of the new notes on the specified redemption date; and

(9) the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture or the new notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the new notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, new notes), and any existing default or compliance with any provision of the Indenture or the new notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding new notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, new notes).

Without the consent of each Holder affected, an amendment or waiver may not:

(1) reduce the principal amount of new notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any new note or alter the provisions, or waive any payment, with respect to the redemption of the new notes;

(3) reduce the rate of or change the time for payment of interest on any new note;

(4) waive a Default or Event of Default in the payment of principal of, or interest, or premium or Additional Interest, if any, on, the new notes (except a rescission of acceleration of the new notes by the Holders of at least a majority in aggregate principal amount of the then outstanding new notes and a waiver of the payment default that resulted from such acceleration);

(5) make any new note payable in money other than U.S. dollars;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of new notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on, the new notes;

(7) release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture;

(8) impair the right to institute suit for the enforcement of any payment on or with respect to the new notes or the Note Guarantees;

(9) except as otherwise permitted under the covenants described under the captions ‘‘— Certain Covenants — Merger, Consolidation and Sale of Assets” and “— Certain Covenants — Guarantees,” consent to the assignment or transfer by the Company or any Guarantor of any of their rights or obligations under the Indenture;

(10) contractually subordinate in right of payment the new notes or any Note Guarantee to any other Indebtedness; or

(11) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder of new notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture or the new notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated new notes in addition to or in place of certificated new notes;

(3) to provide for the assumption of the Company’s or any Guarantor’s obligations to Holders of new notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of new notes or that does not materially adversely affect the legal rights under the Indenture of any such Holder;

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(6) to comply with the provisions described under “— Certain Covenants — Guarantees”;

(7) to evidence and provide for the acceptance of appointment by a successor Trustee;

(8) to provide for the issuance of Additional new notes in accordance with the Indenture; or

(9) to conform the text of the Indenture or the new notes to any provision of the “Description of New Notes” to the extent such provision in the “Description of New Notes” was intended to be a verbatim recitation of a provision of the Indenture.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all new notes issued thereunder, when:

(1) either:

(a) all new notes that have been authenticated (except lost, stolen or destroyed new notes that have been replaced or paid and new notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or

(b) all new notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the new notes not delivered to the Trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default will have occurred and be continuing on the date of such deposit or will occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3) the Company or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(4) the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the new notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the Trustee becomes a creditor of the Company or any Guarantor, the Indenture and the Trust Indenture Act limit its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Indenture provides that in case an Event of Default will occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of new notes, unless such Holder will have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-Entry, Delivery and Form

Except as set forth below, new notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The new notes will be issued in the form of one or more registered notes in book-entry form (collectively, the “Global Notes”). Each such Global Note will be registered in the name of a nominee of DTC, as depositary, and will be deposited with DTC or a nominee thereof or custodian therefor. Interest in each such Global Note will not be exchangeable for certificated notes in definitive, fully registered form, except in the limited circumstances described below. We will be entitled, along with the Trustee and any other agent, to treat DTC or its nominee, as the case may be, as the sole owner and holder of the Global Notes for all purposes.

So long as DTC or its nominee or a common depositary is the registered holder of a Global Note, DTC or such nominee or common depositary, as the case may be, will be considered the sole owner and holder of such Global Note, and of the notes represented thereby, for all purposes under the Indenture and the new notes and the beneficial owners of new notes will be entitled only to those rights and benefits afforded to them in accordance with DTC’s regular operating procedures. Upon specified written instructions of a DTC participant, DTC will have its nominee assist its participants in the exercise of certain holders’ rights, such as a demand for acceleration or an instruction to the Trustee. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have new notes represented by a Global Note registered in their names, will not receive or be entitled to receive physical delivery of new notes in certificated form and will not be considered the registered holders thereof under the Indenture.

Ownership of beneficial interests in a Global Note will be limited to DTC participants or persons who hold interests through DTC participants. Upon the issuance of a Global Note, DTC or its custodian will credit on its internal system the respective principal amount of the individual beneficial interest represented by such Global Note to the accounts of its participants. Ownership of beneficial interests in a global note will be shown on, and the transfer of those ownership interests will be effected through, records maintained by DTC or its nominee (with respect to interests of participants) or by any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a Global Note may be subject to various policies and procedures adopted by DTC from time to time. None of the Company, the Trustee or any of their agents will have any responsibility or liability for any aspect of DTC’s or any DTC participant’s records relating to, or for payments made on account of, beneficial interest in any Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds certificates that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for the physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not

Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Company that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Except as described below, owners of interests in the Global Notes will not have new notes registered in their names, will not receive physical delivery of new notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium and Additional Interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the new notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the new notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of new notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the new notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the new notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Company that it will take any action permitted to be taken by a Holder of new notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the new notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the new notes, DTC reserves the right to exchange the Global Notes for legended new notes in certificated form, and to distribute such new notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive new notes in registered certificated form (“Certificated Notes”) if:

(1) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each case the Company fails to appoint a successor depositary;

(2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes (DTC has advised the Company that, in such event, under its current practices, DTC would notify its participants of the Company’s request, but will only withdraw beneficial interests from a Global Note at the request of each DTC participant); or

(3) there will have occurred and be continuing a Default or Event of Default with respect to the new notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Indebtedness” means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or merges with or into the Parent or any of its Restricted Subsidiaries or which is assumed by the Parent or any of its Restricted Subsidiaries in connection with an Asset Acquisition and not incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition. The term “Acquired Indebtedness” does not include Indebtedness of a Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition.

“additional interest” means all additional interest owing on the new notes pursuant to the Registration Rights Agreement.

“Affiliate” of any specified Person means (1) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, (2) any executive officer or director of such specified Person or (3) any Designated Entity. For purposes of this definition, “control,” as used with respect to any Person, will mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” will have correlative meanings.

“Applicable Premium” means, with respect to a new note at any date of redemption, the greater of (i) 1.0% of the principal amount of such new note and (ii) the excess of (A) the present value at such date of redemption of (1) the redemption price of such new note at November 1, 2010 (such redemption price being described under “— Optional Redemption”) plus (2) all remaining required interest payments due on such new note through November 1, 2010 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such new note.

“Asset Acquisition” means:

(1) an Investment by the Parent or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Parent or any of its Restricted Subsidiaries but only if such Person’s primary business is a Permitted Business,

(2) an acquisition by the Parent or any of its Restricted Subsidiaries of the property and assets of any Person other than the Parent or any of its Restricted Subsidiaries that constitute all or substantially all of a division, operating unit or line of business of such Person but only if the property and assets so acquired is a Permitted Business,

(3) an Investment by a Designated Entity in any other Person pursuant to which such Person shall (a) become a Subsidiary of such Designated Entity or (b) be merged into or consolidated with such Designated Entity, but, in the case of (a) or (b), only if such Person’s primary business is a Permitted Business, or

(4) an acquisition by a Designated Entity of the property and assets of any Person other than the Parent, any of its Restricted Subsidiaries or any other Designated Entity that constitute all or substantially all of a division, operating unit or line of business of such Person but only if the property and assets so acquired is a Permitted Business.

“Asset Disposition” means the sale or other disposition by:

(1) the Parent or any of its Restricted Subsidiaries other than to the Parent or another Restricted Subsidiary of (a) all or substantially all of the Capital Stock of any Restricted Subsidiary or any Designated Entity or (b) all or substantially all of the assets that constitute a division, operating unit or line of business of the Parent or any of its Restricted Subsidiaries, or

(2) a Designated Entity other than to the Parent, any of its Restricted Subsidiaries or any other Designated Entity of (a) all or substantially all of the Capital Stock of a Subsidiary of such Designated Entity or (b) all or substantially all of the assets that constitute a division, operating unit or line of business of such Designated Entity.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets, other than a transaction governed by the provisions of the Indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets”; and

(2) (a) the issuance of Equity Interests by any of the Parent’s Restricted Subsidiaries or (b) the sale by the Parent or any Restricted Subsidiary thereof of any Equity Interests it owns in any of its Subsidiaries (other than directors’ qualifying shares and shares issued to foreign nationals to the extent required by applicable law) or Designated Entities.

Notwithstanding the preceding, the following items will be deemed not to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets or Equity Interests having a Fair Market Value of less than $5.0 million;

(2) a transfer of assets or Equity Interests between or among the Parent and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary of the Parent to the Parent or to another Restricted Subsidiary;

(4) the sale, lease, sublease, license, sublicense, consignment, conveyance or other disposition of equipment, inventory, accounts receivable or other assets in the ordinary course of business or to any Designated Entity in compliance with the provisions under “— Certain Covenants Transactions with Affiliates”;

(5) the sale or other disposition of Cash Equivalents;

(6) dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;

(7) a Restricted Payment that is permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments” and any Permitted Investment;

(8) any sale or disposition of any property or equipment that has become damaged, worn out or obsolete;

(9) the creation of a Lien not prohibited by the Indenture; and

(10) the licensing of intellectual property or other general intangibles (other than FCC Licenses) to third persons on terms approved by the Board of Directors of the Parent or the Company in good faith and in the ordinary course of business.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value will be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d) (3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” will have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or, except in the context of the definitions of “Change of Control”, a duly authorized committee thereof;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee or board of directors of such company or of the sole member or of the managing member thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a resolution certified by the Secretary or an Assistant Secretary of the Parent, or the Company, as applicable, to have been duly adopted by the Board of Directors of the Parent or the Company, as applicable, and to be in full force and effect on the date of such certification.

“Business Day” means any day other than a Legal Holiday.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1) United States dollars;

(2) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), having maturities of not more than two years of the date of acquisition thereof;

(3) demand deposits, certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a rating at the time of acquisition thereof of P-1 or better from Moody’s or A-1 or better from S&P;

(4) commercial paper outstanding at any time issued by any Person organized under the laws of any state of the United States of America and rated P-1 or better from Moody’s or A-1 or better from S&P and in each case with maturities of not more than 270 days from the date of acquisition thereof;

(5) securities with final maturities of not more than two years from the date of acquisition thereof issued or fully guaranteed by any state, territory or municipality of the United States of America or by any political subdivision, taxing authority, agency or instrumentality thereof and rated at least A by S&P or A by Moody’s;

(6) insured demand deposits made in the ordinary course of business and consistent with the Parent’s or its Subsidiaries’ customary cash management policy in any domestic office of any commercial bank organized under the laws of the United States of America or any state thereof;

(7) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(8) auction rate notes with a maximum time between interest rate resets of 35 days and a rating of at least AAA by S&P or AAA by Moody’s; and

(9) investments, classified in accordance with GAAP as current assets of the Parent or any of its Restricted Subsidiaries, in money market funds or investment programs registered under the Investment Company Act of 1940, the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (2) through (8) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Parent and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d) (3) of the Exchange Act);

(2) the adoption of a plan relating to the liquidation or dissolution of the Company or Parent;

(3) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such “person” or its Subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the Beneficial Owner, directly or indirectly, of 35% or more of the Voting Stock of Parent on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right to the extent that such option right is exercisable within 60 days after the date of determination);

(4) during any period of 12 consecutive months, a majority of the members of the Board of Directors or other equivalent governing body of the Company or Parent cease to be composed of individuals (i) who were members of the Board of Directors or equivalent governing body on the first day of such period, (ii) whose election or nomination to that Board of Directors or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that Board of Directors or equivalent governing body, (iii) whose election or nomination to that Board of Directors or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that Board of Directors or equivalent governing body or (iv) in the case of the Company, whose election or nomination to that Board of Directors or equivalent governing body was approved by Parent (excluding, in the case of both clause (ii) and clause any individual whose initial nomination for, or assumption of office as, a member of that Board of Directors or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any “person” or “group” other than a solicitation for the election of one or more directors by or on behalf of the Board of Directors);

(5) the Company or Parent consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Company or Parent, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company, or Parent is converted into or exchanged for cash, securities or other property, other than any such transaction where immediately after such transaction, no “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) becomes, directly or indirectly, the Beneficial Owner of 35% or more of the voting power of the Voting Stock of the surviving or transferee Person; or

(6) Parent ceases to own 100% of the Equity Interests of the Company (unless Parent and the Company are merged).

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means, with respect to any Person, any Capital Stock (other than Preferred Stock) of such Person, whether outstanding on the Issue Date or issued thereafter.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) provision for taxes based on income or profits of such Person, its Restricted Subsidiaries and its Designated Entities for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) Fixed Charges of such Person, its Restricted Subsidiaries and its Designated Entities for such period, to the extent that any such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-

cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person, its Restricted Subsidiaries and its Designated Entities for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, such other non-cash expenses to include, without limitation, impairment charges associated with goodwill, wireless licenses, other indefinite-lived assets and long-lived assets, and stock-based compensation awards; minus

(4) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue consistent with past practice;

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, the Fixed Charges of and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Parent or a Designated Entity will be added to Consolidated Net Income to compute Consolidated Cash Flow of the Parent (A) in the same proportion that the Net Income of such Restricted Subsidiary or such Designated Entity was added to compute such Consolidated Net Income of the Parent and (B) only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed to the Parent by such Restricted Subsidiary or such Designated Entity without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders, or such Designated Entity or holders of its Capital Stock, as applicable (other than restrictions on dividends or distributions in respect of Existing Designated Entities that are contained in agreements or instruments existing on the Issue Date and any amendment, restatement, modification, renewal, refunding, replacement or refinancing thereof, provided that such corresponding restrictions on dividends or distributions, as the case may be, included therein are no more restrictive than the applicable restrictions on dividends or distributions in the agreement or instrument being amended, restated, modified, renewed, refunded, replaced or refinanced).

“Consolidated Leverage Ratio” means on any Transaction Date, the ratio of:

(1) the aggregate amount of Indebtedness of the Parent, its Restricted Subsidiaries and its Designated Entities on a consolidated basis outstanding on such Transaction Date, to

(2) the aggregate amount of Consolidated Cash Flow of the Parent, its Restricted Subsidiaries and its Designated Entities for the Four Quarter Period.

In determining the Consolidated Leverage Ratio:

(1) pro forma effect shall be given to any Indebtedness that is to be incurred or repaid on the Transaction Date;

(2) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during the Reference Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and

(3) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary of the Parent or a Designated Entity or has been merged with or into the Parent, any Restricted Subsidiary or any Designated Entity during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary or a Designated Entity, as the case may be, as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period.

To the extent that pro forma effect is given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division, operating unit or line of business of the Person, that is acquired or disposed of for which financial information is available, and Consolidated Cash Flow will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person, its Subsidiaries and its Designated Entities for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income of any Person that is not a Restricted Subsidiary or a Designated Entity or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

(2) the Net Income of any Restricted Subsidiary or any Designated Entity will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary or that Designated Entity, as applicable, of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its equityholders, or such Designated Entity or holders of its Capital Stock, as applicable (other than restrictions on dividends or distributions in respect of Existing Designated Entities that are contained in agreements or instruments existing on the Issue Date and any amendment, restatement, modification, renewal, refunding, replacement or refinancing thereof, provided that such corresponding restrictions on dividends or distributions, as the case may be, included therein are no more restrictive than the applicable restrictions on dividends or distributions in the agreement or instrument being amended, restated, modified, renewed, refunded, replaced or refinanced);

(3) the Net Income of any Person acquired during the specified period for any period prior to the date of such acquisition will be excluded;

(4) the cumulative effect of a change in accounting principles will be excluded; and

(5) notwithstanding clause (1) above, the Net Income or loss of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of June 16, 2006, by and among the Company, Parent, Bank of America, N.A., as Administrative Agent, and the other lenders named therein, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time, regardless of whether such amendment, restatement, modification, renewal, refunding, replacement or refinancing is with the same financial institutions or otherwise.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement), commercial paper facilities or indentures, in each case with banks or other institutional lenders or a trustee, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or issuances of notes, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Entity” means a Person that is designated as a “Designated Entity” by the Board of Directors of the Parent pursuant to a Board Resolution; provided that (i) at the time of the making of the initial investment by the Parent or any of its Restricted Subsidiaries in such Person, such Person (A) holds or is intended to hold, whether directly or indirectly through one or more subsidiaries, one or more FCC Licenses as, or is eligible to participate in an FCC auction or auctions for FCC Licenses and/or purchase of FCC Licenses or spectrum in an after-market therefor, from time to time as, a “Designated Entity,” “Entrepreneur,” “Small Business,” or “Very Small Business,” as those terms are defined under FCC rules and regulations as in effect at the time of such initial investment in such Person or (B) is a wholly owned Subsidiary of a Person meeting the requirements of subclause (A) above; (ii) the Parent and its Restricted Subsidiaries own a majority (but less than 100%) of the equity interests of such Person (or in the case of a Person referred to in subclause (i) (B), the Person referred to in subclause (i) (A) of which such Person is a wholly owned Subsidiary); (iii) the accounts of such Person are consolidated with those of the Parent and its Subsidiaries in accordance with GAAP; and (iv) such Person’s primary business is a Permitted Business.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the date on which the new notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Parent to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Parent may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The term “Disqualified Stock” will also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is one year after the date on which the new notes mature.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private placement of Capital Stock (other than Disqualified Stock) of Parent (other than pursuant to a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of Parent) to any Person other than any Subsidiary thereof.

“Existing Designated Entity” means each of LCW Wireless, LLC and Denali Spectrum, LLC and each of their respective Subsidiaries.

“Existing Indebtedness” means the aggregate amount of Indebtedness of the Parent and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement or under the new notes and the related Note Guarantees) in existence on the Issue Date after giving effect to the application of the proceeds of (1) the new notes and (2) any borrowings made under the Credit Agreement on the Issue Date, until such amounts are repaid.

“Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by an Officer of the Parent or by the Board of Directors of the Parent, evidenced by an Officers’ Certificate or Board Resolution, as applicable.

“FCC” means the Federal Communications Commission.

“FCC Licenses” means broadband personal communications service licenses or other licenses for the provision of wireless telecommunications services or operation of wireless telecommunications systems issued by the FCC from time to time.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person, its Restricted Subsidiaries and its Designated Entities for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2) the consolidated interest of such Person, its Restricted Subsidiaries and its Designated Entities that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person, any of its Restricted Subsidiaries or any of its Designated Entities or secured by a Lien on assets of such Person, any of its

Restricted Subsidiaries or any of its Designated Entities whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person or Disqualified Stock or Preferred Stock of any of its Restricted Subsidiaries or any of its Designated Entities other than dividends on Equity Interests payable solely in Equity Interests (other than Disqualified Stock) of the Parent or to the Parent or a Restricted Subsidiary of the Parent, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person (if such Person is part of a consolidated group, then such tax rate shall be computed on a standalone basis for such Person), expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Forward Sale Agreements” means collectively (a) that certain Confirmation of Forward Sale Transaction, dated as of August 15, 2006, between Parent and Goldman Sachs Financial Markets, L.P. and (b) that certain Confirmation of Forward Sale Transaction, dated as of August 15, 2006, between Parent and Citibank, N.A.

“Four Quarter Period” means, with respect to any specified Transaction Date, the four fiscal quarters immediately prior to the Transaction Date for which internal financial statements of the Parent are available.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

“Government Securities” means securities that are direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged.

“Guarantee” means, as to any Person, a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness of another Person.

“Guarantors” means:

(1) the Initial Guarantors; and

(2) any other Subsidiary that executes a Note Guarantee in accordance with the provisions of the Indenture;

and their respective successors and assigns until released from their obligations under their Note Guarantees and the Indenture in accordance with the terms of the Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements with respect to interest rates;

(2) commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements with respect to commodity prices; and

(3) foreign exchange contracts, currency swap agreements and other agreements or arrangements with respect to foreign currency exchange rates.

“Holder” means a Person in whose name a new note is registered.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness (and “Incurrence” and “Incurred” will have meanings correlative to the foregoing); provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of the Parent or a Designated Entity will be deemed to be Incurred by such Restricted Subsidiary or such Designated

Entity at the time it becomes a Restricted Subsidiary of the Parent or a Designated Entity and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Stock or Preferred Stock (to the extent provided for when the Indebtedness or Disqualified Stock or Preferred Stock on which such interest or dividend is paid was originally issued) will be considered an Incurrence of Indebtedness; provided that in each case the amount thereof is for all other purposes included in the Fixed Charges and Indebtedness of the Parent, its Restricted Subsidiaries or its Designated Entities as accrued.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) in respect of Capital Lease Obligations and Attributable Debt;

(5) in respect of the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable;

(6) representing Hedging Obligations;

(7) representing Disqualified Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends; or

(8) in the case of a Subsidiary of such Person, representing Preferred Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends.

In addition, the term “Indebtedness” includes (x) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), provided that the amount of such Indebtedness will be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness, and (y) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock which does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualed Stock or Preferred Stock, as applicable, as if such Disqualified Stock or Preferred Stock were repurchased on any date on which Indebtedness will be required to be determined pursuant to the Indenture.

The amount of any Indebtedness outstanding as of any date will be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, and will be:

(1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

“Initial Guarantors” means Parent and all of the Restricted Subsidiaries of the Parent existing on the Issue Date, other than inactive Subsidiaries.

“Initial Purchasers” means Citigroup Global Markets Inc., Goldman, Sachs & Co., Banc of America Securities LLC, Deutsche Bank Securities Inc. and Morgan Stanley & Co. Incorporated.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans or other extensions of credit (including Guarantees), advances, capital contributions (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), purchases or other acquisitions for consideration of Indebtedness, Equity

Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

If the Parent or any Restricted Subsidiary of the Parent sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Parent such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Parent, the Parent will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Investment in such Subsidiary not sold or disposed of. The acquisition by the Parent or any Restricted Subsidiary of the Parent of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Parent or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person.

“Issue Date” means the date of original issuance of the new notes under the Indenture.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in The City of New York or at a place of payment are authorized or required by law, regulation or executive order to remain closed.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any sale of assets outside the ordinary course of business of such Person; or (b) the disposition of any securities by such Person, any of its Restricted Subsidiaries or any of its Designated Entities or the extinguishment of any Indebtedness of such Person, any of its Restricted Subsidiaries or any of its Designated Entities; and

(2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Proceeds” means the aggregate cash proceeds, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not the interest component, thereof) received by the Parent or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting, investment banking and brokerage fees, and sales commissions, and any relocation expenses incurred as a result thereof, (2) taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (3) amounts required to be applied to the repayment of Indebtedness or other liabilities secured by a Lien on the asset or assets that were the subject of such Asset Sale or required to be paid as a result of such sale, (4) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, (5) in the case of any Asset Sale by a Restricted Subsidiary of the Parent, payments to holders of Equity Interests in such Restricted Subsidiary in such capacity (other than such Equity Interests held by the Parent or any Restricted Subsidiary thereof) to the extent that such payment is required to permit the distribution of such proceeds in respect of the Equity Interests in such Restricted Subsidiary held by the Parent or any Restricted Subsidiary thereof and (6) appropriate amounts to be provided by the Parent or its Restricted Subsidiaries as a reserve against liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in accordance with GAAP; provided that (a) excess amounts set aside for payment of taxes pursuant to clause (2) above remaining after such taxes have been paid in full or the statute of limitations therefor has expired and (b) amounts initially held in reserve pursuant to clause (6) no longer so held, will, in the case of each of subclause (a) and (b), at that time become Net Proceeds.

“Note Guarantee” means a Guarantee of the new notes pursuant to the Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Company or the Parent, as the case may be, by at least two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company or the Parent as the case may be, that meets the requirements of the Indenture.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee (who may be counsel to or an employee of the Parent or the Company) that meets the requirements of the Indenture.

“Permitted Business” means any business conducted or proposed to be conducted (as described in the prospectus) by the Parent and its Restricted Subsidiaries on the Issue Date, (including, without limitation, the delivery or distribution of wireless telecommunications services (including voice, data or video services) and the acquisition, holding or exploitation of any license relating to the delivery of such wireless telecommunications services) and other businesses related, ancillary or complementary thereto.

“Permitted Investments” means:

(1) any Investment in the Parent or a Restricted Subsidiary of the Parent;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Parent or any Restricted Subsidiary of the Parent in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Parent; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Parent or a Restricted Subsidiary of the Parent;

provided that such Person’s primary business is a Permitted Business;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(5) Hedging Obligations that are Incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(6) stock, obligations or securities received in satisfaction of judgments;

(7) advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Parent or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business;

(8) commission, payroll, travel and similar advances to officers and employees of the Parent or any of its Restricted Subsidiaries that are expected at the time of such advance ultimately to be recorded as an expense in conformity with GAAP;

(9) loans and advances to employees, officers or directors of the Parent or any of its Restricted Subsidiaries made in the ordinary course of business, provided that such loans and advances do not exceed $5.0 million at any one time outstanding;

(10) Investments in any Existing Designated Entity pursuant to agreements in existence on the Issue Date or to the extent permitted under the Credit Agreement in effect on the Issue Date;

(11) Investments existing on the Issue Date; and

(12) other Investments in any Person primarily engaged in a Permitted Business (provided that any such Person is not an Affiliate of the Parent or is an Affiliate of the Parent solely because the Parent, directly or indirectly, owns Equity Interests in, or controls, such Person) having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) since the Issue Date, not to exceed 10% of total assets of the Parent (determined as of the end of the most recent fiscal quarter of the Parent for which internal financial statements of the Parent are available).

“Permitted Liens” means:

(1) Liens on the assets of the Parent and any of its Restricted Subsidiaries securing Indebtedness in an aggregate amount not to exceed the greater of (x) $1,500.0 million and (y) an amount equal to the Secured Debt Cap on the date on which such Lien is to be incurred;

(2) Liens in favor of the Parent or any Subsidiary Guarantor;

(3) Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with the Parent or any Restricted Subsidiary of the Parent; provided that such Liens were in existence prior to the contemplation of such merger or consolidation or other event resulting in such Person becoming a Restricted Subsidiary and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary or is merged into or consolidated with the Parent or the Restricted Subsidiary;

(4) Liens on property existing at the time of acquisition thereof by the Parent or any Restricted Subsidiary of the Parent, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by the Parent or the Restricted Subsidiary;

(5) Liens securing the new notes and the Note Guarantees;

(6) Liens existing on the Issue Date (other than any Liens securing Indebtedness Incurred under the Credit Agreement) and any renewals or extension thereof, provided that property or assets covered thereby is not expanded in connection with such renewal or extension;

(7) Liens securing Permitted Refinancing Indebtedness; provided that such Liens do not extend to any property or assets other than the property or assets that secure the Indebtedness being refinanced;

(8) Liens on property or assets used to defease or to satisfy and discharge Indebtedness; provided that (a) the Incurrence of such Indebtedness was not prohibited by the Indenture and (b) such defeasance or satisfaction and discharge is not prohibited by the Indenture;

(9) Liens securing obligations that do not exceed $25.0 million at any one time outstanding;

(10) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant described under the caption “Certain Covenants — Incurrence of Indebtedness”; provided that any such Lien (a) covers only the assets acquired, constructed or improved with such Indebtedness and (b) is created within 180 days of such acquisition, construction or improvement;

(11) Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other social security obligations;

(12) Liens, deposits (including deposits with the FCC) or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of Indebtedness), leases, or other similar obligations arising in the ordinary course of business;

(13) survey exceptions, encumbrances, easements or reservations of, or rights of other for, rights of way, zoning or other restrictions as to the use of properties, and defects in title which, in the case of any of the foregoing, were not incurred or created to secure the payment of Indebtedness, and which in the aggregate do no materially adversely affect the value of such properties or materially impair the use for the purposes of which such properties are held by the Parent or any of its Restricted Subsidiaries;

(14) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(15) Liens, deposits or pledges to secure public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds or obligations; and Liens, deposits or pledges in lieu of such bonds or obligations, or to secure such bonds or obligations, or to secure letters of credit in lieu of or supporting the payment of such bonds or obligations;

(16) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Parent or any Subsidiary thereof on deposit with or in possession of such bank;

(17) any interest or title of a lessor, licensor or sublicensor in the property subject to any lease, license or sublicense (other than any property that is the subject of a Sale and Leaseback Transaction);

(18) Liens for taxes, assessments and governmental charges not yet delinquent or being contested in good faith and for which adequate reserves have been established to the extent required by GAAP;

(19) Liens arising from precautionary UCC financing statements regarding operating leases or consignments;

(20) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(21) Liens on cash collateral not in excess of $15.0 million in the aggregate at any time securing letters of credit; and

(22) carriers’, warehousemen’s, mechanics’, landlords’ materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations not overdue for a period in excess of 60 days or which are being contested in good faith by appropriate proceedings promptly instituted and diligently prosecuted; provided, however, that any reserve or other appropriate provision as will be required to conform with GAAP will have been made for that reserve or provision.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Parent or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Parent or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the amount of such Permitted Refinancing Indebtedness does not exceed the amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued and unpaid interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable expenses incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the new notes or the Note Guarantees, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of the new notes and is subordinated in right of payment to the new notes or the Note Guarantees, as applicable, on terms at least as favorable, taken as a whole, to the Holders of new notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(4) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is pari passu in right of payment with the new notes or any Note Guarantees, such Permitted Refinancing Indebtedness is pari passu with, or subordinated in right of payment to, the new notes or such Note Guarantees; and

(5) such Indebtedness is Incurred by either (a) the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or (b) the Parent or the Company.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock” means, with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions upon liquidation.

“Reference Period” means, with respect to any specified Transaction Date, the period beginning on the first day of the Four Quarter Period and ending on such Transaction Date.

“Registration Rights Agreement” means (1) with respect to the new notes issued on the Issue Date, the Registration Rights Agreement, to be dated the Issue Date, among the Company, the Initial Guarantors and the Initial Purchasers and (2) with respect to any additional notes, any registration rights agreement the Company, the Guarantors and the other parties thereto relating to the registration by the Company and the Guarantors of such additional notes under the Securities Act.

“Replacement Assets” means (1) capital expenditures or other non-current assets that will be used or useful in a Permitted Business or (2) substantially all the assets of a Permitted Business or Voting Stock of any Person engaged in a Permitted Business that, when taken together with all other Voting Stock of such Person owned by the Company and its Restricted Subsidiaries, constitutes a majority of the Voting Stock of such Person and such Person will become on the date of acquisition thereof a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, and its successors.

“Sale and Leaseback Transaction” means, with respect to any Person, any transaction involving any of the assets or properties of such Person, whether now owned or hereafter acquired, whereby such Person sells or otherwise transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which such Person intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

“Secured Debt Cap” means, on any Transaction Date, an amount equal to the aggregate amount of the Consolidated Cash Flow of the Parent, its Restricted Subsidiaries and its Designated Entities for the Four Quarter Period times 4.0 for any Transaction Date on or prior to June 30, 2008 and 3.5 thereafter. For purposes of making the computation referred to above, (1) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during the Reference Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period and (2) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or a Designated Entity or has been merged with or into the Parent, any Restricted Subsidiary or any Designated Entity during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary or a Designated Entity, as the case may be, as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period. To the extent that pro forma effect is given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division, operating unit or line of business of the Person, that is acquired or disposed of for which financial information is available, and Consolidated Cash Flow will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income.

“Significant Subsidiary” means any Subsidiary that would constitute a “significant subsidiary” within the meaning of Article 1 of Regulation S-X of the Securities Act.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof);

provided, however, that for avoidance of doubt, a Designated Entity shall not be deemed to be a Subsidiary of the Parent, the Company or any of its Restricted Subsidiaries so long as the Parent and its Restricted Subsidiaries do not own Voting Stock having the power (without regard to the occurrence of any contingency) to elect more than 50% of the directors, managers or trustees of such Designated Entity or become the sole general partner or the managing general partner of such Designated Entity.

“Subsidiary Guarantor” means any Restricted Subsidiary of the Parent that guarantees the Company’s Obligations under the new notes in accordance with the terms of the Indenture, and its successors and assigns, until released from its obligations under such Guarantee and the Indenture in accordance with the terms of the Indenture.

“Transaction Date” means, with respect to the incurrence of any Indebtedness by the Parent or any of its Restricted Subsidiaries, the date such Indebtedness is to be incurred, with respect to any Restricted Payment, the date such Restricted Payment is to be made, and with respect to the incurrence of any Lien by the Parent or any of its Restricted Subsidiaries, the date such Lien is to be incurred.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the date fixed for prepayment (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the then remaining term of the new notes to November 1, 2010 ; provided, however, that if the then remaining term of the new notes to November 1, 2010 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the then remaining term of the new notes to November 1, 2010 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means any Subsidiary of the Parent (other than the Company) that is designated by the Board of Directors of the Parent as an Unrestricted Subsidiary pursuant to a Board Resolution in compliance with the covenant described under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” and any Subsidiary of such Subsidiary.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is ordinarily entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

DESCRIPTION OF OLD NOTES

The terms of the old notes are identical in all material respects to those of the new notes, except that (1) the old notes have not been registered under the Securities Act, are subject to certain restrictions on transfer and are entitled to certain rights under the registration rights agreement (which rights will terminate upon consummation of the exchange offer, except under limited circumstances); and (2) the new notes will not provide for any additional interest as a result of our failure to fulfill certain registration obligations. The old notes provide that, in the event that the registration statement in which this prospectus is included is not declared effective by the SEC on or before July 20, 2007, or the exchange offer is not consummated within 30 business days after the effectiveness of such registration statement, or, in certain limited circumstances, in the event that a shelf registration statement with respect to the resale of the old notes is not filed within 30 days from the date on which the obligation to file such shelf registration statement arises or is not declared effective within 75 days after such filing (or by July 20, 2007, if later), then we will pay additional interest to each holder of old notes, with respect to the first 90-day period immediately following the occurrence of such event in an amount equal to one-half of one percent (0.50%) per annum (in addition to the interest rate on the old notes) on the principal amount of old notes held by such holder. In addition, the amount of the additional interest will increase by an additional one-half of one percent (0.50%) per annum on the principal amount of old notes with respect to each subsequent 90-day period until such failure has been cured, up to a maximum amount of additional interest of 1.5% per annum. The new notes are not, and upon consummation of the exchange offer with respect to the old notes will not be, entitled to any such additional interest. Accordingly, holders of old notes should review the information set forth under “Risk Factors” and “Description of New Notes.”

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes the material U.S. federal income tax consequences of the exchange of old notes for the new notes pursuant to this exchange offer.

This summary does not discuss all of the aspects of U.S. federal income taxation which may be relevant to investors in light of their particular circumstances. In addition, this summary does not discuss any state or local income or foreign income or other tax consequences. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, rulings and judicial decisions, all as in effect as of the date of this prospectus and all of which are subject to change or differing interpretation, possibly with retroactive effect. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service concerning the tax consequences of the exchange of the old notes for the new notes or the ownership or disposition of the new notes. The statements set forth below are not binding on the Internal Revenue Service or on any court. Thus, we can provide no assurance that the statements set forth below will not be challenged by the Internal Revenue Service, or that they would be sustained by a court if they were so challenged.

The discussion below deals only with the new notes held as capital assets within the meaning of the Code, and does not address holders of the new notes that may be subject to special rules. Holders that may be subject to special rules include:

•	some U.S. expatriates;

•	banks, thrifts or other financial institutions;

•	regulated investment companies or real estate investment trusts;

•	insurance companies;

•	tax-exempt entities;

•	S Corporations;

•	broker-dealers or dealers in securities or currencies;

•	traders in securities;

•	holders whose functional currency is not the U.S. dollar;

•	persons that hold the notes as part of a straddle, hedge, conversion or other risk reduction or constructive sale transaction; and

•	persons subject to the alternative minimum tax provisions of the Code.

If a partnership or other entity taxable as a partnership holds the new notes, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Such partner should consult its tax advisor as to the tax consequences of the partnership owning and disposing of the notes.

You should consult your own tax advisor regarding the particular U.S. federal, state and local and foreign income and other tax consequences of exchanging the old notes for the new notes.

The Exchange

The exchange of the old notes for the new notes in the exchange offer will not be treated as an “exchange” for federal income tax purposes, because the new notes will not be considered to differ materially in kind or extent from the old notes. Accordingly, the exchange of old notes for new notes will not be a taxable event to holders for federal income tax purposes. Moreover, the new notes will have the same tax attributes as the old notes and the same tax consequences to holders as the old notes have to holders, including without limitation, the same issue price, adjusted issue price, adjusted tax basis and holding period.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such notes were acquired as a result of market-making activities or other trading activities. We have agreed that, beginning on the date of consummate of the exchange offer and ending on the close of business one year after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until          , 200 , all dealers effecting transactions in the new notes may be required to deliver a prospectus.

We will not receive any proceeds from the issuance of new notes in the exchange offer or from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of one year after the consummation of the exchange offer, we will promptly send a reasonable number of additional copies of the prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such document in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holder of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the new notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the new notes and guarantees offered hereby will be passed upon for us by Latham & Watkins LLP, San Diego, California.

EXPERTS

The consolidated financial statements of Leap (Successor Company) as of December 31, 2006 and 2005 and for the years then ended and for the five months ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2006, incorporated in this prospectus by reference to the Company’s Current Report on Form 8-K dated March 23, 2007, have been so incorporated in reliance on the report (which contains an explanatory paragraph related to the Company’s emergence from bankruptcy) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Leap (Predecessor Company) for the seven months ended July 31, 2004, incorporated in this prospectus by reference to the Company’s Current Report on Form 8-K dated March 23, 2007 have been so incorporated in reliance on the report (which contains an explanatory paragraph related to the Company’s emergence from bankruptcy) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LIMITATION ON LIABILITY AND DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEAP WIRELESS INTERNATIONAL, INC.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	Indemnification of Directors and Executive Officers and Limitation on Liability

As permitted by Section 102 of the Delaware General Corporation Law, Leap has adopted provisions in its amended and restated certificate of incorporation and amended and restated bylaws that limit or eliminate the personal liability of Leap’s directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to Leap or its stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to Leap or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Leap’s amended and restated certificate of incorporation also authorizes Leap to indemnify its officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, Leap’s amended and restated bylaws provide that:

•	Leap may indemnify its directors, officers, and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•	Leap may advance expenses to its directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in Leap’s amended and restated bylaws are not exclusive.

Leap’s amended and restated certificate of incorporation and amended and restated bylaws provide for the indemnification provisions described above. In addition, we have entered into separate indemnification agreements with our directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements may require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also may require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased policies of directors’ and officers’ liability insurance that insure our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

On December 31, 2002, several members of American Wireless Group, LLC, referred to in this prospectus as AWG, filed a lawsuit against various officers and directors of Leap in the Circuit Court of the First Judicial District of Hinds County, Mississippi, referred to herein as the Whittington Lawsuit. Leap purchased certain FCC wireless licenses from AWG and paid for those licenses with shares of Leap stock. The complaint alleges that Leap failed to disclose to AWG material facts regarding a dispute between Leap and a third party relating to that party’s claim that it was entitled to an increase in the purchase price for certain wireless licenses it sold to Leap. In their complaint, plaintiffs seek rescission and/or damages according to proof at trial of not less than the aggregate amount paid for the Leap stock (alleged in the complaint to have a value of approximately $57.8 million in June 2001 at the closing of the license sale transaction), plus interest, punitive or exemplary damages in the amount of not less than three times compensatory damages, and costs and expenses. Plaintiffs contend that the named defendants are the controlling group that was responsible for Leap’s alleged failure to disclose the material facts regarding the third party dispute and the risk that the shares held by the plaintiffs might be diluted if the third party was successful with respect to its claim. The defendants in the Whittington Lawsuit filed a motion to compel arbitration, or in the alternative, to dismiss the Whittington Lawsuit. The motion noted that plaintiffs, as members of AWG, agreed to arbitrate disputes pursuant to the license purchase agreement, that they failed to plead facts that show that they are entitled to relief, that Leap made adequate disclosure of the relevant facts regarding the third party dispute and that any failure to disclose such information did not cause any damage to the plaintiffs. The court denied defendants’ motion and the defendants have appealed the denial of the motion to the state supreme court.

In a related action to the action described above, on June 6, 2003, AWG filed a lawsuit in the Circuit Court of the First Judicial District of Hinds County, Mississippi, referred to herein as the AWG Lawsuit, against the same individual defendants named in the Whittington Lawsuit. The complaint generally sets forth the same claims made by the plaintiffs in the Whittington Lawsuit. In its complaint, plaintiff seeks rescission and/or damages according to proof at trial of not less than the aggregate amount paid for the Leap stock (alleged in the complaint to have a value of approximately $57.8 million in June 2001 at the closing of the license sale transaction), plus interest, punitive or exemplary damages in the amount of not less than three times compensatory damages, and costs and expenses. Defendants filed a motion to compel arbitration or, in the alternative, to dismiss the AWG Lawsuit, making arguments similar to those made in their motion to dismiss the Whittington Lawsuit. The motion was denied and the defendants’ have appealed the ruling to the state supreme court. AWG recently agreed to arbitrate this lawsuit and filed a motion in the Circuit Court seeking to stay the proceeding pending arbitration.

Although Leap is not a defendant in either the Whittington or AWG Lawsuits, several of the defendants have indemnification agreements with Leap. Leap’s D&O insurers have not filed a reservation of rights letter and have been paying defense costs. Management believes that the liability, if any, from the AWG and Whittington Lawsuits and the related indemnity claims of the defendants against Leap is not probable and estimable; therefore, no accrual has been made in Leap’s consolidated financial statements as of December 31, 2006 related to these contingencies.

In addition, in response to our patent infringement suit against MetroPCS, on August 3, 2006 MetroPCS and three related entities brought counterclaims against us and, among others, current and former employees of Leap and Cricket, including Leap CEO Mr. Hutcheson, who have indemnification agreements with Leap. Furthermore, on August 17, 2006 MetroPCS served Leap, Cricket and certain current and former employees of Leap and Cricket, including Mr. Hutcheson, who have indemnification agreements with Leap, with complaints filed in Superior Court in Stanislaus County, California, alleging, among other things, unfair competition, misappropriation of trade secrets, and intentional and negligent interference with contract. On February 21, 2007, the complaint was amended to remove MetroPCS and MetroPCS, Inc. as plaintiffs.

ITEM 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit
Number	Description

2.1(1)	Fifth Amended Joint Plan of Reorganization dated as of July 30, 2003, as modified to reflect all technical amendments subsequently approved by the Bankruptcy Court.
2.2(2)	Disclosure Statement Accompanying Fifth Amended Joint Plan of Reorganization dated as of July 30, 2003.
2.3(3)	Order Confirming Debtors’ Fifth Amended Joint Plan of Reorganization dated as of July 30, 2003.
3.1(4)	Amended and Restated Certificate of Incorporation of Leap Wireless International, Inc.
3.2(4)	Amended and Restated Bylaws of Leap Wireless International, Inc.
3.3*	Amended and Restated Certificate of Incorporation of Cricket Communications, Inc.
3.4*	Amended and Restated Bylaws of Cricket Communications, Inc.
4.3(6)	Indenture, dated as of October 23, 2006, by and among Cricket Communications, Inc., the Initial Guarantors (as defined therein) and Wells Fargo Bank, N.A., as trustee.

Exhibit
Number	Description

4.3.1(6)	Form of 9.375% Senior Note of Cricket Communications, Inc. due 2014 (attached as Exhibit A to the Indenture filed as Exhibit 4.3.1 hereto)
4.4(6)	Registration Rights Agreement, dated as of October 23, 2006, by and among Cricket Communications, Inc., the Guarantors (as defined therein), Citigroup Global Markets Inc. and Goldman, Sachs & Co., as representatives of the Initial Purchasers named therein
5.1*	Opinion of Latham & Watkins LLP
10.1(7)†	Amended and Restated System Equipment Purchase Agreement, entered into as of June 30, 2000, by and between Cricket Communications, Inc. and Lucent Technologies Inc. (including exhibits thereto).
10.1.1(8)	Amendment No. 1 to the Amended and Restated System Equipment Purchase Agreement by and between Lucent Technologies Inc. and Cricket Communications, Inc., entered into as of March 22, 2002.
10.1.2(8)†	Amendment No. 2 to the Amended and Restated System Equipment Purchase Agreement by and between Lucent Technologies Inc. and Cricket Communications, Inc., entered into as of March 22, 2002.
10.1.3(9)†	Amendment No. 3 to Amended and Restated System Equipment Purchase Agreement by and between Cricket Communications, Inc. and Lucent Technologies Inc., effective March 22, 2002.
10.1.4(9)†	Amendment No. 4 to Amended and Restated System Equipment Purchase Agreement by and between Cricket Communications, Inc. and Lucent Technologies Inc., effective March 22, 2002.
10.1.5(10)	Amendment No. 5 to the Amended and Restated System Equipment Purchase Agreement by and between Cricket Communications, Inc. and Lucent Technologies Inc., executed as of September 23, 2003
10.1.6(11)†	Amendment No. 6 to the Amended and Restated System Equipment Purchase Agreement by and between Cricket Communications, Inc. and Lucent Technologies Inc., effective as of February 4, 2004.
10.1.7(12)†	Amendment No. 7 to the Amended and Restated System Equipment Purchase Agreement by and between Cricket Communications, Inc. and Lucent Technologies Inc., effective as of January 1, 2005.
10.1.8(13)†	Amendment No. 8 to Amended and Restated System Equipment Purchase Agreement, effective as of October 1, 2005, between Cricket Communications, Inc. and Lucent Technologies Inc.
10.1.9(14)†	Amendment No. 9 to Amended and Restated System Equipment Purchase Agreement, effective as of January 11, 2006, between Cricket Communications, Inc. and Lucent Technologies Inc.
10.2(15)†	Amended and Restated System Equipment Purchase Agreement, effective as of December 23, 2002, by and between Cricket Communications, Inc. and Nortel Networks Inc. (including exhibits thereto).
10.2.1(15)	Amendment No. 1 to Amended and Restated System Equipment Purchase Agreement, effective as of February 7, 2003, by and between Cricket Communications, Inc. and Nortel Networks Inc. (including exhibits thereto).
10.2.2(12)†	Amendment No. 2 to Amended and Restated System Equipment Purchase Agreement, effective as of December 22, 2004, by and between Cricket Communications, Inc. and Nortel Networks Inc.
10.2.3(13)†	Amendment No. 3 to Amended and Restated System Equipment Purchase Agreement, effective as of October 11, 2005, by and between Cricket Communications, Inc. and Nortel Networks Inc.
10.2.4(14)†	Amendment No. 4 to Amended and Restated System Equipment Purchase Agreement, effective as of December 22, 2005, by and between Cricket Communications, Inc. and Nortel Networks Inc.
10.2.5(16)†	Amendment No. 5 to Amended and Restated System Equipment Purchase Agreement, effective as of May 22, 2006, by and between Cricket Communications, Inc. and Nortel Networks Inc.
10.2.6(17)†	Amendment No. 6 to Amended and Restated System Equipment Purchase Agreement, effective as of August 31, 2006, by and between Cricket Communications, Inc. and Nortel Networks Inc.
10.2.7(17)†	Amendment No. 7 to Amended and Restated System Equipment Purchase Agreement, effective as of October 18, 2006, by and between Cricket Communications, Inc. and Nortel Networks Inc.

Exhibit
Number	Description

10.3(18)	Amended and Restated Credit Agreement, dated June 16, 2006, by and among Cricket Communications, Inc., Leap Wireless International, Inc., the Lenders party thereto and Bank of America, N.A., as administrative agent and L/ C issuer.
10.3.1(18)	Amended and Restated Security Agreement, dated June 16, 2006, made by Cricket Communications, Inc., Leap Wireless International, Inc., and the Subsidiary Guarantors to Bank of America, N.A., as collateral agent.
10.3.2(17)	Letter Amendment to the Amended and Restated Security Agreement dated as of June 16, 2006 by and among Cricket Communications, Inc., Leap Wireless International, Inc. and Bank of America, N.A., as administrative agent, dated October 16, 2006.
10.3.3(18)	Amended and Restated Parent Guaranty, dated June 16, 2006, made by Leap Wireless International, Inc. in favor of the secured parties under the Credit Agreement (the “Secured Parties”).
10.3.4(18)	Amended and Restated Subsidiary Guaranty, dated June 16, 2006, made by the Subsidiary Guarantors in favor of the Secured Parties.
10.4	[INTENTIONALLY OMITTED].
10.5(22)	Credit Agreement, dated as of July 13, 2006, by and among Cricket Communications, Inc., Denali Spectrum License, LLC and Denali Spectrum, LLC.
10.5.1(17)	Amendment No. 1 to Credit Agreement by and among Cricket Communications, Inc., Denali Spectrum License, LLC and Denali Spectrum, LLC, dated as of September 28, 2006, between Cricket Communications, Inc., Denali Spectrum License, LLC and Denali Spectrum, LLC.
10.6(23)#	Form of Indemnity Agreement entered into by and between Leap Wireless International, Inc. and its directors and officers.
10.7(19)#†	Amended and Restated Executive Employment Agreement among Leap Wireless International, Inc., Cricket Communications, Inc., and S. Douglas Hutcheson, dated as of January 10, 2005.
10.7.1(24)#	First Amendment to Amended and Restated Executive Employment Agreement among Leap Wireless International, Inc., Cricket Communications, Inc., and S. Douglas Hutcheson, effective as of June 17, 2005.
10.7.2(14)#	Second Amendment to Amended and Restated Executive Employment Agreement among Leap Wireless International, Inc., Cricket Communications, Inc., and S. Douglas Hutcheson, effective as of February 17, 2006.
10.8(13)#	Form of Executive Vice President and Senior Vice President Severance Benefits Agreement.
10.8.1(25)#	Severance Benefits Agreement, effective as of January 16, 2006, between Leap Wireless International, Inc., Cricket Communications, Inc. and Dean M. Luvisa.
10.9(19)#	Employment Offer Letter dated January 31, 2005, between Cricket Communications, Inc. and Albin F. Moschner.
10.10(26)#	Employment Offer Letter, dated March 24, 2005, between Cricket Communications, Inc., and Grant Burton.
10.10.1(14)#	Retention Agreement, dated December 5, 2005, between Cricket Communications, Inc., and Grant Burton.
10.11(27)#	Leap Wireless International, Inc. 2004 Stock Option, Restricted Stock and Deferred Stock Unit Plan.
10.11.1(24)#†	Form of Stock Option Grant Notice and Non-Qualified Stock Option Agreement (February 2008 Vesting).
10.11.2(24)#†	Form of Stock Option Grant Notice and Non-Qualified Stock Option Agreement (Five-Year Vesting) entered into prior to October 26, 2005.
10.11.3(14)#	Amendment No. 1 to Form of Stock Option Grant Notice and Non-Qualified Stock Option Agreement (Five-Year Vesting) entered into prior to October 26, 2005.
10.11.4(14)#†	Form of Stock Option Grant Notice and Non-Qualified Stock Option Agreement (Five-Year Vesting) entered into on or after October 26, 2005.
10.11.5(14)#†	Stock Option Grant Notice and Non-Qualified Stock Option Agreement, effective as of October 26, 2005, Between Leap Wireless International, Inc. and Albin F. Moschner.

Exhibit
Number	Description

10.11.6(31)#†	Form of Stock Option Grant Notice and Non-Qualified Stock Option Agreement (Four-Year Time Based Vesting).
10.11.7(24)#†	Form of Restricted Stock Award Grant Notice and Restricted Stock Award Agreement (February 2008 Vesting).
10.11.8(24)#†	Form of Restricted Stock Award Grant Notice and Restricted Stock Award Agreement (Five-Year Vesting) entered into prior to October 26, 2005.
10.11.9(14)#	Amendment No. 1 to Form of Restricted Stock Award Grant Notice and Restricted Stock Award Agreement (Five-Year Vesting) entered into prior to October 26, 2005.
10.11.10(30)#	Restricted Stock Award Grant Notice and Restricted Stock Award Agreement, dated as of July 8 2005, between Leap Wireless International, Inc. and David B. Davis.
10.11.11(28)#	Restricted Stock Award Grant Notice and Restricted Stock Award Agreement, dated as of July 8 2005, between Leap Wireless International, Inc. and Robert J. Irving, Jr.
10.11.12(28)#	Restricted Stock Award Grant Notice and Restricted Stock Award Agreement, dated as of July 8 2005, between Leap Wireless International, Inc. and Leonard C. Stephens.
10.11.13(14)#†	Restricted Stock Award Grant Notice and Restricted Stock Award Agreement, effective as of October 26 2005, between Leap Wireless International, Inc. and Albin F. Moschner.
10.11.14(14)#†	Form of Restricted Stock Award Grant Notice and Restricted Stock Award Agreement (Five-Year Vesting) entered into on or after October 26, 2005.
10.11.15(31)#	Form of Restricted Stock Award Grant Notice and Restricted Stock Award Agreement (Four-Year Time Based Vesting).
10.11.16(27)#	Form of Deferred Stock Unit Award Grant Notice and Deferred Stock Unit Award Agreement.
10.11.17(19)#	Form of Non-Employee Director Stock Option Grant Notice and Non-Qualified Stock Option Agreement.
10.11.18(29)#	Form of Restricted Stock Award Grant Notice and Restricted Stock Award Agreement (for Non-Employee Directors).
10.12(30)#	2006 Cricket Non-Sales Bonus Plan
12.1*	Computation of ratio of earnings to fixed charges for Registrant.
21*	Subsidiaries of Leap Wireless International, Inc.
23.1*	Consent of Independent Registered Public Accounting Firm.
23.2*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
24*	Powers of Attorney (included on the signature pages hereto).
25.1*	Statement of Eligibility on Form T-1 of Wells Fargo Bank, N.A., as the Trustee under the Indenture.
99.1*	Form of Letter of Transmittal.
99.2*	Form of Notice of Guaranteed Delivery.
99.3*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.
99.4*	Form of Instructions from Beneficial Owners to Registered Holders and DTC Participants.
99.5*	Form of Letter to Clients.
99.6*	Form of Exchange Agent Agreement.

*	Filed herewith.

†	Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

#	Management contract or compensatory plan or arrangement in which one or more executive officers or directors participates.

(1)	Filed as an exhibit to Leap’s Current Report on Form 8-K/A, dated July 30, 2003, filed with the SEC on May 7, 2004, and incorporated herein by reference.

(2)	Filed as an exhibit to Leap’s Current Report on Form 8-K, dated July 30, 2003, filed with the SEC on August 11, 2003, and incorporated herein by reference.

(3)	Filed as an exhibit to Leap’s Current Report on Form 8-K, dated October 22, 2003, filed with the SEC on November 6, 2003, and incorporated herein by reference.

(4)	Filed as an exhibit to Leap’s Current Report on Form 8-K, dated August 16, 2004, filed with the SEC on August 20, 2004, and incorporated herein by reference.

(5)	Filed as an exhibit to Leap’s Registration Statement on Form S-1 (File No. 333-126246), as filed with the SEC on June 30, 2005, and incorporated herein by reference.

(6)	Filed as an exhibit to Leap’s Current Report on Form 8-K, dated October 18, 2006, filed with the SEC on October 24, 2006, and incorporated herein by reference.

(7)	Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, as filed with the SEC on November 14, 2000, and incorporated herein by reference.

(8)	Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002, as filed with the SEC on May 14, 2002, and incorporated herein by reference.

(9)	Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002, as filed with the SEC on November 13, 2002, and incorporated herein by reference.

(10)	Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003, as filed with the SEC on November 21, 2003, and incorporated herein by reference.

(11)	Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004, as filed with the SEC on May 17, 2004, and incorporated herein by reference.

(12)	Filed as an exhibit to Leap’s Current Report on Form 8-K, dated December 31, 2004, filed with the SEC on March 28, 2005, and incorporated herein by reference.

(13)	Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, as filed with the SEC on November 14, 2005, and incorporated herein by reference.

(14)	Filed as an exhibit to Leap’s Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the SEC on March 27, 2006, and incorporated herein by reference.

(15)	Filed as an exhibit to Leap’s Amendment No. 1 to Annual Report on Form 10-K/A for the year ended December 31, 2002, as filed with the SEC on April 16, 2003, and incorporated herein by reference.

(16)	Filed as an exhibit to Leap’s Current Report on Form 8-K, dated May 22, 2006, as filed with the SEC on August 1, 2006, and incorporated herein by reference.

(17)	Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006, as filed with the SEC on November 9, 2006, and incorporated herein by reference.

(18)	Filed as an exhibit to Leap’s Current Report on Form 8-K, dated June 16, 2006, as filed with the SEC on June 19, 2006, and incorporated herein by reference.

(19)	Filed as an exhibit to Leap’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the SEC on May 16, 2005, and incorporated herein by reference.

(20)	Filed as an exhibit to Leap’s Current Report on Form 8-K, dated January 9, 2006, filed with the SEC on January 12, 2006, and incorporated herein by reference.

(21)	Filed as an exhibit to Leap’s Current Report on Form 8-K, dated April 24, 2006, as filed with the SEC on April 27, 2006, and incorporated herein by reference.

(22)	Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006, as filed with the SEC on August 8, 2006, and incorporated herein by reference.

(23)	Filed as an exhibit to Leap’s Registration Statement on Form 10, as amended (File No. 0-29752), as filed with the SEC on September 14, 1998 and incorporated herein by reference.

(24)	Filed as an exhibit to Leap’s Current Report on Form 8-K, dated June 17, 2005, filed with the SEC on June 23, 2005, and incorporated herein by reference.

(25)	Filed as an exhibit to Leap’s Current Report on Form 8-K, dated as of January 16, 2006, filed with the SEC on January 19, 2006, and incorporated herein by reference.

(26)	Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005, as filed with the SEC on June 15, 2005, and incorporated herein by reference.

(27)	Filed as an exhibit to Leap’s Current Report on Form 8-K, dated January 5, 2005, filed with the SEC on January 11, 2005, and incorporated herein by reference.

(28)	Filed as an exhibit to Leap’s Current Report on Form 8-K, dated July 8, 2005, filed with the SEC on July 14, 2005, and incorporated herein by reference.

(29)	Filed as an exhibit to Leap’s Current Report on Form 8-K, dated May 18, 2006, as filed with the SEC on June 6, 2006, and incorporated herein by reference.

(30)	Filed as an exhibit to Leap’s Current Report on Form 8-K, dated July 25, 2006, as filed with the SEC on August 2, 2006, and incorporated herein by reference.

(31)	Filed as an exhibit to Leap’s Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC on March 1, 2007, and incorporated herein by reference.

ITEM 22.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission, or SEC, pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment thereby is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the notes being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act Leap Wireless International, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California, on March 23, 2007.

LEAP WIRELESS INTERNATIONAL, INC.

By:	/s/ S. DOUGLAS HUTCHESON
S. Douglas Hutcheson
Chief Executive Officer, President and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints S. Douglas Hutcheson, Amin I. Khalifa and Robert J. Irving, Jr., and each of them acting individually, as his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ S. DOUGLAS HUTCHESON S. Douglas Hutcheson	Chief Executive Officer, President and Director (Principal Executive Officer)	March 23, 2007

/s/ AMIN I. KHALIFA Amin I. Khalifa	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	March 23, 2007

/s/ GRANT BURTON Grant Burton	Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	March 23, 2007

/s/ JAMES D. DONDERO James D. Dondero	Director	March 23, 2007

/s/ JOHN D. HARKEY, JR. John D. Harkey, Jr.	Director	March 23, 2007

/s/ ROBERT V. LAPENTA Robert V. LaPenta	Director	March 23, 2007

Signature	Title	Date

/s/ MARK H. RACHESKY, MD Mark H. Rachesky, MD	Chairman of the Board	March 23, 2007

/s/ MICHAEL B. TARGOFF Michael B. Targoff	Director	March 23, 2007

Pursuant to the requirements of the Securities Act Cricket Communications, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California, on March 23, 2007.

CRICKET COMMUNICATIONS, INC.

By:	/s/ S. DOUGLAS HUTCHESON
S. Douglas Hutcheson
Chief Executive Officer, President and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints S. Douglas Hutcheson, Amin I. Khalifa and Robert J. Irving, Jr., and each of them acting individually, as his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ S. DOUGLAS HUTCHESON S. Douglas Hutcheson	Chief Executive Officer, President and Director (Principal Executive Officer)	March 23, 2007

/s/ AMIN I. KHALIFA Amin I. Khalifa	Executive Vice President and Chief Financial Officer and Director (Principal Financial Officer)	March 23, 2007

/s/ GRANT BURTON Grant Burton	Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	March 23, 2007

/s/ ROBERT J. IRVING, JR. Robert J. Irving, Jr.	Senior Vice President, General Counsel and Director	March 23, 2007

/s/ ALBIN F. MOSCHNER Albin F. Moschner	Executive Vice President, Chief Marketing Officer and Director	March 23, 2007

/s/ GLENN T. UMETSU Glenn T. Umetsu	Executive Vice President, Chief Technical Officer and Director	March 23, 2007

Pursuant to the requirements of the Securities Act each of the Subsidiary Guarantors listed on Schedule A has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California, on March 23, 2007.

ON BEHALF OF EACH SUBSIDIARY
GUARANTOR LISTED ON SCHEDULE A
HERETO

By:	/s/ S. DOUGLAS HUTCHESON
S. Douglas Hutcheson
Chief Executive Officer, President and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints S. Douglas Hutcheson, Robert J. Irving, Jr. and Amin I. Khalifa, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ S. DOUGLAS HUTCHESON S. Douglas Hutcheson	Chief Executive Officer, President and Director (Principal Executive Officer)	March 23, 2007

/s/ AMIN I. KHALIFA Amin I. Khalifa	Executive Vice President and Chief Financial Officer and Director (Principal Financial Officer)	March 23, 2007

/s/ GRANT BURTON Grant Burton	Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	March 23, 2007

/s/ ROBERT J. IRVING, JR. Robert J. Irving, Jr.	Senior Vice President, General Counsel and Director	March 23, 2007

/s/ ALBIN F. MOSCHNER Albin F. Moschner	Executive Vice President, Chief Marketing Officer and Director	March 23, 2007

/s/ GLENN T. UMETSU Glenn T. Umetsu	Executive Vice President, Chief Technical Officer and Director	March 23, 2007

Pursuant to the requirements of the Securities Act each of the Subsidiary Guarantors listed on Schedule B has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California, on March 23, 2007.

ON BEHALF OF EACH SUBSIDIARY
GUARANTOR LISTED ON SCHEDULE B
HERETO

By:	/s/ S. DOUGLAS HUTCHESON
S. Douglas Hutcheson
Chief Executive Officer, President and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints S. Douglas Hutcheson, Robert J. Irving, Jr. and Amin I. Khalifa, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ S. DOUGLAS HUTCHESON S. Douglas Hutcheson	Chief Executive Officer, President and Director of Sole Member (Principal Executive Officer)	March 23, 2007

/s/ AMIN I. KHALIFA Amin I. Khalifa	Executive Vice President and Chief Financial Officer and Director of Sole Member (Principal Financial Officer)	March 23, 2007

/s/ GRANT BURTON Grant Burton	Vice President, Chief Accounting Officer and Controller of Sole Member (Principal Accounting Officer)	March 23, 2007

/s/ ROBERT J. IRVING, JR. Robert J. Irving, Jr.	Senior Vice President, General Counsel and Director of Sole Member	March 23, 2007

Signature	Title	Date

/s/ ALBIN F. MOSCHNER Albin F. Moschner	Executive Vice President, Chief Marketing Officer and Director of Sole Member	March 23, 2007

/s/ GLENN T. UMETSU Glenn T. Umetsu	Executive Vice President, Chief Technical Officer and Director of Sole Member	March 23, 2007

Pursuant to the requirements of the Securities Act each of the Subsidiary Guarantors listed on Schedule C has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California, on March 23, 2007.

ON BEHALF OF EACH SUBSIDIARY
GUARANTOR LISTED ON SCHEDULE C
HERETO

By:	/s/ S. DOUGLAS HUTCHESON
S. Douglas Hutcheson
Chief Executive Officer, President and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints S. Douglas Hutcheson, Robert J. Irving, Jr. and Amin I. Khalifa, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ S. DOUGLAS HUTCHESON S. Douglas Hutcheson	Chief Executive Officer, President and Director of Sole Member of Sole Manager (Principal Executive Officer)	March 23, 2007

/s/ AMIN I. KHALIFA Amin I. Khalifa	Executive Vice President and Chief Financial Officer and Director of Sole Member of Sole Manager (Principal Financial Officer)	March 23, 2007

/s/ GRANT BURTON Grant Burton	Vice President, Chief Accounting Officer and Controller of Sole Member of Sole Manager (Principal Accounting Officer)	March 23, 2007

/s/ ROBERT J. IRVING, JR. Robert J. Irving, Jr.	Senior Vice President, General Counsel and Director of Sole Member of Sole Manager	March 23, 2007

Signature	Title	Date

/s/ ALBIN F. MOSCHNER Albin F. Moschner	Executive Vice President, Chief Marketing Officer and Director of Sole Member of Sole Manager	March 23, 2007

/s/ GLENN T. UMETSU Glenn T. Umetsu	Executive Vice President, Chief Technical Officer and Director of Sole Member of Sole Manager	March 23, 2007

INDEX TO EXHIBITS

Exhibit
Number		Description

2	.1(1)	Fifth Amended Joint Plan of Reorganization dated as of July 30, 2003, as modified to reflect all technical amendments subsequently approved by the Bankruptcy Court.
2	.2(2)	Disclosure Statement Accompanying Fifth Amended Joint Plan of Reorganization dated as of July 30, 2003.
2	.3(3)	Order Confirming Debtors’ Fifth Amended Joint Plan of Reorganization dated as of July 30, 2003.
3	.1(4)	Amended and Restated Certificate of Incorporation of Leap Wireless International, Inc.
3	.2(4)	Amended and Restated Bylaws of Leap Wireless International, Inc.
3	.3*	Amended and Restated Certificate of Incorporation of Cricket Communications, Inc.
3	.4*	Amended and Restated Bylaws of Cricket Communications, Inc.
4	.3(6)	Indenture, dated as of October 23, 2006, by and among Cricket Communications, Inc., the Initial Guarantors (as defined therein) and Wells Fargo Bank, N.A., as trustee.
4	.3.1(6)	Form of 9.375% Senior Note of Cricket Communications, Inc. due 2014 (attached as Exhibit A to the Indenture filed as Exhibit 4.3.1 hereto).
4	.4(6)	Registration Rights Agreement, dated as of October 23, 2006, by and among Cricket Communications, Inc., the Guarantors (as defined therein), Citigroup Global Markets Inc. and Goldman, Sachs & Co., as representatives of the Initial Purchasers named therein.
5	.1*	Opinion of Latham & Watkins LLP.
10	.1(7)†	Amended and Restated System Equipment Purchase Agreement, entered into as of June 30, 2000, by and between Cricket Communications, Inc. and Lucent Technologies Inc. (including exhibits thereto).
10	.1.1(8)	Amendment No. 1 to the Amended and Restated System Equipment Purchase Agreement by and between Lucent Technologies Inc. and Cricket Communications, Inc., entered into as of March 22, 2002.
10	.1.2(8)†	Amendment No. 2 to the Amended and Restated System Equipment Purchase Agreement by and between Lucent Technologies Inc. and Cricket Communications, Inc., entered into as of March 22, 2002.
10	.1.3(9)†	Amendment No. 3 to Amended and Restated System Equipment Purchase Agreement by and between Cricket Communications, Inc. and Lucent Technologies Inc., effective March 22, 2002.
10	.1.4(9)†	Amendment No. 4 to Amended and Restated System Equipment Purchase Agreement by and between Cricket Communications, Inc. and Lucent Technologies Inc., effective March 22, 2002.
10	.1.5(10)	Amendment No. 5 to the Amended and Restated System Equipment Purchase Agreement by and between Cricket Communications, Inc. and Lucent Technologies Inc., executed as of September 23, 2003.
10	.1.6(11)†	Amendment No. 6 to the Amended and Restated System Equipment Purchase Agreement by and between Cricket Communications, Inc. and Lucent Technologies Inc., effective as of February 4, 2004.
10	.1.7(12)†	Amendment No. 7 to the Amended and Restated System Equipment Purchase Agreement by and between Cricket Communications, Inc. and Lucent Technologies Inc., effective as of January 1, 2005.
10	.1.8(13)†	Amendment No. 8 to Amended and Restated System Equipment Purchase Agreement, effective as of October 1, 2005, between Cricket Communications, Inc. and Lucent Technologies Inc.
10	.1.9(14)†	Amendment No. 9 to Amended and Restated System Equipment Purchase Agreement, effective as of January 11, 2006, between Cricket Communications, Inc. and Lucent Technologies Inc.
10	.2(15)†	Amended and Restated System Equipment Purchase Agreement, effective as of December 23, 2002, by and between Cricket Communications, Inc. and Nortel Networks Inc. (including exhibits thereto).

Exhibit
Number		Description

10	.2.1(15)	Amendment No. 1 to Amended and Restated System Equipment Purchase Agreement, effective as of February 7, 2003, by and between Cricket Communications, Inc. and Nortel Networks Inc. (including exhibits thereto).
10	.2.2(12)†	Amendment No. 2 to Amended and Restated System Equipment Purchase Agreement, effective as of December 22, 2004, by and between Cricket Communications, Inc. and Nortel Networks Inc.
10	.2.3(13)†	Amendment No. 3 to Amended and Restated System Equipment Purchase Agreement, effective as of October 11, 2005, by and between Cricket Communications, Inc. and Nortel Networks Inc.
10	.2.4(14)†	Amendment No. 4 to Amended and Restated System Equipment Purchase Agreement, effective as of December 22, 2005, by and between Cricket Communications, Inc. and Nortel Networks Inc.
10	.2.5(16)†	Amendment No. 5 to Amended and Restated System Equipment Purchase Agreement, effective as of May 22, 2006, by and between Cricket Communications, Inc. and Nortel Networks Inc.
10	.2.6(17)†	Amendment No. 6 to Amended and Restated System Equipment Purchase Agreement, effective as of August 31, 2006, by and between Cricket Communications, Inc. and Nortel Networks Inc.
10	.2.7(17)†	Amendment No. 7 to Amended and Restated System Equipment Purchase Agreement, effective as of October 18, 2006, by and between Cricket Communications, Inc. and Nortel Networks Inc.
10	.3(18)	Amended and Restated Credit Agreement, dated June 16, 2006, by and among Cricket Communications, Inc., Leap Wireless International, Inc., the Lenders party thereto and Bank of America, N.A., as administrative agent and L/ C issuer.
10	.3.1(18)	Amended and Restated Security Agreement, dated June 16, 2006, made by Cricket Communications, Inc., Leap Wireless International, Inc., and the Subsidiary Guarantors to Bank of America, N.A., as collateral agent.
10	.3.2(17)	Letter Amendment to the Amended and Restated Security Agreement dated as of June 16, 2006 by and among Cricket Communications, Inc., Leap Wireless International, Inc. and Bank of America, N.A., as administrative agent, dated October 16, 2006.
10	.3.3(18)	Amended and Restated Parent Guaranty, dated June 16, 2006, made by Leap Wireless International, Inc. in favor of the secured parties under the Credit Agreement (the “Secured Parties”).
10	.3.4(18)	Amended and Restated Subsidiary Guaranty, dated June 16, 2006, made by the Subsidiary Guarantors in favor of the Secured Parties.
10.4		[INTENTIONALLY OMITTED].
10	.5(22)	Credit Agreement, dated as of July 13, 2006, by and among Cricket Communications, Inc., Denali Spectrum License, LLC and Denali Spectrum, LLC.
10	.5.1(17)	Amendment No. 1 to Credit Agreement by and among Cricket Communications, Inc., Denali Spectrum License, LLC and Denali Spectrum, LLC, dated as of September 28, 2006, between Cricket Communications, Inc., Denali Spectrum License, LLC and Denali Spectrum, LLC.
10	.6(23)#	Form of Indemnity Agreement entered into by and between Leap Wireless International, Inc. and its directors and officers.
10	.7(19)#†	Amended and Restated Executive Employment Agreement among Leap Wireless International, Inc., Cricket Communications, Inc., and S. Douglas Hutcheson, dated as of January 10, 2005.
10	.7.1(24)#	First Amendment to Amended and Restated Executive Employment Agreement among Leap Wireless International, Inc., Cricket Communications, Inc., and S. Douglas Hutcheson, effective as of June 17, 2005.
10	.7.2(14)#	Second Amendment to Amended and Restated Executive Employment Agreement among Leap Wireless International, Inc., Cricket Communications, Inc., and S. Douglas Hutcheson, effective as of February 17, 2006.
10	.8(13)#	Form of Executive Vice President and Senior Vice President Severance Benefits Agreement.
10	.8.1(25)#	Severance Benefits Agreement, effective as of January 16, 2006, between Leap Wireless International, Inc., Cricket Communications, Inc. and Dean M. Luvisa.

Exhibit
Number		Description

10	.9(19)#	Employment Offer Letter dated January 31, 2005, between Cricket Communications, Inc. and Albin F. Moschner.
10	.10(26)#	Employment Offer Letter, dated March 24, 2005, between Cricket Communications, Inc., and Grant Burton.
10	.10.1(14)#	Retention Agreement, dated December 5, 2005, between Cricket Communications, Inc., and Grant Burton.
10	.11(27)#	Leap Wireless International, Inc. 2004 Stock Option, Restricted Stock and Deferred Stock Unit Plan.
10	.11.1(24)# †	Form of Stock Option Grant Notice and Non-Qualified Stock Option Agreement (February 2008 Vesting).
10	.11.2(24)# †	Form of Stock Option Grant Notice and Non-Qualified Stock Option Agreement (Five-Year Vesting) entered into prior to October 26, 2005.
10	.11.3(14)#	Amendment No. 1 to Form of Stock Option Grant Notice and Non-Qualified Stock Option Agreement (Five-Year Vesting) entered into prior to October 26, 2005.
10	.11.4(14)#†	Form of Stock Option Grant Notice and Non-Qualified Stock Option Agreement (Five-Year Vesting) entered into on or after October 26, 2005.
10	.11.5(14)#†	Stock Option Grant Notice and Non-Qualified Stock Option Agreement, effective as of October 26, 2005, Between Leap Wireless International, Inc. and Albin F. Moschner.
10	.11.6(31)# †	Form of Stock Option Grant Notice and Non-Qualified Stock Option Agreement (Four-Year Time Based Vesting).
10	.11.7(24)# †	Form of Restricted Stock Award Grant Notice and Restricted Stock Award Agreement (February 2008 Vesting).
10	.11.8(24)# †	Form of Restricted Stock Award Grant Notice and Restricted Stock Award Agreement (Five-Year Vesting) entered into prior to October 26, 2005.
10	.11.9(14)#	Amendment No. 1 to Form of Restricted Stock Award Grant Notice and Restricted Stock Award Agreement (Five-Year Vesting) entered into prior to October 26, 2005.
10	.11.10(30)#	Restricted Stock Award Grant Notice and Restricted Stock Award Agreement, dated as of July 8 2005, between Leap Wireless International, Inc. and David B. Davis.
10	.11.11(28)#	Restricted Stock Award Grant Notice and Restricted Stock Award Agreement, dated as of July 8 2005, between Leap Wireless International, Inc. and Robert J. Irving, Jr.
10	.11.12(28)#	Restricted Stock Award Grant Notice and Restricted Stock Award Agreement, dated as of July 8 2005, between Leap Wireless International, Inc. and Leonard C. Stephens.
10	.11.13(14)#†	Restricted Stock Award Grant Notice and Restricted Stock Award Agreement, effective as of October 26 2005, between Leap Wireless International, Inc. and Albin F. Moschner.
10	.11.14(14)#†	Form of Restricted Stock Award Grant Notice and Restricted Stock Award Agreement (Five-Year Vesting) entered into on or after October 26, 2005.
10	.11.15(31)#	Form of Restricted Stock Award Grant Notice and Restricted Stock Award Agreement (Four-Year Time Based Vesting).
10	.11.16(27)#	Form of Deferred Stock Unit Award Grant Notice and Deferred Stock Unit Award Agreement.
10	.11.17(19)#	Form of Non-Employee Director Stock Option Grant Notice and Non-Qualified Stock Option Agreement.
10	.11.18(29)#	Form of Restricted Stock Award Grant Notice and Restricted Stock Award Agreement (for Non-Employee Directors).
10	.12(30)#	2006 Cricket Non-Sales Bonus Plan.
12	.1*	Computation of ratio of earnings to fixed charges for Registrant.
21	*	Subsidiaries of Leap Wireless International, Inc.
23	.1*	Consent of Independent Registered Public Accounting Firm.
23	.2*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

Exhibit
Number		Description

24	*	Powers of Attorney (included on the signature pages hereto).
25	.1*	Statement of Eligibility on Form T-1 of Wells Fargo Bank, N.A., as the Trustee under the Indenture.
99	.1*	Form of Letter of Transmittal.
99	.2*	Form of Notice of Guaranteed Delivery.
99	.3*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.
99	.4*	Form of Instructions from Beneficial Owners to Registered Holders and DTC Participants.
99	.5*	Form of Letter to Clients.
99	.6*	Form of Exchange Agent Agreement.

*	Filed herewith.

†	Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

#	Management contract or compensatory plan or arrangement in which one or more executive officers or directors participates.

(1)	Filed as an exhibit to Leap’s Current Report on Form 8-K/A, dated July 30, 2003, filed with the SEC on May 7, 2004, and incorporated herein by reference.

(2)	Filed as an exhibit to Leap’s Current Report on Form 8-K, dated July 30, 2003, filed with the SEC on August 11, 2003, and incorporated herein by reference.

(3)	Filed as an exhibit to Leap’s Current Report on Form 8-K, dated October 22, 2003, filed with the SEC on November 6, 2003, and incorporated herein by reference.

(4)	Filed as an exhibit to Leap’s Current Report on Form 8-K, dated August 16, 2004, filed with the SEC on August 20, 2004, and incorporated herein by reference.

(5)	Filed as an exhibit to Leap’s Registration Statement on Form S-1 (File No. 333-126246), as filed with the SEC on June 30, 2005, and incorporated herein by reference.

(6)	Filed as an exhibit to Leap’s Current Report on Form 8-K, dated October 18, 2006, filed with the SEC on October 24, 2006, and incorporated herein by reference.

(7)	Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, as filed with the SEC on November 14, 2000, and incorporated herein by reference.

(8)	Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002, as filed with the SEC on May 14, 2002, and incorporated herein by reference.

(9)	Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002, as filed with the SEC on November 13, 2002, and incorporated herein by reference.

(10)	Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003, as filed with the SEC on November 21, 2003, and incorporated herein by reference.

(11)	Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004, as filed with the SEC on May 17, 2004, and incorporated herein by reference.

(12)	Filed as an exhibit to Leap’s Current Report on Form 8-K, dated December 31, 2004, filed with the SEC on March 28, 2005, and incorporated herein by reference.

(13)	Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, as filed with the SEC on November 14, 2005, and incorporated herein by reference.

(14)	Filed as an exhibit to Leap’s Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the SEC on March 27, 2006, and incorporated herein by reference.

(15)	Filed as an exhibit to Leap’s Amendment No. 1 to Annual Report on Form 10-K/A for the year ended December 31, 2002, as filed with the SEC on April 16, 2003, and incorporated herein by reference.

(16)	Filed as an exhibit to Leap’s Current Report on Form 8-K, dated May 22, 2006, as filed with the SEC on August 1, 2006, and incorporated herein by reference.

(17)	Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006, as filed with the SEC on November 9, 2006, and incorporated herein by reference.

(18)	Filed as an exhibit to Leap’s Current Report on Form 8-K, dated June 16, 2006, as filed with the SEC on June 19, 2006, and incorporated herein by reference.

(19)	Filed as an exhibit to Leap’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the SEC on May 16, 2005, and incorporated herein by reference.

(20)	Filed as an exhibit to Leap’s Current Report on Form 8-K, dated January 9, 2006, filed with the SEC on January 12, 2006, and incorporated herein by reference.

(21)	Filed as an exhibit to Leap’s Current Report on Form 8-K, dated April 24, 2006, as filed with the SEC on April 27, 2006, and incorporated herein by reference.

(22)	Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006, as filed with the SEC on August 8, 2006, and incorporated herein by reference.

(23)	Filed as an exhibit to Leap’s Registration Statement on Form 10, as amended (File No. 0-29752), as filed with the SEC on September 14, 1998 and incorporated herein by reference.

(24)	Filed as an exhibit to Leap’s Current Report on Form 8-K, dated June 17, 2005, filed with the SEC on June 23, 2005, and incorporated herein by reference.

(25)	Filed as an exhibit to Leap’s Current Report on Form 8-K, dated as of January 16, 2006, filed with the SEC on January 19, 2006, and incorporated herein by reference.

(26)	Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005, as filed with the SEC on June 15, 2005, and incorporated herein by reference.

(27)	Filed as an exhibit to Leap’s Current Report on Form 8-K, dated January 5, 2005, filed with the SEC on January 11, 2005, and incorporated herein by reference.

(28)	Filed as an exhibit to Leap’s Current Report on Form 8-K, dated July 8, 2005, filed with the SEC on July 14, 2005, and incorporated herein by reference.

(29)	Filed as an exhibit to Leap’s Current Report on Form 8-K, dated May 18, 2006, as filed with the SEC on June 6, 2006, and incorporated herein by reference.

(30)	Filed as an exhibit to Leap’s Current Report on Form 8-K, dated July 25, 2006, as filed with the SEC on August 2, 2006, and incorporated herein by reference.

(31)	Filed as an exhibit to Leap’s Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC on March 1, 2007, and incorporated herein by reference.